Exhibit 10.1

Execution Version

Published CUSIP Number:

Revolving Credit CUSIP Number:

$80,000,000

CREDIT AGREEMENT

dated as of January 27, 2011,

by and among

APOGEE ENTERPRISES, INC.,

as Borrower,

the Lenders referred to herein,

as Lenders,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent,

Swingline Lender and Issuing Lender,

and

COMERICA BANK,

as Documentation Agent and Issuing Lender

WELLS FARGO SECURITIES, LLC,

as Sole Lead Arranger and Sole Bookrunner

i

EXHIBITS

Exhibit A-1	-	Form of Revolving Credit Note
Exhibit A-2	-	Form of Swingline Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Notice of Account Designation
Exhibit D	-	Form of Notice of Prepayment
Exhibit E	-	Form of Notice of Conversion/Continuation
Exhibit F	-	Form of Compliance Certificate
Exhibit G	-	Form of Assignment and Assumption

SCHEDULES

Schedule 1.1	-	Investment Policy
Schedule 1.2	-	Revolving Credit Commitments
Schedule 6.2	-	Subsidiaries
Schedule 6.6	-	Litigation; Labor Controversies
Schedule 6.15	-	Environmental
Schedule 8.2	-	Liens
Schedule 8.3	-	Indebtedness
Schedule 8.8	-	Affiliate Transactions

v

CREDIT AGREEMENT, dated as of January 27, 2011, by and among APOGEE ENTERPRISES, INC., a Minnesota corporation (the “Borrower”), the lenders party hereto from time to time (the “Lenders”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Administrative Agent for the Lenders.

STATEMENT OF PURPOSE

The Borrower has requested, and, subject to the terms and conditions hereof, the Administrative Agent and the Lenders have agreed, to extend certain credit facilities to the Borrower on the terms and conditions of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 Definitions. The following terms when used in this Agreement shall have the meanings assigned to them below:

“Act” shall mean the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended.

“Administrative Agent” shall mean Wells Fargo, in its capacity as Administrative Agent hereunder, and any successor thereto appointed pursuant to Section 10.6.

“Administrative Agent’s Office” shall mean, the office of the Administrative Agent specified in or determined in accordance with the provisions of Section 11.1(c).

“Administrative Questionnaire” shall mean an administrative questionnaire in a form supplied by the Administrative Agent.

“Adjusted Leverage Ratio” shall mean, at any date of determination, the ratio of (i) (A) Funded Debt of the Borrower and its Subsidiaries, less (B) the amount of the unrestricted domestic cash balances and Cash Equivalents and Short Term Investments held by the Borrower and its Domestic Subsidiaries and up to $2,000,000 of unrestricted foreign cash balances and Cash Equivalents and Short Term Investments held by the Borrower and its Subsidiaries, to the extent in excess of $15,000,000 in the aggregate for all such Persons (but no more than $25,000,000 of Indebtedness of the Borrower (and no Indebtedness consisting of Revolving Credit Outstandings) may be offset pursuant to this clause (B)), to (ii) EBITDA for the period of four fiscal quarters ending on such date; provided, that (x) the foreign cash balances and Cash Equivalents and Short Term Investments may only be applied as an offset against Indebtedness of Foreign Subsidiaries and (y) any cash held to secure Indebtedness in respect of any letter of credit set forth on Schedule 8.3 or incurred pursuant to Section 8.3(g), to the extent such letter of credit supports industrial revenue bond obligations owing by the Borrower or any of its Domestic Subsidiaries, shall be treated as unrestricted for purposes of this definition.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling (including, but not limited to, all directors and officers of such Person), controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power (i) to vote 15% or more of the securities having ordinary voting power for the election of directors (or equivalent governing body) of such Person or (ii) to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that none of the Administrative Agent, any Lender or any of their respective Affiliates shall be considered an Affiliate of the Borrower or any Subsidiary thereof by reason of its acting in its capacities as such.

“Agreement” shall mean this Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Applicable Law” shall mean all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.

“Applicable Margin” shall mean the per annum rate determined as set forth below based on the Adjusted Leverage Ratio as set forth below:

Pricing Level	Adjusted Leverage Ratio	LIBOR +	Base Rate +	Commitment Fee
I	Less than 0.50 to 1.00	2.25%	1.25%	0.35%
II	Greater than or equal to 0.50 to 1.00 but less than 1.00 to 1.00	2.375%	1.375%	0.40%
III	Greater than or equal to 1.00 to 1.00 but less than 1.50 to 1.00	2.50%	1.50%	0.45%
IV	Greater than or equal to 1.50 to 1.00 but less than 2.00 to 1.00	2.75%	1.75%	0.50%
V	Greater than or equal to 2.00 to 1.00	3.00%	2.00%	0.60%

The Applicable Margin shall be determined and adjusted quarterly on the date (each a “Calculation Date”) three (3) Business Days after the day by which the Borrower is required to provide an Compliance Certificate pursuant to Section 7.1 for the most recently ended fiscal quarter of the Borrower; provided that (a) the Applicable Margin shall be based on the greater of Pricing Level II and the Pricing Level determined by reference to the Adjusted Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Borrower preceding the applicable Calculation Date, until the first Calculation Date occurring after the first fiscal quarter of Fiscal Year 2012 and thereafter the Pricing Level shall be determined by reference to the Adjusted Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Borrower preceding the applicable Calculation Date, and (b) if the Borrower fails to provide the Compliance Certificate as required by Section 7.1 for the most recently ended fiscal quarter of the Borrower preceding the applicable Calculation Date, the Applicable Margin from such Calculation Date shall be based on Pricing Level V until such time as an appropriate Compliance Certificate is provided, at which time the Pricing Level shall be determined by reference to the Adjusted Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Borrower preceding such Calculation Date. The Applicable Margin shall be effective from one Calculation Date until the next Calculation Date. Any adjustment in the Applicable Margin shall be applicable to all Extensions of Credit then existing or subsequently made or issued.

Notwithstanding the foregoing, in the event that any financial statement or Compliance Certificate delivered pursuant to Section 7.1 is shown to be inaccurate (regardless of whether (i) this Agreement is in effect, (ii) the Commitments are in effect, or (iii) any extension of credit is outstanding when such inaccuracy is discovered or such financial statement or Compliance Certificate was delivered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (x) the Borrower shall immediately deliver to the Administrative Agent a corrected Compliance Certificate for such Applicable Period, (y) the Applicable Margin for such Applicable Period shall be determined as if the Adjusted Leverage Ratio in the corrected Compliance Certificate were applicable for such Applicable Period, and (z) the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent the accrued additional interest and fees owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 4.4. Nothing in this paragraph shall limit the rights of the Administrative Agent and Lenders with respect to Sections 4.1(c) and 9.2 nor any of their other rights under this Agreement. The Borrower’s obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.

“Approved Fund” shall mean any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 11.9), and accepted by the Administrative Agent, in substantially the form attached as Exhibit G or any other form approved by the Administrative Agent.

“Base Rate” shall mean, at any time, the highest of (i) the Prime Rate, (ii) the Federal Funds Rate plus 0.50% and (iii) except during any period of time during which a notice delivered to the Borrower under Section 4.8 shall remain in effect, LIBOR plus 1.00%; each change in the

Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the Federal Funds Rate or LIBOR.

“Base Rate Loan” shall mean any Loan bearing interest at a rate based upon the Base Rate as provided in Section 4.1(a).

“Borrower” has the meaning assigned thereto in the introductory paragraph hereto.

“Business Day” shall mean (i) for all purposes other than as covered by clause (ii) below, any day except Saturday, Sunday and any day which shall be in New York, New York or Charlotte, North Carolina a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on or with respect to, any LIBOR Rate Loan, any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market and which shall not be a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close in London or New York, New York.

“Capital Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities, and including that portion of Capital Lease Obligations that is capitalized on the Consolidated balance sheet of the Borrower and its Subsidiaries) by the Borrower and its Subsidiaries during such period that are included in the property, plant or equipment reflected in the Consolidated balance sheet of the Borrower and its Subsidiaries.

“Capital Lease” shall mean, as applied to any Person, any lease of any Property by that Person as lessee which, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

“Capital Lease Obligation” shall mean, with respect to any Person, the obligation of such Person to pay rent or other amounts under any lease with respect to any property (whether real, personal or mixed) acquired or leased by such Person that is required to be accounted for as a liability on a Consolidated balance sheet of such Person.

“Capital Stock” shall mean (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests, (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person and (f) any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents and Short Term Investments” shall mean any Investments made in accordance with the Borrower’s Investment Policy dated as of March 29, 2010, as set forth in Schedule 1.1, other than securities with a maturity date in excess of 365 days from the date of issuance.

“Cash Management Agreement” shall mean any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” shall mean any Person that, at the time it enters into a Cash Management Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Cash Management Agreement.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (iii) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided however, that for purposes of this Agreement, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives in connection therewith shall be deemed to have gone into effect and been adopted thirty days after the date of this Agreement.

“Closing Date” shall mean the date of this Agreement or such later Business Day upon which each condition described in Section 5.1 shall be satisfied or waived in all respects in a manner acceptable to the Administrative Agent, in its sole discretion.

“Code” shall mean the Internal Revenue Code of 1986, and the rules and regulations thereunder, each as amended or modified from time to time.

“Collateral” shall mean the collateral security for the Secured Obligations pledged or granted pursuant to the Security Documents.

“Collateral Agreement” shall mean the collateral agreement of even date herewith executed by the Credit Parties in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, as amended, restated, supplemented or otherwise modified from time to time.

“Commitment Fee” has the meaning assigned thereto in Section 4.3(a).

“Compliance Certificate” means a certificate of the chief financial officer or the treasurer of the Borrower substantially in the form attached as Exhibit F.

“Consolidated” shall mean, when used with reference to financial statements or financial statement items of any Person, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.

“Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its Property is bound.

“Credit Parties” shall mean, collectively, the Borrower and the Subsidiary Guarantors.

“Default” shall mean any of the events specified in Article IX which with the passage of time, the giving of notice or any other condition, would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender that (i) has failed to fund any portion of the Revolving Credit Loans, participations in L/C Obligations or participations in Swingline Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (ii) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless such amount is the subject of a good faith dispute, (iii) has notified the Borrower, the Administrative Agent or any other Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply or has failed to comply with its funding obligations under this Agreement or under other agreements in which it commits or is obligated to extend credit, or (iv) has become or is insolvent or has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Disputes” shall mean any dispute, claim or controversy arising out of, connected with or relating to this Agreement or any other Loan Document, between or among parties hereto and to the other Loan Documents.

“Dollars” or “$” shall mean, unless otherwise qualified, dollars in lawful currency of the United States.

“Domestic Subsidiary” shall mean, as to any Person, any Subsidiary of such Person incorporated or organized in the United States or any State or territory thereof.

“EBITDA” shall mean, for any period, the Consolidated net income of the Borrower for such period, before subtracting Consolidated income taxes, Interest Expense, depreciation, and amortization (including, without limitation, amortization associated with goodwill, deferred debt expenses, restricted stock and option costs and non-competition agreements) of the Borrower for such period, and also including, without duplication, the Borrower’s (or any Subsidiary’s) share of the net income, before subtracting income taxes, interest expense, depreciation, and amortization, from any unconsolidated joint venture investments, but only to the extent that such amount has been paid in cash to the Borrower or such Subsidiary; provided, that (i) income, expenses and charges relating to discontinued operations (whether resulting in a net positive or a net negative) shall be excluded from EBITDA, (ii) EBITDA shall be adjusted pro forma for any acquisitions or divestitures by the Borrower or its Subsidiaries by adding or subtracting, as the case may be, for the entire period for which EBITDA is being calculated, the EBITDA calculated in accordance with this definition which is attributable to any acquired or divested business, provided, that any pro forma adjustments to the EBITDA of acquired entities shall be reasonably acceptable to the Administrative Agent, and (iii) EBITDA will exclude extraordinary non-cash charges, to the extent such charges are less than $15,000,000 in any 12-month period and are less than $30,000,000 in the aggregate between the Closing Date and the Maturity Date, but any amounts over such limitations in the relevant periods shall be included in EBITDA.

“Environmental Claim” shall mean any claim, demand, notice of violation, suit, administrative or judicial proceeding, regulatory action, investigation, information request, decree or order involving any Hazardous Substance, Environmental Law, workplace safety, noise or odor pollution or any injury or threat of injury to human health, property or the environment.

“Environmental Law” shall mean any federal, state, local or foreign law, regulation, order, decree or legal requirement of a Governmental Authority relating to (i) the handling, use, presence, disposal or release of any Hazardous Substance or (ii) the protection, preservation or restoration of the environment, natural resources or human health or workplace safety.

“Environmental Permit” shall mean any license, permit, certificate or authorization required by Environmental Laws for the Borrower or any of its Subsidiaries to own or operate its business as conducted as of the Closing Date.

“Equity Interests” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interest in (however designated) equity of such Person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“ERISA Group” shall mean the Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code or are considered to be one employer under Section 4001 of ERISA.

“Eurodollar Reserve Percentage” shall mean, for any day, the percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) which is in effect for such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any basic, supplemental or emergency reserves) in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

“Event of Default” shall mean any of the events specified in Article IX.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, any Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (i) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (ii) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located, (iii) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 4.12(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 4.11(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 4.12(a), and (iv) any Taxes imposed on any “withholdable payment” payable to such recipient as a result of the failure of such recipient to satisfy the applicable requirements as set forth in FATCA after December 31, 2012

“Existing Credit Agreement” shall mean that certain Credit Agreement dated as of May 4, 2005 (as amended, restated, supplemented or otherwise modified from time to time prior to the date thereof) by and among the Borrower, various financial institutions party thereto and JPMorgan Chase Bank, N.A, as administrative agent.

“Extensions of Credit” shall mean, as to any Lender at any time, (i) an amount equal to the sum of (A) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding, (B) such Lender’s Revolving Credit Commitment Percentage of the L/C Obligations then outstanding, and (C) such Lender’s Revolving Credit Commitment Percentage of the Swingline Loans then outstanding or (ii) the making of any Loan or participation in any Letter of Credit by such Lender, as the context requires.

“Fair Market Value” shall mean, with respect to any assets or Property (other than cash), the price that could be negotiated in an arm’s-length free market transaction for cash, between a willing seller and a willing buyer, neither of whom is under pressure or compulsion to complete the transaction. Unless otherwise specified, (i) in the case of assets or Property with a net book value on the books of the Borrower or any Subsidiary at the date of determination of less than $15,000,000, Fair Market Value shall be determined by the chief financial officer or treasurer of the Borrower acting in good faith and such determination shall be evidenced by a certificate of the officer making such determination, (ii) in the case of assets or Property with a net book value on the books of the Borrower or any Subsidiary at the date of determination of greater than or equal to $15,000,000, but less than $30,000,000, Fair Market Value shall be determined by the Board of Directors of the Borrower acting in good faith and shall be evidenced by a certified resolution of the Board of Directors of the Borrower, and (iii) in the case of assets or Property with a net book value on the books of the Borrower or its Subsidiaries at the date of determination of greater than or equal to $30,000,000, Fair Market Value shall be determined by an investment banking firm, accounting firm or appraisal firm of national recognition that is not an Affiliate of the Borrower or any of its Subsidiaries, which firm shall evidence its determination by a written opinion setting forth the Fair Market Value.

“FATCA” means Sections 1471 through 1474 of the Code and any regulation thereunder or official interpretations thereof.

“Federal Funds Rate” shall mean, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal

Reserve System arranged by federal funds brokers on such day (or, if such day is not a Business Day, for the immediately preceding Business Day), as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if such rate is not so published for any day which is a Business Day, the average of the quotation for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

“Fee Letter” shall mean, the fee letter agreement dated November 8, 2010 among the Borrower, the Lead Arranger and the Administrative Agent, as applicable.

“Financial Covenants” shall mean, collectively, the covenants of the Borrower contained in Section 8.11.

“Fiscal Quarter” shall mean for any Fiscal Year of the Borrower and its Subsidiaries, the fiscal quarters ending on each of May 31, August 31, November 30 and the last day of such Fiscal Year.

“Fiscal Year” shall mean the Fiscal Year of the Borrower ending on the Saturday closest to February 28 of each calendar year. For purposes of this Agreement, any particular Fiscal Year shall be designated by reference to the calendar year in which such Fiscal Year ends (e.g., Fiscal Year 2010 shall be the Fiscal Year of the Borrower ended February 27, 2010).

“Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.

“Fronting Exposure” shall mean, at any time there is a Defaulting Lender, (i) with respect to any Issuing Lender, such Defaulting Lender’s Revolving Credit Commitment Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or cash collateral or other credit support acceptable to such Issuing Lender shall have been provided in accordance with the terms hereof and (ii) with respect to the Swingline Lender, such Defaulting Lender’s Revolving Credit Commitment Percentage of Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders, repaid by the Borrower or for which cash collateral or other credit support acceptable to the Swingline Lender shall have been provided in accordance with the terms hereof.

“Fund” shall mean any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Debt” shall mean, for any Person, all Indebtedness of such Person other than (a) any surety bond or any other obligations of like nature, including, without limitation, letters of credit serving the same function as a surety bond, provided, that such surety bond or other obligation has been provided to such Person in the ordinary course of such Person’s business, and provided further, that if there has been a demand or drawing made under any such surety bond or other obligation, then such surety bond or other obligation shall be included as Funded Debt of such Person in an amount equal to the unreimbursed amount of such demand or the unreimbursed amount of such drawing, and (b) any trade payable incurred in the ordinary course of such Person’s business so long as no note or similar instrument has been executed by such Person in connection with such trade payable.

“GAAP” shall mean generally accepted accounting principles, as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entities as may be approved by a significant segment of the accounting profession of the United States of America.

“Governmental Authority” shall mean any federal (including the federal governments of the United States and Canada), national, provincial, state or local government (and any political subdivision thereof), and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guaranty” shall mean, with respect to any Person, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (ii) to purchase property, securities or services for the purpose of assuring the holder of such Indebtedness of the payment of such Indebtedness or (iii) to maintain working capital, equity capital or the financial condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness. The terms “Guaranteed”, “Guaranteeing” and “Guarantor” shall have corresponding meanings.

“Hazardous Substance” shall mean any substance, in any concentration or mixture, that is (i) listed, classified or regulated pursuant to any Environmental Law, (ii) any petroleum product, by-product or derivative, asbestos containing material, polychlorinated biphenyls, radioactive material or radon or (iii) any waste regulated by any Environmental Law.

“Increased Amount Date” has the meaning assigned thereto in Section 4.13.

“Incremental Lender” has the meaning assigned thereto in Section 4.13.

“Incremental Loan Commitments” has the meaning assigned thereto in Section 4.13.

“Incremental Loans” has the meaning assigned thereto in Section 4.13.

“Indebtedness” shall mean, with respect to any Person, as determined on a Consolidated basis, (i) all obligations of such Person for borrowed money or for the deferred purchase price of property or services (including all obligations, contingent or otherwise, of such Person in connection with letters of credit, bankers’ acceptances, Interest Rate Protection Agreements (with the valuation thereof determined in accordance with GAAP) or other similar instruments, including currency swaps) other than indebtedness to trade creditors and service providers incurred in the ordinary course of business and payable on usual and customary terms, (ii) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments, (iii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the remedies available to the seller or lender under such agreement are limited to repossession or sale of such property), (iv) all Capital Lease Obligations of such Person, (v) all obligations of the types described in clauses (i), (ii), (iii) or (iv) above secured by (or for which the obligee has an existing right, contingent or otherwise, to be secured by) any Lien upon or in any property (including accounts, contract rights and other intangibles) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, (vi) all preferred stock issued by such Person which is redeemable prior to full satisfaction of the Borrower’s obligations under the Loan Documents (including repayment in full of the Loans and all interest accrued thereon), other than at the option of such Person, valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (vii) all Indebtedness of others Guaranteed by such Person and (viii) all Indebtedness of any partnership of which such Person is a general partner.

“Indemnified Taxes” shall mean Taxes and Other Taxes other than Excluded Taxes.

“Interest Expense” shall mean, for any period, the sum of all interest charges of the Borrower and its Subsidiaries for such period determined on a Consolidated basis, including all Commitment Fees, letter of credit fees and related charges.

“Interest Period” has the meaning assigned thereto in Section 4.1(b).

“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement or similar hedging arrangement used by a Person to fix or cap a floating rate of interest on Indebtedness to a negotiated maximum rate or amount.

“Investment” shall have the meaning provided in the preamble to Section 8.4.

“ISP98” shall mean the International Standby Practices (1998 Revision, effective January 1, 1999), International Chamber of Commerce Publication No. 590.

“Issuing Lenders” shall mean, with respect to Letters of Credit issued hereunder on or after the Closing Date, each of Wells Fargo and Comerica Bank, in its capacity as issuer thereof, or any successor thereto.

“Joinder Agreement” shall mean a joinder agreement in form and substance reasonably acceptable to the Administrative Agent.

“L/C Commitment” shall mean the lesser of (i) $50,000,000 and (ii) the Revolving Credit Commitments of all the Lenders.

“L/C Obligations” shall mean at any time, an amount equal to the sum of (i) the aggregate undrawn and unexpired amount of the then outstanding Letters of Credit and (ii) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to Section 3.5.

“L/C Participants” shall mean the collective reference to all the Lenders other than the applicable Issuing Lender.

“Lead Arranger” shall mean Wells Fargo Securities, LLC in its capacity as sole lead arranger and sole bookrunner.

“Leasehold” shall mean, with respect to any Person, all of the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

“Lender” has the meaning assigned thereto in the introductory paragraph hereof.

“Lending Office” shall mean, with respect to any Lender, the office of such Lender maintaining such Lender’s Extensions of Credit.

“Letter of Credit Application” shall mean an application, in the form specified by the applicable Issuing Lender from time to time, requesting such Issuing Lender to issue a Letter of Credit.

“Letters of Credit” shall mean the collective reference to letters of credit issued pursuant to Section 3.1.

“LIBOR” shall mean,

(i) for any interest rate calculation with respect to a LIBOR Rate Loan the rate of interest per annum determined on the basis of the rate for deposits in Dollars for a period equal to the applicable Interest Period which appears on Reuters Screen LIBOR01 Page (or any successor page, and if such page or successor page is not available, then on another publicly available service selected by the Administrative Agent) at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period (rounded upward, if necessary, to the nearest 1/100th of 1%). If, for any reason, such rate does not appear on Reuters Screen LIBOR01 Page (or such successor or substitute page), then “LIBOR” shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars in minimum amounts of at least $5,000,000 would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period; and

(ii) for any interest rate calculation with respect to a Base Rate Loan, the rate of interest per annum determined on the basis of the rate for deposits in

Dollars in minimum amounts of at least $5,000,000 for a period equal to one month (commencing on the date of determination of such interest rate) which appears on the Reuters Screen LIBOR01 Page (or any successor or substitute page as set forth above) at approximately 11:00 a.m. (London time) on such date of determination, or, if such date is not a Business Day, then the immediately preceding Business Day (rounded upward, if necessary, to the nearest 1/100th of 1%). If, for any reason, such rate does not appear on Reuters Screen LIBOR01 Page (or any such successor or substitute page) then “LIBOR” for such Base Rate Loan shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars in minimum amounts of at least $5,000,000 would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) on such date of determination for a period equal to one month commencing on such date of determination.

Each calculation by the Administrative Agent of LIBOR shall be conclusive and binding for all purposes, absent manifest error.

“LIBOR Rate” shall mean a rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by the Administrative Agent pursuant to the following formula:

LIBOR Rate =	LIBOR
1.00-Eurodollar Reserve Percentage

“LIBOR Rate Loan” shall mean any Loan (other than a Base Rate Loan) bearing interest at a rate based upon the LIBOR Rate as provided in Section 4.1(a).

“Lien” shall mean, with respect to any asset of a Person, (i) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (ii) the interest of a vendor or lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset, and (iii) in the case of securities, any purchase option, call or similar right of any other Person with respect to such securities.

“Like-Kind Exchange” shall mean a transaction that qualifies for non-recognition treatment as a like-kind exchange pursuant to Section 1031 of the Code and the regulations promulgated thereunder, provided that (i) the Fair Market Value of the assets or Properties received must be equal to or greater than the Fair Market Value of the assets or Properties transferred and (ii) no single Like-Kind Exchange transaction may transfer assets or Properties with a Fair Market Value greater than $25,000,000; provided, further, that the appropriate certification of the “Fair Market Value of assets or Properties received” required under the second sentence of the definition of Fair Market Value shall be made using the book value to be recorded on the books of the Borrower or applicable Subsidiary after the completion of the transaction.

“Loan Documents” shall mean, collectively, this Agreement, each Note, the Letter of Credit Applications, the Security Documents and each other document, instrument, certificate and agreement executed and delivered by the Credit Parties or any of their respective Subsidiaries in favor of or provided to the Administrative Agent or any Secured Party in connection with this Agreement or otherwise referred to herein or contemplated hereby (excluding any Secured Hedge Agreement and any Secured Cash Management Agreement), all as may be amended, restated, supplemented or otherwise modified from time to time.

“Loans” shall mean the collective reference to the Revolving Credit Loans and the Swingline Loans, and “Loan” shall mean any of such Loans.

“Margin Regulations” shall mean, collectively, Regulations T, U and X of the Federal Reserve Board.

“Material Adverse Effect” shall mean (i) any material and adverse effect on the consolidated business, properties, condition (financial or otherwise) or operations, present or prospective, of the Borrower and its Subsidiaries, (ii) any material and adverse effect on the ability of the Borrower or the Borrower and its Subsidiaries taken as a whole to timely perform any of its or their material obligations, or of the Lenders to exercise any remedy under any Loan Document or (iii) any adverse effect on the legality, validity, binding nature or enforceability of any Loan Document.

“Maturity Date” shall mean the earliest to occur of (i) January 27, 2014, (ii) the date of termination of the entire Revolving Credit Commitment by the Borrower pursuant to Section 2.5, or (iii) the date of termination of the Revolving Credit Commitment pursuant to Section 9.2(a).

“Moody’s” shall mean Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, to which any member of the ERISA Group is making or accruing an obligation to make contributions or has within the preceding five plan years made or accrued contributions.

“Net Worth” shall mean, as of any date of determination, the total Consolidated stockholders’ equity (determined without duplication) of the Borrower and its Subsidiaries at such date.

“Non-Consenting Lender” shall mean any Lender that has not consented to any proposed amendment, modification, waiver or termination of any Loan Document which, pursuant to Section 11.2, requires the consent of all Lenders or all affected Lenders and with respect to which the Required Lenders shall have granted their consent.

“Notes” shall mean the collective reference to the Revolving Credit Notes and the Swingline Note.

“Notice of Account Designation” has the meaning assigned thereto in Section 2.3(b).

“Notice of Borrowing” has the meaning assigned thereto in Section 2.3(a).

“Notice of Conversion/Continuation” has the meaning assigned thereto in Section 4.2.

“Notice of Prepayment” has the meaning assigned thereto in Section 2.4(c).

“Obligations” shall mean, in each case, whether now in existence or hereafter arising: (i) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Loans, (ii) the L/C Obligations and (iii) all other fees and commissions (including attorneys’ fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Credit Parties to the Lenders or the Administrative Agent under any Loan Document of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, liquidated or unliquidated, and whether or not evidenced by any note.

“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Other Hedge Agreements” shall mean any foreign exchange contracts, currency swap agreements, commodity hedging agreements or other similar agreements or arrangements designed to protect against fluctuations in currency values or the prices of commodities used in the business of the Borrower and its Subsidiaries.

“Other Taxes” shall mean all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant” has the meaning assigned thereto in Section 11.9(d).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Pension Plan” shall mean a Plan that (i) is an employee pension benefit plan, as defined in Section 3(3) of ERISA (other than a Multiemployer Plan) and (ii) is subject to the provisions of Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Liens” shall have the meaning provided in Section 8.2.

“Person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Plan” shall mean an employee benefit plan as defined in Section 3(3) of ERISA (other than a Multiemployer Plan) which is maintained or contributed to by the Borrower or any member of the ERISA Group or, with respect to a Pension Plan, has within the preceding five years been maintained or contributed to by the Borrower or any member of the ERISA Group.

“Prime Rate” shall mean, at any time, the rate of interest per annum publicly announced from time to time by Wells Fargo as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by Wells Fargo as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Projections” shall have the meaning provided in Section 5.1(e)(iii).

“Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, whether now owned or hereafter acquired.

“Real Property” of any Person shall mean all of the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

“Register” has the meaning assigned thereto in Section 11.9(c).

“Reimbursement Obligation” shall mean the obligation of the Borrower to reimburse the Issuing Lenders pursuant to Section 3.5 for amounts drawn under Letters of Credit.

“Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release” shall have the meaning set forth in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”) (42 U.S.C. Section 9601 et seq.).

“Required Lenders” shall mean, at any date, any combination of Lenders holding more than fifty percent (50%) of the sum of the aggregate amount of the Revolving Credit Commitment or, if the Revolving Credit Commitment has been terminated, any combination of Lenders holding more than fifty percent (50%) of the aggregate Extensions of Credit; provided that the Revolving Credit Commitment of, and the portion of the Extensions of Credit, as applicable, held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” shall mean the chief executive officer, president, chief financial officer, treasurer or any senior vice president or executive vice president of the Borrower. Any document delivered hereunder or under any other Loan Document that is signed by a Responsible Officer of a Person shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person.

“Revaluation Date” shall mean, with respect to any Letter of Credit, each of the following: (A) each date of an amendment of such Letter of Credit having the effect of increasing the amount thereof, (B) the last Business Day of each calendar quarter and (C) such additional dates as the Administrative Agent or the applicable Issuing Lender shall determine or the Required Lenders shall require.

“Revolving Credit Commitment” shall mean (i) as to any Lender, the obligation of such Lender to make Revolving Credit Loans in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such Lender’s name in Schedule 1.2, as such amount may be modified at any time or from time to time pursuant to the terms hereof (including, without limitation, Section 4.13) and (ii) as to all Lenders, the aggregate commitment of all Lenders to make Revolving Credit Loans, as such amount may be modified at any time or from time to time pursuant to the terms hereof (including, without limitation, Section 4.13). The Revolving Credit Commitment of all the Lenders on the Closing Date shall be $80,000,000.

“Revolving Credit Commitment Percentage” shall mean, as to any Lender at any time, the ratio of (i) the amount of the Revolving Credit Commitment of such Lender to (ii) the Revolving Credit Commitment of all the Lenders.

“Revolving Credit Facility” shall mean the revolving credit facility established pursuant to Article II (including any increase in such revolving credit facility in connection with any incremental revolving credit facilities established pursuant to Section 4.13).

“Revolving Credit Loan” shall mean any revolving loan made to the Borrower pursuant to Section 2.1 (including any Incremental Loan), and all such revolving loans collectively as the context requires.

“Revolving Credit Note” shall mean a promissory note made by the the Borrower in favor of a Lender evidencing the Revolving Credit Loans made by such Lender, substantially in the form attached as Exhibit A-1, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Revolving Credit Outstandings” shall mean the sum of (a) with respect to Revolving Credit Loans and Swingline Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Credit Loans and Swingline Loans, as the case may be, occurring on such date; plus (b) with respect to any L/C Obligations on any date, the aggregate outstanding amount thereof on such date after giving effect to any Extensions of Credit occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sanctioned Entity” shall mean (a) an agency of the government of, (b) an organization directly or indirectly controlled by, or (c) a person resident in, a country that is subject to a sanctions program identified on the list maintained by OFAC and available at

http://www.treas.gov/offices/enforcement/ofac/programs, or as otherwise published from time to time as such program may be applicable to such agency, organization or person.

“Sanctioned Person” shall mean a person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdn/index.html, or as otherwise published from time to time.

“SEC” shall mean the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” shall mean any Cash Management Agreement that is entered into by and between any Credit Party and any Cash Management Bank.

“Secured Cash Management Obligations” shall mean all existing or future payment and other obligations owing by the Borrower or any of its Subsidiaries under any Secured Cash Management Agreement.

“Secured Hedge Agreement” shall mean any Interest Rate Protection Agreement or Other Hedge Agreement entered into by the Borrower or any of its Subsidiaries and any Lender or any Affiliate thereof at the time such agreement was entered into, as counterparty. For the avoidance of doubt, (i) all Interest Rate Protection Agreements and Other Hedge Agreements provided by the Administrative Agent or any of its Affiliates and (ii) all Interest Rate Protection Agreements and Other Hedge Agreements in existence on the Closing Date between the Borrower or any of its Subsidiaries and any Lender or Affiliates thereof, shall constitute Secured Hedge Agreements.

“Secured Hedge Obligations” shall mean all existing or future payment and other obligations owing by the Borrower or any of its Subsidiaries under any Secured Hedge Agreement.

“Secured Obligations” shall mean, collectively, (a) the Obligations, (b) all Secured Hedge Obligations, and (c) all Secured Cash Management Obligations.

“Secured Parties” shall mean collectively, the Lenders, the Administrative Agent, the Swingline Lender, any Issuing Lender, any counterparty to a Secured Hedge Agreement, any counterparty to a Secured Cash Management Agreement, any other holder from time to time of any of the Obligations and, in each case, their respective successors and permitted assigns.

“Security Documents” shall mean the collective reference to the Collateral Agreement, the Subsidiary Guaranty Agreement, and each other agreement or writing pursuant to which any Credit Party purports to pledge or grant a security interest in any Property or assets securing the Obligations or any such Person purports to guaranty the payment and/or performance of the Obligations, in each case, as amended, restated, supplemented or otherwise modified from time to time.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Obligations” shall mean, collectively, (a) all Secured Hedge Obligations and (b) all Obligations owing by the Borrower or any of its Subsidiaries under any Secured Cash Management Agreement.

“Subsidiary” shall mean, with respect to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through one or more Subsidiaries of such Person and (ii) any partnership, association, limited liability company, joint venture or other entity or organizational form (other than a corporation) in which such Person directly or indirectly through one or more Subsidiaries of such Person, has more than a 50% Equity Interest at the time. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of the Borrower

“Subsidiary Guarantor” shall mean each Subsidiary of the Borrower which has executed and delivered the Subsidiary Guaranty Agreement, unless and until such time as the respective Subsidiary is released from all of its obligations under the Subsidiary Guaranty Agreement in accordance with the terms and provisions thereof.

“Subsidiary Guaranty Agreement” shall mean the unconditional guaranty agreement of even date herewith executed by the Subsidiary Guarantors in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, as amended, restated, supplemented or otherwise modified from time to time.

“Swingline Commitment” shall mean the lesser of (i) $10,000,000 and (ii) the Revolving Credit Commitment.

“Swingline Lender” shall mean Wells Fargo in its capacity as swingline lender hereunder or any successor thereto.

“Swingline Loan” shall mean any swingline loan made by the Swingline Lender to the Borrower pursuant to Section 2.2, and all such swingline loans collectively as the context requires.

“Swingline Note” shall mean a promissory note made by the Borrower in favor of the Swingline Lender evidencing the Swingline Loans made by the Swingline Lender, substantially in the form attached as Exhibit A-2, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Transaction” shall mean, collectively, (i) the refinancing of the Indebtedness under the Existing Credit Agreement, (ii) the entering into of the Loan Documents and the incurrence of all Loans and the issuance of all Letters of Credit on the Closing Date and (iii) the payment of fees and expenses in connection with the foregoing.

“Uniform Customs” shall mean the Uniform Customs and Practice for Documentary Credits (2006 Revision), effective July 1, 2007, International Chamber of Commerce Publication No. 600.

“U.S.” or “United States” shall mean the United States of America.

“Wells Fargo” shall mean Wells Fargo Bank, National Association, a national banking association, and its successors.

“Wholly Owned Subsidiary” shall mean, at any time and with respect to any Person, a Subsidiary, all the shares of stock of all classes of which (other than directors’ qualifying shares) or other ownership interests at the time are owned directly or indirectly by such Person and/or one or more other Wholly Owned Subsidiaries of such Person.

SECTION 1.2 Other Definitions and Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document: (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (c) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (d) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (e) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Articles, Sections, Schedules and Exhibits shall be construed to refer to Articles and Sections of, and Schedules and Exhibits to, this Agreement, (h) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (i) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form, (j) in the computation of periods of time from a specified date to a later specified date, the word “from” shall mean “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” shall mean “to and including” and (k) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

SECTION 1.3 Accounting Terms.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP, applied on a consistent basis, as in effect from time to time and in a manner consistent with that used in preparing the audited financial statements described in Section 6.8(a), except as otherwise specifically prescribed herein; provided, that if at any time a change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided, further, that until so amended (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding the foregoing, all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under the Statement of Financial Accounting Standards No. 159 (or any similar accounting principle) permitting a Person to value its financial liabilities or Indebtedness at the fair value thereof.

(b) The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Borrower to the Lenders).

SECTION 1.4 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio or percentage is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.5 References to Agreement and Laws. Unless otherwise expressly provided herein, (a) references to formation documents, governing documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Applicable Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.

SECTION 1.6 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

SECTION 1.7 Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Letter of Credit Application therefor (at the time specified therefor in such applicable Letter of Credit or Letter of Credit Application and as such amount may be reduced by (a) any permanent reduction of such Letter of Credit or (b) any amount which is drawn, reimbursed and no longer available under such Letter of Credit).

ARTICLE II

REVOLVING CREDIT FACILITY

SECTION 2.1 Revolving Credit Loans. Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties set forth herein, each Lender severally agrees to make Revolving Credit Loans to the Borrower from time to time from the Closing Date through, but not including, the Maturity Date as requested by the Borrower, in accordance with the terms of Section 2.3; provided, that (a) the Revolving Credit Outstandings shall not exceed the Revolving Credit Commitment, and (b) the aggregate principal amount of outstanding Revolving Credit Loans from any Lender plus such Lender’s Revolving Credit Commitment Percentage of outstanding L/C Obligations and outstanding Swingline Loans shall not at any time exceed such Lender’s Revolving Credit Commitment. Each Revolving Credit Loan by a Lender shall be in a principal amount equal to such Lender’s Revolving Credit Commitment Percentage of the aggregate principal amount of Revolving Credit Loans requested on such occasion. Subject to the terms and conditions hereof, the Borrower may borrow, repay and reborrow Revolving Credit Loans hereunder until the Maturity Date.

SECTION 2.2 Swingline Loans.

(a) Availability. Subject to the terms and conditions of this Agreement, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time from the Closing Date through, but not including, the Maturity Date at its sole discretion; provided, that after giving effect to any amount requested, (a) the Revolving Credit Outstandings shall not exceed the Revolving Credit Commitment and (b) the aggregate principal amount of all outstanding Swingline Loans shall not exceed the lesser of (i) the Revolving Credit Commitment less the sum of all outstanding Revolving Credit Loans and the L/C Obligations and (ii) the Swingline Commitment. Subject to the terms and conditions hereof, the Borrower may borrow, repay and reborrow Swingline Loans hereunder until the Maturity Date.

(b) Refunding.

(i) Swingline Loans shall be refunded by the Lenders on demand by the Swingline Lender. Such refundings shall be made by the Lenders in accordance with their respective Revolving Credit Commitment Percentages and shall thereafter be reflected as Revolving Credit Loans of the Lenders on the books and records of the Administrative Agent. Each Lender shall fund its respective Revolving Credit Commitment Percentage of Revolving Credit Loans as required to repay Swingline Loans outstanding to the Swingline Lender upon demand by the Swingline Lender but in no event later than 1:00 p.m. on the next succeeding Business Day after such demand is made. No Lender’s obligation to fund its respective Revolving Credit Commitment Percentage of a Swingline Loan shall be affected by any other Lender’s failure to fund its Revolving Credit Commitment Percentage of a Swingline Loan, nor shall any Lender’s Revolving Credit Commitment Percentage be increased as a result of any such failure of any other Lender to fund its Revolving Credit Commitment Percentage of a Swingline Loan.

(ii) The Borrower shall pay to the Swingline Lender on demand the amount of such Swingline Loans to the extent amounts received from the Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded. In addition, the Borrower hereby authorizes the Administrative Agent to charge any account maintained by the Borrower with the Swingline Lender (up to the amount available therein) in order to immediately pay the Swingline Lender the amount of such Swingline Loans to the extent amounts received from the Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded. If any portion of any such amount paid to the Swingline Lender shall be recovered by or on behalf of the Borrower from the Swingline Lender in bankruptcy or otherwise, the loss of the amount so recovered shall be ratably shared among all the Lenders in accordance with their respective Revolving Credit Commitment Percentages (unless the amounts so recovered by or on behalf of the Borrower pertain to a Swingline Loan extended after the occurrence and during the continuance of an Event of Default of which the Administrative Agent has received notice in the manner required pursuant to Section 10.3 and which such Event of Default has not been waived by the Required Lenders or the Lenders, as applicable).

(iii) Each Lender acknowledges and agrees that its obligation to refund Swingline Loans in accordance with the terms of this Section is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Article V. Further, each Lender agrees and acknowledges that if prior to the refunding of any outstanding Swingline Loans pursuant to this Section, one of the events described in Section 9.1(e) shall have occurred, each Lender will, on the date the applicable Revolving Credit Loan would have been made, purchase an undivided participating interest in the Swingline Loan to be refunded in an amount equal to its Revolving Credit Commitment Percentage of the aggregate amount of such Swingline Loan. Each Lender will immediately transfer to the Swingline Lender, in immediately available funds, the amount of its participation and upon receipt thereof the Swingline Lender will deliver to such Lender a certificate evidencing such participation dated the date of receipt of such funds and for such amount. Whenever, at any time after the Swingline Lender has received from any Lender such Lender’s participating interest in a Swingline Loan, the Swingline Lender receives any payment on account thereof, the Swingline Lender will distribute to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded).

(c) Defaulting Lenders. Notwithstanding anything to the contrary contained in this Section 2.2, the Swingline Lender shall not be obligated to make any Swingline Loan at a time when any other Lender is a Defaulting Lender, unless the Swingline Lender has entered into arrangements, including the delivery of cash collateral, with the Borrower or such Defaulting Lender and satisfactory to the Swingline Lender to eliminate the Swingline Lender’s Fronting Exposure (after giving effect to Section 4.14(c)) with respect to any such Defaulting Lender.

SECTION 2.3 Procedure for Advances of Revolving Credit Loans and Swingline Loans.

(a) Requests for Borrowing. The Borrower shall give the Administrative Agent irrevocable prior written notice substantially in the form of Exhibit B (a “Notice of Borrowing”) not later than 12:00 p.m. (i) on the same Business Day as each Base Rate Loan and each Swingline Loan, and (ii) at least three (3) Business Days before each LIBOR Rate Loan, specifying:

(A) the date of such borrowing, which shall be a Business Day;

(B) whether such Revolving Credit Loan shall be a LIBOR Rate Loan or a Base Rate Loan;

(C) whether such Loan is to be a Revolving Credit Loan or Swingline Loan;

(D) if such Loan is a LIBOR Rate Loan, the duration of the Interest Period applicable thereto; and

(E) the amount of such borrowing, which shall be, (x) with respect to Base Rate Loans (other than Swingline Loans) in an aggregate principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof, (y) with respect to LIBOR Rate Loans in an aggregate principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof or (z) with respect to Swingline Loans in an aggregate principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.

A Notice of Borrowing received after 12:00 p.m. shall be deemed received on the next Business Day. The Administrative Agent shall promptly notify the Lenders of each Notice of Borrowing.

(b) Disbursement of Revolving Credit and Swingline Loans. Not later than 2:00 p.m. on the proposed borrowing date, (i) each Lender will make available to the Administrative

Agent, for the account of the Borrower, at the applicable office of the Administrative Agent in funds immediately available to the Administrative Agent, such Lender’s Revolving Credit Commitment Percentage of the Revolving Credit Loans to be made on such borrowing date and (ii) the Swingline Lender will make available to the Administrative Agent, for the account of the Borrower, at the office of the Administrative Agent in funds immediately available to the Administrative Agent, the Swingline Loans to be made on such borrowing date. The Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of each borrowing requested pursuant to this Section in immediately available funds by crediting or wiring such proceeds to the applicable deposit account of the Borrower identified in the most recent notice substantially in the form attached as Exhibit C (a “Notice of Account Designation”) delivered by the Borrower to the Administrative Agent or as may be otherwise agreed upon by the Borrower and the Administrative Agent from time to time. The Administrative Agent shall not be obligated to disburse the portion of the proceeds of any Revolving Credit Loan requested pursuant to this Section to the extent that any Lender has not made available to the Administrative Agent its Revolving Credit Commitment Percentage of such Loan. Revolving Credit Loans to be made for the purpose of refunding Swingline Loans shall be made by the Lenders as provided in Section 2.2(b).

SECTION 2.4 Repayment and Prepayment of Revolving Credit Loans and Swingline Loans.

(a) Repayment on Termination Date. The Borrower hereby agrees to repay the outstanding principal amount of (i) all Revolving Credit Loans in full on the Maturity Date and (ii) all Swingline Loans in accordance with Section 2.2(b) (but, in any event, no later than the Maturity Date), together, in each case, with all accrued but unpaid interest thereon.

(b) Mandatory Prepayments.

(i) Aggregate Revolving Credit Commitment. If, as of the most recent Revaluation Date or at any time (as determined by the Administrative Agent under Section 2.4(b)(iv)), the Revolving Credit Outstandings, the outstanding principal amount of all Revolving Credit Loans plus the sum of all outstanding Swingline Loans and L/C Obligations exceeds the Revolving Credit Commitment, then, in such case, the Borrower shall (1) first, if (and to the extent) necessary to eliminate such amount in excess of the Revolving Credit Commitment, immediately repay outstanding Swingline Loans (and/or reduce any pending request for a borrowing of such Swingline Loans submitted in respect of such Swingline Loans on such day) by the amount in excess of the Revolving Credit Commitment, (2) second, if (and to the extent) necessary to eliminate such amount in excess of the Revolving Credit Commitment, immediately repay outstanding Revolving Credit Loans which are Base Rate Loans (and/or reduce any pending requests for a borrowing or continuation or conversion of such Loans submitted in respect of such Loans on such day) by such amount in excess of the Revolving Credit Commitment, (3) third, if (and to the extent) necessary to eliminate such amount in excess of the Revolving Credit Commitment, immediately repay outstanding Revolving Credit Loans which are LIBOR Rate Loans (and/or reduce any pending requests for a borrowing or continuation or conversion of such Loans submitted in respect of such Loans on such day) by such amount in excess of the Revolving Credit Commitment, and (4) fourth, with respect to any Letters of Credit then outstanding, if (and to the extent) necessary to collateralize such amount in excess of the Revolving Credit Commitment, immediately deposit cash into a cash collateral account opened by the Administrative Agent for the benefit of the Lenders in an amount equal to the amount of such excess (such cash collateral to be applied in accordance with Section 9.2(b)).

(ii) Swingline Commitment. If, at any time (as determined by the Administrative Agent under Section 2.4(b)(iv)), the outstanding principal amount of all Swingline Loans exceeds the Swingline Commitment for any reason, then, the Borrower shall, if (and to the extent) necessary to eliminate such excess, immediately repay outstanding Swingline Loans (and/or reduce any pending request for a borrowing of such Loans submitted in respect of such Loans on such day) by the amount of such excess.

(iii) Excess L/C Obligations. If, at any time (as determined by the Administrative Agent under Section 2.4(b)(iv)), the outstanding principal amount of all L/C Obligations exceeds the L/C Commitment, then, in each such case, the Borrower shall, with respect to any Letters of Credit then outstanding, deposit cash into a cash collateral account opened by the Administrative Agent for the benefit of the Lenders in an amount equal to the amount of such excess (such cash collateral to be applied in accordance with Section 9.2(b)).

(iv) Compliance and Payments. The Borrower’s compliance with this Section 2.4(b) shall be tested from time to time by the Administrative Agent at its sole discretion, but in any event shall be tested on the date on which (A) the Borrower requests that the applicable Lenders make a Revolving Credit Loan, (B) the Borrower requests that the Swingline Lender make a Swingline Loan or (C) the Borrower requests that any Issuing Lender issue a Letter of Credit. Each such repayment pursuant to this Section 2.4(b) shall be accompanied by any amount required to be paid pursuant to Section 4.9.

(c) Optional Prepayments. The Borrower may at any time and from time to time prepay Revolving Credit Loans and Swingline Loans, in whole or in part, with irrevocable prior written notice to the Administrative Agent substantially in the form attached as Exhibit D (a “Notice of Prepayment”) given not later than 12:00 p.m. (i) on the same Business Day as each Base Rate Loan and each Swingline Loan, (ii) at least three (3) Business Days before each LIBOR Rate Loan, specifying (A) the date and amount of prepayment, (B) whether the prepayment is of Revolving Credit Loans, Swingline Loans or a combination thereof, and, if a combination thereof, the amount allocable to each, and (C) whether the repayment is of LIBOR Rate Loans, Base Rate Loans, or a combination thereof, and, if of a combination thereof, the amount allocable to each. Upon receipt of such notice, the Administrative Agent shall promptly notify each Lender. If any such notice is given, the amount specified in such notice shall be due and payable on the date set forth in such notice. Partial prepayments shall be in an aggregate amount of (i) $1,000,000 or a whole multiple of $1,000,000 in excess thereof with respect to Base Rate Loans (other than Swingline Loans), (ii) $5,000,000 or a whole multiple of $1,000,000, in excess thereof with respect to LIBOR Rate Loans and (iii) $100,000 or a whole multiple of $100,000 in excess thereof with respect to Swingline Loans. A Notice of Prepayment received after 12:00 p.m. shall be deemed received on the next Business Day. Each such prepayment shall be accompanied by any amount required to be paid pursuant to Section 4.9 hereof.

(d) Limitation on Prepayment of LIBOR Rate Loans. Any prepayment of any LIBOR Rate Loan on any day other than on the last day of the Interest Period applicable thereto shall be subject to the terms of Section 4.9 hereof.

SECTION 2.5 Permanent Reduction of the Revolving Credit Commitment.

(a) Voluntary Reduction. The Borrower shall have the right at any time and from time to time, upon at least five (5) Business Days prior written notice to the Administrative Agent, to permanently reduce, without premium or penalty, (i) the entire Revolving Credit Commitment at any time or (ii) portions of the Revolving Credit Commitment, from time to time, in an aggregate principal amount not less than $10,000,000 or any whole multiple of $5,000,000 in excess thereof. Any reduction of the Revolving Credit Commitment shall be applied to the Revolving Credit Commitment of each Lender according to its Revolving Credit Commitment Percentage. All accrued Commitment Fees with respect to any portion of the Revolving Credit Commitment terminated pursuant hereto shall be paid on the next payment date pursuant to Section 4.3(b) hereof; provided, that if such termination is a complete termination of the entire Revolving Credit Commitment, then all accrued Commitment Fees shall be paid on the effective date thereof.

(b) Corresponding Payment. Each permanent reduction permitted pursuant to this Section shall be accompanied by a payment of principal sufficient to reduce the aggregate Revolving Credit Outstandings after such reduction to the Revolving Credit Commitment as so reduced, and if the Revolving Credit Commitment as so reduced is less than the aggregate amount of all outstanding Letters of Credit, the Borrower shall be required to deposit cash in a cash collateral account opened by the Administrative Agent in an amount equal to such excess. Such cash collateral shall be applied in accordance with Section 9.2(b). Any reduction of the Revolving Credit Commitment to zero shall be accompanied by payment of all outstanding Revolving Credit Loans and Swingline Loans (and furnishing of cash collateral satisfactory to the Administrative Agent for all L/C Obligations) and shall result in the termination of the Revolving Credit Commitment and the Swingline Commitment and the Facility. If the reduction of the Revolving Credit Commitment requires the repayment of any LIBOR Rate Loan, such repayment shall be accompanied by any amount required to be paid pursuant to Section 4.9 hereof.

SECTION 2.6 Termination of Revolving Credit Facility. The Revolving Credit Facility and the Revolving Credit Commitments shall terminate on the Maturity Date.

ARTICLE III

LETTER OF CREDIT FACILITY

SECTION 3.1 L/C Commitment.

(a) Availability. Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the other Lenders set forth in Section 3.4(a), agrees to issue letters of credit (the “Letters of Credit”) for the account of the Borrower on any Business Day from the Closing Date through but not including the fifth (5th) Business Day prior to the Maturity Date in such form as may be approved from time to time by the applicable Issuing Lender; provided, that no Issuing Lender shall have any obligation to issue any Letter of Credit if, after giving effect to such issuance, (a) the L/C Obligations would exceed the L/C Commitment or (b) the Revolving Credit Outstandings would exceed the Revolving Credit Commitment. Each Letter of Credit shall (i) be denominated in Dollars in a minimum amount to be agreed to by such Issuing Lender, (ii) be a letter of credit issued to support obligations of the Borrower or any of its Subsidiaries, contingent or otherwise, (iii) be in a form satisfactory to such Issuing Lender, (iv) have an expiration date not later than the earlier of (a) the fifth (5th) Business Day prior to the scheduled Maturity Date and (b) the date which is one year from the date of issuance of such Letter of Credit (subject to automatic renewal for additional one (1) year periods pursuant to the terms of the Letter of Credit Application or other documentation acceptable to such Issuing Lender); provided that (x) if a Letter of Credit has an expiration date later than the scheduled Maturity Date, then the Borrower shall post cash collateral for such Letter of Credit in accordance with Section 2.4(b)(iii) at least five Business Days prior to the scheduled Maturity Date (or such later date as shall be determined by Administrative Agent in its sole discretion) and (y) Letters of Credit may be issued with (or amended to provide) a tenor of greater than one year only with the prior written consent of all of the Lenders and (v) be subject to the Uniform Customs and/or ISP98, as set forth in the Letter of Credit Application or as determined by such Issuing Lender and, to the extent not inconsistent therewith, the laws of the State of New York. No Issuing Lender shall at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause such Issuing Lender or any L/C Participant to exceed any limits imposed by, any Applicable Law. References herein to “issue” and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any outstanding Letters of Credit, unless the context otherwise requires.

(b) Defaulting Lenders. Notwithstanding anything to the contrary contained in this Section 3.1, no Issuing Lender shall be obligated to issue any Letter of Credit at a time when any other Lender is a Defaulting Lender, unless such Issuing Lender has entered into arrangements, including the delivery of cash collateral, with the Borrower or such Defaulting Lender and satisfactory to such Issuing Lender to eliminate such Issuing Lender’s Fronting Exposure (after giving effect to Section 4.14(c)) with respect to any such Defaulting Lender.

SECTION 3.2 Procedure for Issuance of Letters of Credit. The Borrower may from time to time request that any Issuing Lender issue a Letter of Credit by delivering to such Issuing Lender, at the office of such Issuing Lender specified in or determined in accordance with Section 11.1, a Letter of Credit Application therefor, completed to the satisfaction of such

Issuing Lender, and such other certificates, documents and other papers and information as such Issuing Lender may request. Upon receipt of any Letter of Credit Application, such Issuing Lender shall process such Letter of Credit Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall, subject to Section 3.1 and Article V, promptly issue the Letter of Credit requested thereby (but in no event shall any Issuing Lender be required to issue any Letter of Credit earlier than three (3) Business Days after its receipt of the Letter of Credit Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by such Issuing Lender and the Borrower. The applicable Issuing Lender shall promptly furnish to the Borrower a copy of such Letter of Credit and promptly notify each Lender of the issuance and upon request by any Lender, furnish to such Lender a copy of such Letter of Credit and the amount of such Lender’s participation therein.

SECTION 3.3 Commissions and Other Charges.

(a) Letter of Credit Commissions. Subject to Section 4.14(f), the Borrower shall pay to the Administrative Agent, for the account of each Issuing Lender and the L/C Participants, a letter of credit commission with respect to each Letter of Credit in the amount equal to the face amount of such Letter of Credit multiplied by the Applicable Margin with respect to Revolving Credit Loans that are LIBOR Rate Loans (determined on a per annum basis). Such commission shall be payable quarterly in arrears on the last Business Day of each calendar quarter, on the Maturity Date and thereafter on demand of the Administrative Agent. The Administrative Agent shall, promptly following its receipt thereof, distribute to each Issuing Lender and the L/C Participants all commissions received pursuant to this Section in accordance with their respective Revolving Credit Commitment Percentages.

(b) Fronting Fee. In addition to the foregoing commission, the Borrower shall pay to the Administrative Agent, for the account of each Issuing Lender, a fronting fee with respect to each Letter of Credit issued by it as set forth in the Fee Letter or as separately agreed by such Issuing Lender, as applicable. Such fronting fee shall be payable quarterly in arrears on the last Business Day of each calendar quarter commencing with the first such date to occur after the issuance of such Letter of Credit, on the Maturity Date and thereafter on demand of the Administrative Agent.

(c) Other Costs. In addition to the foregoing fees and commissions, the Borrower shall pay or reimburse each Issuing Lender for such normal and customary costs and expenses as are incurred or charged by such Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Letter of Credit.

SECTION 3.4 L/C Participations.

(a) Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce each Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from such Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Credit Commitment Percentage in such Issuing Lender’s obligations and rights under and in respect of each Letter of Credit issued hereunder and the amount of each draft paid by such Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with each Issuing Lender that, if a draft is paid under any Letter of Credit for which such Issuing Lender is not reimbursed in full by the Borrower through a Revolving Credit Loan or otherwise in accordance with the terms of this Agreement, such L/C Participant shall pay to such Issuing Lender upon demand at such Issuing Lender’s address for notices specified herein an amount equal to the amount of such L/C Participant’s Revolving Credit Commitment Percentage of the amount of such draft, or any part thereof, which is not so reimbursed.

(b) Upon becoming aware of any amount required to be paid by any L/C Participant to any Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit, such Issuing Lender shall notify the Administrative Agent and each L/C Participant of the amount and due date of such required payment and such L/C Participant shall pay to such Issuing Lender the amount specified on the applicable due date. If any such amount is paid to such Issuing Lender after the date such payment is due, such L/C Participant shall pay to such Issuing Lender, in addition to such amount, the product of (i) such amount, times (ii) the daily average Federal Funds Rate as determined by the Administrative Agent during the period from and including the date such payment is due to the date on which such payment is immediately available to such Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. A certificate of such Issuing Lender with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error. With respect to payment to such Issuing Lender of the unreimbursed amounts described in this Section, if the L/C Participants receive notice that any such payment is due (A) prior to 1:00 p.m. on any Business Day, such payment shall be due that Business Day, and (B) after 1:00 p.m. on any Business Day, such payment shall be due on the following Business Day.

(c) Whenever, at any time after any Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its Revolving Credit Commitment Percentage of such payment in accordance with this Section, such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise), or any payment of interest on account thereof, such Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to such Issuing Lender the portion thereof previously distributed by such Issuing Lender to it.

SECTION 3.5 Reimbursement Obligations.

(a) Reimbursement Obligation of the Borrower. In the event of any drawing under any Letter of Credit, the Borrower agrees to reimburse (either with the proceeds of a Revolving Credit Loan as provided for in this Section or with funds from other sources), in same day funds, the applicable Issuing Lender on each date on which such Issuing Lender notifies the Borrower of the date and the amount of a draft paid under any Letter of Credit for the amount of (a) such draft so paid and (b) any amounts referred to in Section 3.3(c) incurred by such Issuing Lender in connection with such payment.

(b) Reimbursement Obligation of the Lenders. Unless the Borrower shall immediately notify the applicable Issuing Lender that the Borrower intends to reimburse such Issuing Lender for such drawing from other sources or funds, the Borrower shall be deemed to have timely given a Notice of Borrowing to the Administrative Agent requesting that the Lenders make Revolving Credit Loans bearing interest at the Base Rate on such date in the amount of (a) such draft so paid and (b) any amounts referred to in Section 3.3(c) incurred by such Issuing Lender in connection with such payment, and the Lenders shall make such requested Revolving Credit Loans, the proceeds of which shall be applied to reimburse such Issuing Lender for the amount of the related drawing and costs and expenses. Each Lender acknowledges and agrees that its obligation to fund a Revolving Credit Loan in accordance with this Section to reimburse each Issuing Lender for any draft paid under a Letter of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Section 2.3(a) or Article V. If the Borrower has elected to pay the amount of such drawing with funds from other sources and shall fail to reimburse any Issuing Lender as provided above, the unreimbursed amount of such drawing shall bear interest at the rate which would be payable on any outstanding Base Rate Loans which were then overdue from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full.

SECTION 3.6 Obligations Absolute. The Borrower’s obligations under this Article III (including, without limitation, the Reimbursement Obligation) shall be absolute and unconditional under any and all circumstances and irrespective of any set off, counterclaim or defense to payment which the Borrower may have or have had against any Issuing Lender or any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees that the Issuing Lenders and the L/C Participants shall not be responsible for, and the Borrower’s Reimbursement Obligation under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. No Issuing Lender shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors, omissions, interruptions or delays caused by such Issuing Lender’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction by final nonappealable judgment. The Borrower agrees that any action taken or omitted by any Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct shall be binding on the Borrower and shall not result in any liability of any Issuing Lender or any L/C Participant to the Borrower. The responsibility of the applicable Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.

SECTION 3.7 Effect of Letter of Credit Application. To the extent that any provision of any Letter of Credit Application related to any Letter of Credit is inconsistent with the provisions of this Article III, the provisions of this Article III shall apply.

SECTION 3.8 Comerica Bank as Issuing Lender. Notwithstanding the foregoing, Comerica Bank may decline to issue any Letter of Credit hereunder at its sole discretion. In addition, Comerica Bank may at any time give notice of its resignation as Issuing Lender to the Administrative Agent and the Borrower. Upon receipt of any such notice of resignation, Comerica Bank shall cease to be an Issuing Lender hereunder and shall be discharged of its obligations as an Issuing Lender hereunder (other than with respect to Letters of Credit previously issued by Comerica Bank). Following any such resignation, the applicable provisions of the Credit Agreement (including this Article III and Section 11.3 hereof) shall continue in effect for the benefit of Comerica Bank in respect of all such Letters of Credit which remain outstanding and any actions taken or omitted to be taken by Comerica Bank in connection with its acting as an Issuing Lender.

ARTICLE IV

GENERAL LOAN PROVISIONS

SECTION 4.1 Interest.

(a) Interest Rate Options. Subject to the provisions of this Section, at the election of the Borrower:

(i) Revolving Credit Loans shall bear interest at (A) the Base Rate plus the Applicable Margin or (B) the LIBOR Rate plus the Applicable Margin (provided that the LIBOR Rate shall not be available until three (3) Business Days after the Closing Date); and

(ii) any Swingline Loan shall bear interest at the Base Rate plus the Applicable Margin for Base Rate Loans.

The Borrower shall select the rate of interest and Interest Period, if any, applicable to any Loan at the time a Notice of Borrowing is given or at the time a Notice of Conversion/Continuation is given pursuant to Section 4.2. Any Revolving Credit Loan or any portion thereof as to which the Borrower has not duly specified an interest rate as provided herein shall be deemed a Base Rate Loan and any LIBOR Rate Loan or any portion thereof as to which the Borrower has not duly specified an Interest Period as provided herein shall be deemed a LIBOR Rate Loan for a one (1) month Interest Period.

(b) Interest Periods. In connection with each LIBOR Rate Loan, the Borrower by giving notice at the times described in Section 2.3 or 4.2, as applicable, shall elect an interest period (each, an “Interest Period”) to be applicable to such Loan, which Interest Period shall be a period of one (1), two (2), three (3), or six (6) months; provided that:

(i) the Interest Period shall commence on the date of advance of or conversion to any LIBOR Rate Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires;

(ii) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, that if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;

(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period;

(iv) no Interest Period shall extend beyond the Maturity Date, without payment of any amounts pursuant to Section 4.9; and

(v) there shall be no more than eight (8) Interest Periods in effect at any time.

(c) Default Rate. Subject to Section 9.2, (i) immediately upon the occurrence and during the continuance of an Event of Default under Section 9.1(a), or 9.1(e), or (ii) at the election of the Required Lenders, upon the occurrence and during the continuance of any other Event of Default:

(A) the Borrower shall no longer have the option to request LIBOR Rate Loans, Swingline Loans or Letters of Credit;

(B) all outstanding LIBOR Rate Loans shall bear interest at a rate per annum of two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to LIBOR Rate Loans until the end of the applicable Interest Period and thereafter at a rate equal to two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to Base Rate Loans;

(C) all outstanding Base Rate Loans shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to Base Rate Loans; and

(D) all other Obligations arising hereunder or under any other Loan Document shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate

(including the Applicable Margin) then applicable to Base Rate Loans or such other Obligations arising hereunder or under any other Loan Document.

Interest shall continue to accrue on the Obligations after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any act or law pertaining to insolvency or debtor relief, whether state, federal or foreign.

(d) Interest Payment and Computation. Interest on each Base Rate Loan shall be due and payable in arrears on the last Business Day of each calendar quarter commencing on March 31, 2011; and interest on each LIBOR Rate Loan shall be due and payable on the last day of each Interest Period applicable thereto, and if such Interest Period extends over three (3) months, at the end of each three (3) month interval during such Interest Period. All computations of interest for Base Rate Loans based on the Prime Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest provided hereunder shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365/366-day year).

(e) Maximum Rate.

(i) In no contingency or event whatsoever shall the aggregate of all amounts deemed interest under this Agreement charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto.

(ii) In the event that such a court determines that the Lenders have charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lenders shall at the Administrative Agent’s option (i) promptly refund to the Borrower any interest received by the Lenders in excess of the maximum lawful rate or (ii) apply such excess to the principal balance of the Obligations on a pro rata basis. It is the intent hereof that the Borrower not pay or contract to pay, and that neither the Administrative Agent nor any Lender receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrower under Applicable Law.

SECTION 4.2 Notice and Manner of Conversion or Continuation of Loans. Provided that no Default or Event of Default has occurred and is then continuing, the Borrower shall have the option to:

(a) convert at any time following the third Business Day after the Closing Date all or any portion of any outstanding Base Rate Loans (other than Swingline Loans) in a principal amount equal to $1,000,000 or any whole multiple of $1,000,000 in excess thereof into one or more LIBOR Rate Loans; and

(b) upon the expiration of any Interest Period with respect to any LIBOR Rate Loans, (i) convert all or any part of its outstanding LIBOR Rate Loans in a principal amount equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof into Base Rate Loans (other than Swingline Loans) or (ii) continue such LIBOR Rate Loans as LIBOR Rate Loans.

Whenever the Borrower desires to convert or continue Loans as provided above, the Borrower shall give the Administrative Agent irrevocable prior written notice in the form attached as Exhibit E (a “Notice of Conversion/Continuation”) not later than 11:00 a.m. three (3) Business Days before the day on which a proposed conversion or continuation of such Loan is to be effective specifying:

(A) the Loans to be converted or continued, and, in the case of any LIBOR Rate Loan to be converted or continued, the last day of the Interest Period therefor;

(B) the effective date of such conversion or continuation (which shall be a Business Day);

(C) the principal amount of such Loans to be converted or continued; and

(D) the Interest Period to be applicable to such converted or continued LIBOR Rate Loan.

The Administrative Agent shall promptly notify the affected Lenders of such Notice of Conversion/Continuation.

SECTION 4.3 Fees.

(a) Commitment Fee. Commencing on the Closing Date, the Borrower shall pay to the Administrative Agent, for the account of the Revolving Credit Lenders (other than any Defaulting Lender), a non-refundable commitment fee (the “Commitment Fee”) at a rate per annum equal to the Applicable Margin on the average daily unused portion of the Revolving Credit Commitment of the Revolving Credit Lenders (other than the Defaulting Lenders, if any), with the amount of outstanding Swingline Loans to be considered usage of the Revolving Credit Commitment for the purpose of calculating the Commitment Fee. The Commitment Fee shall be payable in arrears on the last Business Day of each calendar quarter of each year, commencing on the first such date to occur after the Closing Date and ending on the Revolving Credit Maturity Date, and on the date on which the Revolving Credit Commitments terminate. Such Commitment Fee shall be distributed by the Administrative Agent to the Revolving Credit Lenders (other than any Defaulting Lender) pro rata in accordance with such Revolving Credit Lenders’ respective Revolving Credit Commitment Percentages.

(b) Other Fees. The Borrower shall pay to the Lead Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.

SECTION 4.4 Sharing of Payments. Each payment by the Borrower on account of the principal of or interest on the Loans or any Letter of Credit or of any fee, commission or other amounts (including the Reimbursement Obligation with respect to any Letter of Credit) payable to the Lenders under this Agreement (or any of them) shall be made not later than 1:00 p.m. on the date specified for payment under this Agreement to the Administrative Agent at the Administrative Agent’s Office for the account of the Lenders entitled to such payment in immediately available funds and shall be made without any set off, counterclaim or deduction whatsoever. Any payment received after such time but before 2:00 p.m. on such day shall be deemed a payment on such date for the purposes of Section 9.1(a), but for all other purposes shall be deemed to have been made on the next succeeding Business Day. Any payment received after 2:00 p.m. shall be deemed to have been made on the next succeeding Business Day for all purposes. Upon receipt by the Administrative Agent of each such payment, the Administrative Agent (i) shall distribute to each such Lender at its address for notices set forth herein its pro rata share of such payment in accordance with the amounts then due and payable to such Lenders (except as specified below) and (ii) shall wire advice of the amount of such credit to each Lender. Each payment to the Administrative Agent on account of the principal of or interest on the Swingline Loans or of any fee, commission or other amounts payable to the Swingline Lender shall be made in like manner, but for the account of the Swingline Lender. Each payment to the Administrative Agent of the Issuing Lenders’ fees or L/C Participants’ commissions shall be made in like manner, but for the account of the Issuing Lenders or the L/C Participants, as the case may be. Each payment to the Administrative Agent of Administrative Agent’s fees or expenses shall be made for the account of the Administrative Agent and any amount payable to any Lender under Sections 4.9, 4.10, 4.11 or 11.3 shall be paid to the Administrative Agent for the account of the applicable Lender. Subject to Section 4.1(b)(ii), if any payment under this Agreement shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest if payable along with such payment.

SECTION 4.5 Evidence of Indebtedness.

(a) Extensions of Credit. The Extensions of Credit made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Extensions of Credit made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Revolving Credit Note and/or Swingline Note, as applicable, which shall evidence such Lender’s Revolving Credit Loans and/or Swingline Loans, as applicable, in addition to such accounts or records. Each

Lender may attach schedules to its Notes and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

(b) Participations. In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swingline Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

SECTION 4.6 Adjustments. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations (other than pursuant to Sections 4.9, 4.10, 4.11 or 11.3) greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and

(ii) the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Swingline Loans and Letters of Credit to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).

Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Credit Party in the amount of such participation.

SECTION 4.7 Obligations of Lenders.

(a) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.3(b) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at;

(i) in the case of a payment to be made by such Lender, the greater of the daily average Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation; and

(ii) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans.

If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(b) Nature of Obligations of Lenders Regarding Extensions of Credit. The obligations of the Lenders under this Agreement to make the Loans and issue or participate in Letters of Credit are several and are not joint or joint and several. The failure of any Lender to make available its Revolving Credit Commitment Percentage of any Loan requested by the Borrower shall not relieve it or any other Lender of its obligation, if any, hereunder to make its Revolving Credit Commitment Percentage of such Loan available on the borrowing date, but no Lender shall be responsible for the failure of any other Lender to make its Revolving Credit Commitment Percentage of such Loan available on the borrowing date.

SECTION 4.8 Changed Circumstances.

(a) Circumstances Affecting LIBOR Rate Availability. In connection with any request for a LIBOR Rate Loan or a conversion to or continuation thereof, if for any reason (i) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such Loan, (ii) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that reasonable and adequate means do not exist for the ascertaining the LIBOR Rate for the Interest Period with respect to a proposed LIBOR Rate Loan, or (iii) the Required Lenders shall determine (which determination shall be conclusive and binding absent manifest error) that the LIBOR Rate does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans during such Interest Period, then the

Administrative Agent shall promptly give notice thereof to the Borrower. Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, the obligation of the Lenders to make LIBOR Rate Loans and the right of the Borrower to convert any Loan to or continue any Loan as a LIBOR Rate Loan shall be suspended, and in the case of LIBOR Rate Loans, the Borrower shall either (1) repay in full (or cause to be repaid in full) the then outstanding principal amount of each such LIBOR Rate Loan, together with accrued interest thereon (subject to Section 4.1(d)), on the last day of the then current Interest Period applicable to such LIBOR Rate Loan or (2) convert the then outstanding principal amount of each such LIBOR Rate Loan to a Base Rate Loan as of the last day of such Interest Period.

(b) Laws Affecting LIBOR Rate Availability. If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any LIBOR Rate, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Borrower and the other Lenders. Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, (i) the obligations of the Lenders to make LIBOR Rate Loans and the right of the Borrower to convert any Loan or continue any Loan as a LIBOR Rate Loan shall be suspended and thereafter the Borrower may select only Base Rate Loans and (ii) if any of the Lenders may not lawfully continue to maintain a LIBOR Rate Loan to the end of the then current Interest Period applicable thereto, the applicable Loan shall immediately be converted to a Base Rate Loan for the remainder of such Interest Period.

SECTION 4.9 Indemnity. The Borrower hereby indemnifies each of the Lenders against any loss or expense which may arise or be attributable to each Lender’s obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Loan (a) as a consequence of any failure by the Borrower to make any payment when due of any amount due hereunder in connection with a LIBOR Rate Loan, (b) due to any failure of the Borrower to borrow, continue or convert on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation or (c) due to any payment, prepayment or conversion of any LIBOR Rate Loan on a date other than the last day of the Interest Period therefor. The amount of such loss or expense shall be determined, in the applicable Lender’s sole discretion, based upon the assumption that such Lender funded its Revolving Credit Commitment Percentage of the LIBOR Rate Loans in the London interbank market and using any reasonable attribution or averaging methods which such Lender deems appropriate and practical. A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrower through the Administrative Agent and shall be conclusively presumed to be correct save for manifest error.

SECTION 4.10 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate) or any Issuing Lender;

(ii) subject any Lender or any Issuing Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit, any LIBOR Rate Loan made by it, or change the basis of taxation of payments to such Lender or such Issuing Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 4.11 and the imposition of, or any change in the rate of any Excluded Tax payable by such Lender or such Issuing Lender); or

(iii) impose on any Lender or any Issuing Lender or the London interbank market any other condition, cost or expense affecting this Agreement, LIBOR Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting into or maintaining any LIBOR Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such Issuing Lender of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such Issuing Lender hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender or such Issuing Lender, the Borrower shall promptly pay to any such Lender or such Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or any Issuing Lender determines that any Change in Law affecting such Lender or such Issuing Lender or any lending office of such Lender or such Lender’s or such Issuing Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Lender’s capital or on the capital of such Lender’s or such Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Revolving Credit Commitment of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Lender, to a level below that which such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Lender’s policies and the policies of such Lender’s or such Issuing Lender’s holding company with respect to capital adequacy), then from time to time upon written request of such Lender or such Issuing Lender the Borrower shall promptly pay to such Lender or such Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or an Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or such Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or any Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Lender pursuant to this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender or such Issuing Lender, as the case may be, notifies the Borrower of the Change in Law or other events or conditions giving rise to such increased costs or reductions and of such Lender’s or such Issuing Lender’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 4.11 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required by Applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, the applicable Lender or the applicable Issuing Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

(c) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Lender and each Issuing Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or such Issuing Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or an Issuing Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Lender, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing, in the event that the Borrower is a resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii) duly completed copies of Internal Revenue Service Form W-8ECI,

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

(iv) any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower to determine the withholding or deduction required to be made.

(f) Treatment of Certain Refunds. If the Administrative Agent, a Lender or an Issuing Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or such Issuing Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent, such Lender or such Issuing Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or such Issuing Lender in the event the Administrative Agent, such Lender or such Issuing Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent, any Lender or any Issuing Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(g) FATCA. Each Lender that is organized under the laws of a jurisdiction other than the United States shall (A) enter into such agreements with the Internal Revenue Service as necessary to establish an exemption from withholding under FATCA; (B) comply with any certification, documentation, information reporting or other requirement necessary to establish an exemption from withholding under FATCA; (C) provide any documentation reasonably requested by the Borrower or the Administrative Agent sufficient for the Administrative Agent and the Borrower to comply with their obligations, if any, under FATCA and to determine that such Lender has complied with such applicable reporting requirements; and (D) provide a certification signed by the chief financial officer, principal accounting office, treasurer or controller of such Lender certifying that such Lender has complied with any necessary requirements to establish an exemption from withholding under FATCA.

(h) Lender Indemnity. Each Lender shall indemnify the Administrative Agent within 10 days after demand therefor for the full amount of any Excluded Taxes attributable to such Lender that are payable or paid by the Administrative Agent and reasonable expenses arising therefrom or with respect thereto, whether or not such Excluded Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document against any amount due to the Administrative Agent under this paragraph (h). The agreements in this paragraph (h) shall survive the resignation and/or replacement of the Administrative Agent.

(i) Borrower Indemnity. The Borrower shall also indemnify the Administrative Agent, within 10 days after demand therefor for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required by paragraph (h); provided, that such Lender shall indemnify the Borrower to the extent of any payment the Borrower makes to the Administrative Agent pursuant to this paragraph (i).

(j) Survival. Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section shall survive the payment in full of the Obligations and the termination of the Revolving Credit Commitment.

SECTION 4.12 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 4.10, or requires the Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.11, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.10 or Section 4.11, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.

(b) Replacement of Lenders. If any Lender requests compensation under Section 4.10, or if the Borrower are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.11, or if any Lender is a Defaulting Lender hereunder or becomes a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.9), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.9; provided, that such fee shall be waived for the first such replacement occurring after the date of this Agreement;

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 4.9) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 4.10 or payments required to be made pursuant to Section 4.11, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv) such assignment does not conflict with Applicable Law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 4.13 Incremental Loans.

(a) At any time prior to the Maturity Date, the Borrower may by written notice to the Administrative Agent elect to request the establishment of up to two (2) incremental revolving credit commitments (any such incremental revolving credit commitment, an “Incremental Loan Commitment”) to make incremental revolving credit loans (any such incremental revolving credit loans, an “Incremental Loan”); provided that (1) the total aggregate amount for all such Incremental Loan Commitments shall not (as of any date of incurrence thereof) exceed $40,000,000 and (2) the total aggregate amount for each Incremental Loan Commitment shall not be less than $10,000,000 or, if less, the remaining amount permitted pursuant to the foregoing clause (1). Each such notice shall specify the date (each, an “Increased Amount Date”) on which the Borrower proposes that any Incremental Loan Commitment shall be effective, which shall be a date not less than thirty (30) days after the date on which such notice is delivered to Administrative Agent. The Borrower may invite any Lender, any Affiliate of any Lender and/or any Approved Fund, and/or any other Person reasonably satisfactory to the Administrative Agent, the Issuing Lenders and the Swingline Lender, to provide an Incremental Loan Commitment (any such Person, an “Incremental Lender”). Any Lender or any Incremental Lender offered or approached to provide all or a portion of any Incremental Loan Commitment may elect or decline, in its sole discretion, to provide such Incremental Loan Commitment. Any Incremental Loan Commitment shall become effective as of such Increased Amount Date; provided that:

(A) no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to any Incremental Loan Commitment;

(B) each Incremental Loan shall be a “Revolving Credit Loan” for all purposes hereof and shall be subject to the same terms and conditions as the Revolving Credit Loans and shall be guaranteed and secured with the other Extensions of Credit on a pari passu basis;

(C) the outstanding Revolving Credit Loans and Revolving Credit Commitment Percentages of Swingline Loans and L/C Obligations will be reallocated by the Administrative Agent on the applicable Increased Amount Date among the Lenders (including the Incremental Lenders providing such Credit Loans) in accordance with their revised Revolving Credit Commitment Percentages (and the Lenders (including the Incremental Lenders providing such Incremental Loans) agree to make all payments and adjustments necessary to effect such reallocation and the Borrower shall pay any and all costs required pursuant to Section 4.9 in connection with such reallocation as if such reallocation were a repayment);

(D) such Incremental Loan Commitments shall be effected pursuant to one or more Joinder Agreements executed and delivered by the Borrower, the Administrative Agent and the applicable Incremental Lenders (which Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 4.13); and

(E) the Borrower shall deliver or cause to be delivered any other documents reasonably requested by the Administrative Agent in connection with any such transaction.

(b) On any Increased Amount Date on which any Incremental Loan Commitment becomes effective, each Incremental Lender with an Incremental Loan Commitment shall become a Lender hereunder with respect to such Incremental Loan Commitment. Thereafter it shall be entitled to the same voting rights as the existing Lenders under the Revolving Credit Facility and shall be included in any determination of the Required Lenders. The Incremental Lenders will not constitute a separate voting class for any purposes under this Agreement.

SECTION 4.14 Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(a) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 11.2.

(b) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 11.2), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to any Issuing Lender or the Swingline Lender hereunder; third, if so determined by the Administrative Agent or requested by any Issuing Lender or the Swingline Lender, to be held as cash collateral for future funding obligations of that Defaulting Lender of any participation in any Swingline Loan or Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the Issuing Lenders or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuing Lender or the Swingline Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or funded participations in Swingline Loans or Letters of Credit in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or funded participations in Swingline Loans or Letters of Credit were made at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and funded participations in Swingline Loans or Letters of Credit owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or funded participations in Swingline Loans or Letters of Credit owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 4.14(b) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(c) Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swingline Loans pursuant to Section 2.2(b) and Section 3.4, the “Revolving Credit Commitment Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Revolving Credit Commitment of that Defaulting Lender; provided that (x) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists and (y) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swingline Loans shall not exceed the positive difference, if any, of (A) the Revolving Credit Commitment of that non-Defaulting Lender minus (B) the aggregate outstanding principal amount of the Revolving Loans of that Lender.

(d) Cash Collateral for Letters of Credit. Promptly on demand by any Issuing Lender or the Administrative Agent from time to time, the Borrower shall deliver to the Administrative Agent cash collateral in an amount sufficient to cover all Fronting Exposure with respect to such Issuing Lender (after giving effect to Section 4.14(c)) on terms reasonably satisfactory to the Administrative Agent and such Issuing Lender. Any such cash collateral shall be deposited in a separate account with the Administrative Agent, subject to the exclusive dominion and control of the Administrative Agent, as collateral (solely for the benefit of such Issuing Lender) for the payment and performance of each Defaulting Lender’s Revolving Credit Commitment

Percentage of outstanding L/C Obligations. Moneys in such account shall be applied by the Administrative Agent to reimburse such Issuing Lender immediately for each Defaulting Lender’s Revolving Credit Commitment Percentage of any drawing under any Letter of Credit which has not otherwise been reimbursed by the Borrower or such Defaulting Lender pursuant to the terms of Section 2.3.

(e) Prepayment of Swingline Loans. Promptly on demand by the Swingline Lender or the Administrative Agent from time to time, the Borrower shall prepay Swingline Loans in an amount of all Fronting Exposure with respect to the Swingline Lender (after giving effect to Section 4.14(c)).

(f) Certain Fees. For any period during which that Lender is a Defaulting Lender, that Defaulting Lender (i) shall not be entitled to receive any Commitment Fee pursuant to Section 4.3 (and no Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender) and (ii) shall not be entitled to receive any Letter of Credit fees pursuant to Section 3.3(a) otherwise payable to the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided cash collateral or other credit support arrangements satisfactory to the applicable Issuing Lender pursuant to Section 4.14(d), but instead, the Borrower shall pay to the non-Defaulting Lenders the amount of such Letter of Credit fees in accordance with the upward adjustments in their respective Revolving Credit Commitment Percentages allocable to such Letter of Credit pursuant to Section 4.14(c), with the balance of such fee, if any, payable to the applicable Issuing Lender for its own account.

(g) Defaulting Lender Cure. If the Borrower, the Administrative Agent, Swingline Lender and the Issuing Lenders agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Revolving Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their Revolving Credit Commitment Percentages (without giving effect to Section 4.14(c)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE V

CONDITIONS OF EFFECTIVENESS AND BORROWING

SECTION 5.1 Conditions to Effectiveness and Initial Extensions of Credit. The effectiveness of this Agreement and the obligation of the Lenders to make the initial Loan or issue or participate in the initial Letter of Credit, if any, is subject to the satisfaction of each of the following conditions:

(a) Executed Loan Documents. This Agreement, a Revolving Credit Note in favor of each Lender requesting a Revolving Credit Note, a Swingline Note in favor of the Swingline Lender (if requested thereby), the Security Documents, together with any other applicable Loan Documents, shall have been duly authorized, executed and delivered to the Administrative Agent by the parties thereto and shall be in full force and effect.

(b) Closing Certificates; Etc. The Administrative Agent shall have received each of the following in form and substance reasonably satisfactory to the Administrative Agent:

(i) Certificate of Secretary of each Credit Party. A certificate of a Responsible Officer of each Credit Party certifying as to the incumbency and genuineness of the signature of each officer of such Credit Party executing Loan Documents to which it is a party and certifying that attached thereto is a true, correct and complete copy of (A) the articles or certificate of incorporation or formation of such Credit Party and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation or formation, (B) the bylaws or other governing document of such Credit Party as in effect on the Closing Date, (C) resolutions duly adopted by the board of directors (or other governing body) of such Credit Party authorizing the transactions contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, and (D) each certificate required to be delivered pursuant to Section 5.1(b)(iii).

(ii) Certificates of Good Standing. Certificates as of a recent date of the good standing of each Credit Party under the laws of its jurisdiction of organization and, to the extent requested by the Administrative Agent, each other jurisdiction where such Credit Party is qualified to do business.

(iii) Opinions of Counsel. Favorable opinions of external United States counsel to the Credit Parties addressed to the Administrative Agent and the Lenders with respect to the Credit Parties, the Loan Documents and such other matters as the Administrative Agent shall request and which opinion shall permit reliance by successors and permitted assigns of each of the Administrative Agent and the Lenders.

(c) Personal Property Collateral.

(i) Filings and Recordings. The Administrative Agent shall have received all filings and recordations that are necessary to perfect the security interests of the

Administrative Agent, on behalf of the Secured Parties, in the Collateral and the Administrative Agent shall have received evidence reasonably satisfactory to the Administrative Agent that upon such filings and recordations such security interests constitute valid and perfected first priority Liens thereon.

(ii) Pledged Collateral. The Administrative Agent shall have received (A) original stock certificates or other certificates evidencing the Capital Stock of first tier Foreign Subsidiaries pledged pursuant to the Security Documents, together with an undated stock power for each such certificate duly executed in blank by the registered owner thereof and (B) each original promissory note, if any, required to be delivered pursuant to the Security Documents together with an undated endorsement for each such promissory note duly executed in blank by the holder thereof.

(iii) Lien Search. The Administrative Agent shall have received the results of a Lien search (including a search as to judgments, pending litigation, tax and intellectual property matters), in form and substance reasonably satisfactory thereto, made against the Credit Parties under the Uniform Commercial Code (or applicable judicial docket) as in effect in each jurisdiction in which filings or recordations under the Uniform Commercial Code should be made to evidence or perfect security interests in all assets of such Credit Party, indicating among other things that the assets of each such Credit Party are free and clear of any Lien (except for Permitted Liens).

(iv) Hazard and Liability Insurance. The Administrative Agent shall have received certificates of property hazard, business interruption and liability insurance, evidence of payment of all insurance premiums for the current policy year of each (naming the Administrative Agent as loss payee on all certificates for property hazard insurance and as additional insured on all certificates for liability insurance), and, if requested by the Administrative Agent, copies (certified by a Responsible Officer of the Borrower) of insurance policies in the form required under the Security Documents and otherwise in form and substance reasonably satisfactory to the Administrative Agent.

(d) Governmental and Third Party Approvals. The Credit Parties shall have received all material governmental, shareholder and third party consents and approvals necessary (or any other material consents as determined in the reasonable discretion of the Administrative Agent) in connection with the transactions contemplated by this Agreement and the other Loan Documents and the other transactions contemplated hereby and no action shall have been taken by any Person that could reasonably be expected to restrain, prevent or impose any material adverse conditions on any of the Credit Parties or such other transactions or that could seek or threaten any of the foregoing, and no law or regulation shall be applicable which in the reasonable judgment of the Administrative Agent could reasonably be expected to have such effect.

(e) Financial Matters.

(i) Financial Statements. The Administrative Agent shall have received (A) the audited Consolidated balance sheet of the Borrower and its Subsidiaries for the three Fiscal Years most recently ended for which financial statements are available and the related audited statements of income and retained earnings and cash flows for such Fiscal Years and (B) unaudited Consolidated balance sheet of the Borrower and its Subsidiaries for each quarterly period ended after February 27, 2010 for which financial statements are available and related unaudited interim statements of income and retained earnings.

(ii) Financial Projections. The Administrative Agent shall have received projections prepared by management of the Borrower, of balance sheets, income statements and cash flow statements prepared on a quarterly basis for the Fiscal Year 2012 and on an annual basis for each of Fiscal Year 2013 and Fiscal Year 2014.

(iii) Payment at Closing. The Borrower shall have paid (A) to the Administrative Agent, the Lead Arranger and the Lenders the fees set forth or referenced in Section 4.3 and any other accrued and unpaid fees or commissions due hereunder and (B) all fees, charges and disbursements of counsel to the Administrative Agent and the Lead Arranger (directly to such counsel if requested by the Administrative Agent) to the extent accrued and unpaid prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

(f) Miscellaneous.

(i) Notice of Account Designation. The Administrative Agent shall have received a Notice of Account Designation specifying the account or accounts to which the proceeds of any Loans are to be disbursed.

(ii) Existing Credit Agreement. The Existing Credit Agreement shall have been terminated and all collateral security therefor, if any, released, and the Administrative Agent shall have received pay-off letters in form and substance satisfactory to it evidencing such termination and release, except in each case to the extent relating to the outstanding letters of credit described in Schedule 8.3, which shall remain outstanding.

(iii) Patriot Act. The Borrower and each of the Subsidiary Guarantors shall have provided to the Administrative Agent and the Lenders the documentation and other information requested by the Administrative Agent in order to comply with requirements of the Act.

(iv) Other Documents. All opinions, certificates and other instruments and all proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Administrative Agent. The Administrative Agent shall have received copies of all other documents, certificates and instruments reasonably requested thereby, with respect to the transactions contemplated by this Agreement.

SECTION 5.2 Conditions to All Extensions of Credit. The obligations of the Lenders to make any Loan or participate in any Swingline Loan or Letter of Credit (including the initial Extension of Credit), and of any Issuing Lender to issue or extend any Letter of Credit are subject to the satisfaction of the following conditions precedent on the relevant borrowing, issuance or extension date:

(a) Continuation of Representations and Warranties. The representations and warranties contained in Article VI shall be true and correct in all material respects on and as of such borrowing, issuance or extension date with the same effect as if made on and as of such date, except for any representation and warranty made as of an earlier date, which representation and warranty shall remain true and correct in all material respects as of such earlier date.

(b) No Existing Default. No Default or Event of Default shall have occurred and be continuing (i) on the borrowing date with respect to such Loan or after giving effect to the Loans to be made on such date or (ii) on the issuance or extension date with respect to such Letter of Credit or after giving effect to the issuance or extension of such Letter of Credit on such date.

(c) Notices. The Administrative Agent shall have received a Notice of Borrowing or Letter of Credit Application from the Borrower in accordance with Section 2.3(a) or Section 3.2, as applicable.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE CREDIT PARTIES

In order to induce the Lenders to enter into this Agreement and to make the Loans, and issue (or participate in) the Letters of Credit as provided herein, the Borrower makes the following representations, warranties and agreements, in each case after giving effect to the Transaction, all of which shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans and the issuance of the Letters of Credit.

SECTION 6.1 Corporate Organization and Power. The Borrower is a corporation, duly incorporated and validly existing in good standing under the laws of the jurisdiction of its incorporation; it has all necessary corporate power to own its property and to carry on its business as now being conducted; and it is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified, or to be in good standing, could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

SECTION 6.2 Subsidiaries. Schedule 6.2 (as updated from time to time pursuant to Section 7.1(g)) identifies each Subsidiary, the jurisdiction of its incorporation, the percentage of issued and outstanding shares of each class of its capital stock owned by the Borrower and the

Subsidiaries and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class of its authorized capital stock and the number of shares of each class issued and outstanding. Each Subsidiary is a corporation, duly incorporated and validly existing in good standing under the laws of the jurisdiction of its incorporation, has all necessary corporate power to own its property and to carry on its business as now being conducted, and is duly qualified to do business and in good standing in each jurisdiction in which the character of its properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except (a) where the failure to be so qualified, or to be in good standing, could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and (b) for any inactive Subsidiary which the Borrower intends to dissolve in accordance with Section 8.1 hereof. All of the issued and outstanding shares of capital stock of each Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable. All such shares owned by the Borrower or any Subsidiary thereof are owned beneficially and of record, free of any Lien.

SECTION 6.3 Corporate Authority. Each of the Borrower and each of its Subsidiaries has all necessary corporate power and authority to execute and deliver, and to incur and perform its obligations under, each of the Loan Documents to which it is a party, all of which have been duly authorized by all proper and necessary corporate action. No consent or approval of stockholders is required as a condition to the validity or performance of, or the exercise by the Administrative Agent or the Lenders of any of their rights or remedies under, any Loan Document.

SECTION 6.4 Authorizations. All authorizations, consents, approvals, registrations, notices, exemptions and licenses with or from any Governmental Authority or other Person necessary for the execution, delivery and performance by the Borrower or any Subsidiary of, and the incurrence and performance of each of its obligations under, each of the Credit Documents, and the exercise by the Administrative Agent and the Lenders of their remedies under each of the Credit Documents have been effected or obtained and are in full force and effect.

SECTION 6.5 Binding Obligation. Each of the Loan Documents to which the Borrower is a party (other than the Notes) constitutes and, when issued in accordance with the terms hereof, each Note will constitute, the valid and legally binding obligation of the Borrower, enforceable in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. Each of the Loan Documents to which any Subsidiary is a party constitutes the valid and legally binding obligation of such Subsidiary, enforceable in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

SECTION 6.6 Litigation; Labor Controversies. Except as described in Schedule 6.6 and updated through Section 7.11, there are no proceedings or investigations now pending or, to the knowledge of the Borrower, threatened before any court or arbitrator or before or by any Governmental Authority which (i) relate to this Agreement or any other Loan Document or (ii)

individually or in the aggregate, if determined adversely to the interests of the Borrower or any Subsidiary, could reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 6.6, there are no labor controversies pending or, to the best knowledge of the Borrower, threatened against the Borrower or any Subsidiary which could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

SECTION 6.7 No Conflicts. There is no law, regulation, rule, order or judgment, and no provision of any material agreement or instrument binding upon the Borrower or any Subsidiary, or affecting their properties, no provision of the certificate of incorporation or by-laws (or similar constitutive instruments) of the Borrower or any Subsidiary and no provision of any Contractual Obligation to which the Borrower or any Subsidiary is a party, that would prohibit, conflict with or in any way impair the execution or delivery of, or the incurrence or performance of any obligations of the Borrower under, any Loan Document, or result in or require the creation or imposition of any Lien on any property of the Borrower or any Subsidiary as a consequence of the execution, delivery and performance of any Loan Document.

SECTION 6.8 Financial Condition.

(a) The Consolidated balance sheet of the Borrower as of February 27, 2010 together with Consolidated statements of income, retained earnings, paid-in capital and surplus and cash flows for the Fiscal Year then ended, audited and reported upon by the Borrower’s outside independent certified public accounting firm, previously delivered to the Administrative Agent and the Lenders, and the unaudited Consolidated balance sheet of the Borrower as of August 31, 2010, together with Consolidated statements of income, retained earnings, paid-in capital and surplus and cash flows for the period then ended, fairly present the Consolidated financial condition, Consolidated results of operations and transactions in surplus accounts of the Borrower as of the dates and for the periods referred to and have been prepared in accordance with GAAP consistently applied throughout the period involved, subject to normal year end adjustments and the absence of footnotes. There are no material liabilities (whether known or unknown, direct or indirect, fixed or contingent, and of any nature whatsoever) of the Borrower or any Subsidiary as of the date of each such balance sheet that are not reflected therein or, as applicable, in the notes thereto.

(b) No Default or Event of Default has occurred and is continuing. There has been no material adverse change in the business, properties, condition (financial or otherwise) or operations, present or prospective, of the Borrower and the Subsidiaries, taken as a whole, since February 27, 2010.

SECTION 6.9 Taxes. The Borrower and its Subsidiaries have filed all United States federal tax returns, and all other tax returns, required to be filed and have paid all taxes, assessments and governmental charges or levies due pursuant to such returns or pursuant to any assessment received by the Borrower or any Subsidiary, except such taxes, if any, as are being contested in good faith and for which adequate reserves have been provided. No notices of tax liens have been filed and no claims are being asserted concerning any such taxes, assessments and governmental charges or levies, which liens or claims could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries for any taxes or other governmental charges are adequate.

SECTION 6.10 Margin Stock; Use of Proceeds. Neither the Borrower nor any Subsidiary is engaged principally or as one of its activities in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” (as each such term is defined or used, directly or indirectly, in Regulation U of the Board of Governors of the Federal Reserve System). No part of the proceeds of any of the Loans or Letters of Credit will be used for purchasing or carrying margin stock or for any purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X of such Board of Governors. The proceeds of the Loans and Letters of Credit are to be used solely for the purposes set forth in and permitted by Section 7.12.

SECTION 6.11 Compliance with ERISA. With respect to each Plan, the Borrower and each other member of the ERISA Group has fulfilled its obligations under the minimum funding standards of and is in compliance in all material respects with ERISA, and with the Code to the extent applicable to it. Neither the Borrower nor any other member of the ERISA Group has incurred or is likely to incur any liability to the PBGC or a Plan under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA. Neither the Borrower nor any Subsidiary has any contingent liabilities for any post-retirement benefits under a Welfare Plan, other than liability for continuation coverage described in Part 6 of Title I of ERISA. No Pension Plan has incurred an unwaived “reportable event” under Section 4043 of ERISA as a result of which either the Borrower or any Subsidiary is expected to incur a material liability. Neither the Borrower nor any member of the ERISA Group has incurred or is likely to incur any material withdrawal liability under a Multiemployer Plan. Neither the Borrower nor any member of the ERISA Group has received notice from the PBGC of an intent to terminate a Pension Plan. No trustee has been appointed to administer any Pension Plan. No trustee has been appointed to administer any Multiemployer Plan, and no Multiemployer Plan has provided notice to the Borrower or any member of the ERISA Group that it is, or is expected to become, insolvent or in reorganization within the meaning of Title IV of ERISA, as a result of any of which either the Borrower or any Subsidiary is expected to incur a material liability.

SECTION 6.12 Not an Investment Company. Neither the Borrower nor any Subsidiary is (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (ii) subject to regulation under any foreign, federal, state or local statute or regulation limiting its ability to incur indebtedness for money borrowed as contemplated hereby.

SECTION 6.13 Properties. The Borrower and the Subsidiaries each has good and marketable title to, or valid leasehold interests in, all of its respective properties and assets that are reflected on the Consolidated balance sheet of the Borrower as of the most recent date, except for such immaterial properties and assets as have been disposed of in the ordinary course of business and except for minor defects in title that do not interfere with the ability of the Borrower or any Subsidiary to conduct its business as now conducted. All such assets and properties are so owned or held free and clear of all Liens, except Permitted Liens.

SECTION 6.14 Compliance with Laws. The Borrower and each of its Subsidiaries has all necessary licenses, permits and governmental authorizations to own and operate its Properties and to carry on its business as currently conducted and contemplated, except to the extent failure to have the same could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Borrower and each of its Subsidiaries is in material compliance with all applicable laws, regulations, ordinances and orders of any governmental or judicial authorities except for any such law, regulation, ordinance or order which, the failure to comply therewith, could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 6.15 Environmental Protection. Except as disclosed in Schedule 6.15, the Borrower and each of its Subsidiaries and all real property owned, leased or operated by the Borrower or any Subsidiary are in compliance with all applicable Environmental Laws and Environmental Permits, except for any noncompliance which would not reasonably be expected to have a Material Adverse Effect. The Borrower and each of its Subsidiaries have all required Environmental Permits, except where the failure to obtain an Environmental Permit would not reasonably be expected to have a Material Adverse Effect, and no revocation of any Environmental Permit is pending or, to Borrower’s knowledge, threatened. Neither the Borrower nor any Subsidiary has caused or suffered to occur any Release of any Hazardous Substance into the environment and there is no Release of Hazardous Substances on any real property owned, leased or operated by the Borrower or any Subsidiary, except in each case for (a) permitted Releases under any Environmental Laws or Environmental Permit issued to the Borrower or any Subsidiary or (b) Releases that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, or to result in any violations of any Environmental Laws that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Except as disclosed in Schedule 6.15, neither the Borrower nor any Subsidiary has caused or suffered to occur any condition on any of their property that could give rise to the imposition of any Lien under Environmental Laws which would reasonably be expected to have a Material Adverse Effect. There are no Environmental Claims pending, or to the knowledge of the Borrower or any Subsidiary, threatened against the Borrower or any Subsidiary which would in any such case, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 6.16 Insurance. All of the properties and operations of the Borrower and each Subsidiary of a character usually insured by companies of established reputation engaged in the same or a similar business similarly situated are adequately insured, by financially sound and reputable insurers, against loss or damage of the kinds and in amounts customarily insured against by such Persons, and the Borrower and the Subsidiaries carry, with such insurers in customary amounts, such other insurance, including larceny, embezzlement or other criminal misappropriation insurance and business interruption insurance, as is usually carried by companies of established reputation engaged in the same or a similar business similarly situated.

SECTION 6.17 No Burdensome Restrictions; Compliance with Agreements. Neither the Borrower nor any Subsidiary is (a) subject to any law, regulation, rule or order that (individually or in the aggregate) materially and adversely affects the business, operations, Property or financial or other condition of the Borrower and its Subsidiaries taken as a whole or

(b) in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Contractual Obligation to which it is a party, which default could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

SECTION 6.18 Full Disclosure. All information relating to the Borrower or its Subsidiaries delivered in writing to the Administrative Agent or any Lender in connection with the negotiation, execution and delivery of this Agreement and the other Loan Documents is true and complete in all material respects. There is no material fact of which the Borrower is aware which, individually or in the aggregate, could reasonably be expected to influence adversely any Lender’s credit analysis relating to the Borrower and its Subsidiaries which has not been disclosed to the Lenders in writing.

SECTION 6.19 Solvency. The Borrower, both individually and taken as a whole together with its Subsidiaries, is Solvent.

SECTION 6.20 OFAC. None of the Borrower, any Subsidiary of the Borrower or any Affiliate of the Borrower or any Guarantor: (i) is a Sanctioned Person, (ii) has more than ten percent (10%) of its assets in Sanctioned Entities, or (iii) derives more than ten percent (10%) of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. The proceeds of any Loan will not be used and have not been used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

SECTION 6.21 Intellectual Property Matters. The Borrower and its Subsidiaries own or possess rights to use all material franchises, licenses, copyrights, copyright applications, patents, patent rights or licenses, patent applications, trademarks, trademark rights, service mark, service mark rights, trade names, trade name rights, copyrights and other rights with respect to the foregoing which are reasonably necessary to conduct their businesses. No event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such rights, and neither the Borrower nor any Subsidiary is liable to any Person for infringement under applicable law with respect to any such rights as a result of its business operations.

SECTION 6.22 Survival. All representations and warranties made by the Borrower in this Agreement, and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement, shall (i) be considered to have been relied upon by the Administrative Agent and the Lenders, (ii) survive the making of Loans and the issuance of Letters of Credit regardless of any investigation made by, or on behalf of, the Administrative Agent or any of the Lenders, and (iii) continue in full force and effect as long as the Revolving Credit Commitments have not been terminated and, thereafter, so long as any Loan, L/C Obligation, Commitment Fee, Letter of Credit fees or other amount payable under any Loan Document remains unpaid.

ARTICLE VII

AFFIRMATIVE COVENANTS

Borrower hereby covenants and agrees that on and after the Closing Date and until the Revolving Credit Commitment and all Letters of Credit have terminated and all other Obligations (other than contingent indemnification obligations not then due) have been paid and satisfied in full in cash, it will:

SECTION 7.1 Financial Statements; Compliance Certificates. Furnish to the Lenders:

(a) as soon as available, but in no event more than 45 days following the end of each of the first three quarters of each Fiscal Year, copies of the Borrower’s Quarterly Report on Form 10-Q being filed with the SEC, which shall include a Consolidated balance sheet and Consolidated income statement of the Borrower and the Subsidiaries for such quarter;

(b) as soon as available, but in no event more than 90 days following the end of each Fiscal Year, a copy of the Borrower’s Annual Report on Form 10-K being filed with the SEC, which shall include the Consolidated financial statements of the Borrower and the Subsidiaries, together with an audit report thereon by the Borrower’s outside independent certified public accounting firm (or another firm of independent certified public accountants reasonably satisfactory to the Lenders), for such year;

(c) together with each report delivered pursuant to Sections 7.1(a) and (b), a Compliance Certificate stating whether, as of the last date of the financial statements included in such report, any event occurred or circumstance existed which, individually or in the aggregate, constituted a Default or Event of Default (and, if so, detailing the facts with respect thereto) and whether the Borrower was in compliance with the covenants set forth in Section 8.11, together with calculations to establish the Borrower’s compliance therewith;

(d) promptly upon the filing by the Borrower with the SEC or any national securities exchange of any registration statement (other than a registration statement on Form S-8 or an equivalent form) or regular periodic report (other than the reports referred to in Sections 7.1(a) and (b)), notification of such filing; and, at the request of the Administrative Agent or any Lender, the Borrower shall deliver to the Administrative Agent or such Lender a copy of such filing (excluding exhibits);

(e) promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed;

(f) within two Business Days of any Responsible Officer of the Borrower obtaining knowledge of any Default or Event of Default, a certificate of a Responsible Officer of the Borrower stating that such certificate is a “Notice of Default” and setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

(g) quarterly, an update to Schedule 6.2 hereto; and

(h) such additional information, reports or statements, regarding the business, financial condition or results of operations of the Borrower and its Subsidiaries, as the Administrative Agent or any of the Lenders from time to time may reasonably request.

If any Subsidiary of the Borrower files on behalf of itself with the SEC any of the documents described in Sections 7.1(a) through 7.1(e) above, the Borrower or such Subsidiary will furnish such documents to the Lenders in accordance with those Sections. Any information or document that is required to be furnished by the preceding sentence or Sections 7.1(a) through 7.1(e) above and that is filed with the SEC via the EDGAR filing system shall be deemed to be furnished so long as the Borrower provides to the Administrative Agent electronic or written notice of the posting of such information or document.

SECTION 7.2 Corporate Existence. Except as permitted by Section 8.1, maintain, and cause each Subsidiary to maintain, its corporate existence in good standing and to qualify and remain qualified to do business in each jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business is such that the failure to qualify, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 7.3 Conduct of Business. Preserve, renew and keep in full force and effect, and cause each Subsidiary to preserve, renew and keep in full force and effect, all its franchises and licenses necessary or desirable in the normal conduct of its business and the loss of which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; and comply, and cause each Subsidiary to comply, with all applicable laws, orders, rules and regulations of all Governmental Authorities the failure with which so to comply, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 7.4 Authorizations. Obtain, make and keep in full force and effect, and cause each of its Subsidiaries to obtain, make and keep in full force and effect, all authorizations from and registrations with Governmental Authorities required for the validity or enforceability of the Loan Documents.

SECTION 7.5 Taxes. Pay and discharge, and cause each Subsidiary to pay and discharge, all taxes, assessments and governmental charges upon it, its income and its properties prior to the date on which penalties are attached thereto, except to the extent that (i) such taxes, assessments and governmental charges shall be contested in good faith and by appropriate proceedings by the Borrower or such Subsidiary, as the case may be, (ii) unless the amount thereof is not material to the Borrower’s Consolidated financial condition, adequate reserves are maintained (in accordance with GAAP) by the Borrower or such Subsidiary, as the case may be, with respect thereto, and (iii) any failure to pay and discharge such taxes, assessments and governmental charges could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

SECTION 7.6 Insurance. Maintain, and cause each Subsidiary to maintain, insurance with reputable insurance companies against such risks, of such types (including general liability, larceny, embezzlement or other criminal misappropriation insurance), on such properties and in such amounts as is customarily maintained by similar businesses similarly situated; and file and cause each Subsidiary to file with the Administrative Agent upon its request or the request of any Lender a detailed list of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.

SECTION 7.7 Inspection. Upon reasonable notice, permit, and cause each Subsidiary to permit, the Administrative Agent and the Lenders to have one or more of their officers and employees, or any other Person or Persons designated by the Administrative Agent or the Lenders, reasonable access, prior to the occurrence and continuance of any Default or Event of Default, at the expense of the Administrative Agent and the Lenders and at any time a Default or Event of Default has occurred and is continuing, at the Borrower’s expense, to any of the properties of the Borrower and the Subsidiaries and to examine the minute books, books of account and other records of the Borrower and the Subsidiaries, and discuss their affairs, finances and accounts with their officers and with the Borrower’s independent accountants, during normal business hours and at such other reasonable times, for the purpose of monitoring the Borrower’s and Subsidiaries’ compliance with their obligations under the Loan Documents; provided, however, that except upon the occurrence and during the continuance of any Default or Event of Default, not more than one such set of visits and inspections may be conducted each calendar quarter.

SECTION 7.8 Maintenance of Records. For the Borrower and each of its Subsidiaries (i) keep proper books of record and account in which full, true and correct entries will be made of all dealings or transactions of or in relation to its business and affairs; (ii) set up on its books reserves with respect to all taxes, assessments, charges, reviews and claims; and (iii) on a current basis, set up on its books, from its earnings, appropriate reserves against doubtful accounts receivable, advances and investments and all other proper reserves (including by reason of enumeration, reserves for premiums, if any, due on required prepayments and reserves for depreciation, obsolescence, or amortization of properties), which should be set aside from such earnings in connection with its business. All determinations pursuant to this Section 7.8 shall be made in accordance with, or as required by, GAAP consistently applied in the opinion of the independent auditors regularly engaged by the Borrower.

SECTION 7.9 Maintenance of Property. Maintain, keep and preserve and cause each Subsidiary to maintain, keep and preserve all of its properties in good repair, working order and condition and from time to time make all necessary and proper repairs, renewals, replacements, and improvements thereto, except to the extent that any failure so to maintain, keep and preserve such properties, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

SECTION 7.10 ERISA. Furnish to the Lenders:

(a) within ten days after a Responsible Officer learns that any “reportable event” (as defined in Section 4043(c) of ERISA), other than a reportable event for which the 30-day notice requirement has been waived by the PBGC, has occurred with respect to a Pension Plan as a result of which the Borrower or any subsidiary is expected to incur a material liability, a statement setting forth details as to such reportable event and the action proposed to be taken with respect thereto;

(b) within ten days after receipt thereof, a copy of any notice that any member of the ERISA Group may receive from the PBGC relating to the intention of the PBGC to terminate any Pension Plan or to appoint a trustee to administer any Plan;

(c) within ten days after filing with any affected party (as such term is defined in Section 4001 of ERISA) of a notice of intent to terminate a Pension Plan, a copy of such notice and a statement setting forth the details of such termination, including the amount of liability, if any, of any member of the ERISA Group under Title IV of ERISA;

(d) within ten days after the adoption of an amendment to a Pension Plan if, after giving effect to such amendment, the Pension Plan is a plan described in Section 4021(b) of ERISA, a statement setting forth the details thereof;

(e) within 30 days after withdrawal from a Pension Plan during a plan year for which any member of the ERISA Group could be subject to liability under Section 4063 or 4064 of ERISA, a statement setting forth the details thereof, including the amount of such liability;

(f) within 30 days after cessation of operations by any member of the ERISA Group at a facility under the circumstances described in Section 4062(e) of ERISA, a statement setting forth the details thereof, including the amount of liability of the Borrower or another member of the ERISA Group under Title IV of ERISA;

(g) within ten days after adoption of an amendment to a Pension Plan which would require security to be given to the Pension Plan pursuant to Section 436(f)(1) of the Code, a statement setting forth the details thereof, including the amount of such security;

(h) within ten days after failure by any member of the ERISA Group to make payment to a Pension Plan which would give rise to a lien in favor of the Plan under Section 303(k) of ERISA or Section 430(k) of the Code, a statement setting forth the details thereof, including the amount of such lien;

(i) within ten days after the due date for paying any minimum contribution to any Pension Plan, pursuant to Section 430(j) of the Code, of a notice of failure to make a required installment or other payment with respect to a Pension Plan, a statement setting forth details as to such failure and the action proposed to be taken with respect thereto; and

(j) within 30 days after receipt by any member of the ERISA Group from the sponsor of a Multiemployer Plan of any notice concerning the imposition of withdrawal liability or the endangered status, critical status, termination or reorganization of a Multiemployer Plan, as a result of which the Borrower or any Subsidiary is expected to incur a material liability, a copy of such notice.

SECTION 7.11 Notice of Defaults and Adverse Developments. Promptly notify the Administrative Agent upon the discovery by any Responsible Officer of the occurrence of (i) any event, development or circumstance whereby the financial statements most recently furnished to the Administrative Agent or any of the Lenders fail in any material respect to present fairly, in accordance with GAAP, the financial condition and operating results of the

Borrower and the Subsidiaries as of the date of such financial statements; (ii) any litigation or proceedings that are instituted or threatened (to the knowledge of the Borrower) against the Borrower or any Subsidiary or any of their respective assets that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; (iii) any event, development or circumstance which, individually or in the aggregate, could reasonably be expected to result in an event of default (or, with the giving of notice or lapse of time or both, an event of default) under any Indebtedness and the amount thereof, provided that such notice need only be given for an item of Indebtedness greater than $100,000 and must be given within 30 calendar days of such event, development or circumstance; and (iv) any other development in the business or affairs of the Borrower or any Subsidiary if the effect thereof would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; in each case describing the nature thereof and the action the Borrower proposes to take with respect thereto. Upon receipt, the Administrative Agent shall promptly advise each Lender of the contents of any such notice.

SECTION 7.12 Use of Proceeds. Use each Loan, and the credit provided by Letters of Credit, only (i) to repay Indebtedness outstanding at the Closing Date, (ii) for working capital requirements and (iii) for general corporate purposes, including Capital Expenditures and permitted Investments. Following application of the proceeds of each Loan, not more than 25% of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a Consolidated basis) subject to the provisions of Section 8.2 hereof will be margin stock (within the meaning of the Margin Regulations).

SECTION 7.13 Environmental Matters. (i) Comply, and cause each Subsidiary to comply, in all material respects with all applicable Environmental Laws and Environmental Permits, (ii) notify the Administrative Agent promptly after becoming aware of any material Environmental Claim, or any fact or circumstance that would reasonably be expected to result in a material Environmental Claim, with respect to the Borrower’s or any Subsidiaries’ properties or facilities, that is not disclosed in Schedule 6.15, and (iii) diligently investigate and remediate any Release of Hazardous Substances on any real property leased, owned or operated by the Borrower or any Subsidiary, in each case to the extent required by the Borrower or any Subsidiary for compliance with Environmental Laws.

SECTION 7.14 Additional Subsidiaries.

(a) Notify the Administrative Agent within three (3) Business Days after the creation or acquisition of any Domestic Subsidiary and promptly thereafter (and in any event within thirty (30) days after such creation or acquisition), cause such Person to (i) become a Subsidiary Guarantor by delivering to the Administrative Agent a duly executed supplement to the Subsidiary Guaranty Agreement or such other document as the Administrative Agent shall deem appropriate for such purpose, (ii) grant a security interest in all personal property (subject to the exceptions specified in the Collateral Agreement) owned by such Subsidiary by delivering to the Administrative Agent a duly executed supplement to each Security Document or such other document as the Administrative Agent shall deem appropriate for such purpose and comply with the terms of each Security Document, (iii) deliver to the Administrative Agent such documents and certificates referred to in Section 5.1 as may be reasonably requested by the Administrative Agent, (iv) deliver to the Administrative Agent such updates to the Schedules to the Loan

Documents as requested by the Administrative Agent with respect to such Person, and (v) deliver to the Administrative Agent such other documents and instruments as may be reasonably requested by the Administrative Agent, all in form, content and scope reasonably satisfactory to the Administrative Agent.

(b) Notify the Administrative Agent within three (3) Business Days after any Person becomes a Foreign Subsidiary of the Borrower, and promptly thereafter (and in any event within forty-five (45) days after notification), cause (i) the Borrower or the applicable Subsidiary to deliver Security Documents to the Administrative Agent pledging sixty-five percent (65%) of the total outstanding Capital Stock (to the extent, and for so long as, the pledge of any greater percentage would have material adverse federal income tax consequences for the Borrower) and a consent thereto executed by such new Foreign Subsidiary (including, without limitation, if applicable, original stock certificates (or the equivalent thereof pursuant to the Applicable Laws and practices of any relevant foreign jurisdiction) evidencing the Capital Stock of such new Foreign Subsidiary, together with an appropriate undated stock power for each certificate duly executed in blank by the registered owner thereof), (ii) such Person to deliver to the Administrative Agent such documents and certificates referred to in Section 5.1 as may be reasonably requested by the Administrative Agent, (iii) such Person to deliver to the Administrative Agent such updates to the Schedules to the Loan Documents as requested by the Administrative Agent with regard to such Person and (iv) such Person to deliver to the Administrative Agent such other documents as may be reasonably requested by the Administrative Agent, all in form, content and scope reasonably satisfactory to the Administrative Agent.

(c) Notwithstanding the foregoing, to the extent any new Subsidiary is created solely for the purpose of consummating a merger transaction pursuant to an acquisition permitted by Section 8.4(i), and such new Subsidiary at no time holds any assets or liabilities other than any merger consideration contributed to it contemporaneously with the closing of such merger transaction, such new Subsidiary shall not be required to take the actions set forth in Section 7.14(a) or (b), as applicable, until the consummation of such merger transaction (at which time, the surviving entity of such merger transaction shall be required to so comply with Section 7.14 (a) or (b), as applicable, within ten (10) Business Days of the consummation of such merger transaction).

(d) Notwithstanding the foregoing, the provisions of this Section 7.14 shall not apply to assets as to which the Administrative Agent and the Borrower shall reasonably determine that the costs and burdens of obtaining a security interest therein or perfection thereof outweigh the value of the security afforded thereby.

SECTION 7.15 Further Assurances.

(a) From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take such actions, as the Administrative Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents. Upon the exercise by the Administrative Agent or any Lender of any power, right, privilege or remedy pursuant to this

Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, the Borrower and its Subsidiaries will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Lender may be required to obtain for such governmental consent, approval, recording, qualification or authorization.

(b) Maintain the security interest created by the Security Documents as a perfected security interest having at least the priority described in Section 4.1 of the Collateral Agreement, subject to the rights of the Credit Parties to dispose of the Collateral pursuant to the Loan Documents; and make, execute and deliver all such additional and further acts, things, deeds, instruments and documents as the Administrative Agent or the Required Lenders (through the Administrative Agent) may reasonably require for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of renewing the rights of the Secured Parties with respect to the Collateral as to which the Administrative Agent, for the ratable benefit of the Secured Parties, has a perfected Lien pursuant hereto or thereto, including, without limitation, filing any financing or continuation statements under the UCC (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby or by the other Loan Documents.

ARTICLE VIII

NEGATIVE COVENANTS

Borrower hereby covenants and agrees that on and after the Closing Date and until the Revolving Credit Commitment and all Letters of Credit have terminated and all other Obligations (other than contingent indemnification obligations not then due) have been paid and satisfied in full in cash, it will not:

SECTION 8.1 Mergers, Consolidations and Sales of Assets. Be a party to any merger, consolidation or share exchange, or sell, transfer, lease or otherwise dispose of all or any substantial part of its assets or Property, including any disposition of assets or Property as part of a sale and leaseback transaction, or in any event sell or discount (with or without recourse) any of its notes or accounts receivable, or permit any Subsidiary so to do; provided, however, that, subject to compliance with the other negative covenants in this Article VIII, this Section 8.1 shall not apply to, nor operate to prevent, (i) the Borrower being a party to any merger where the Borrower is the surviving Person if, after giving effect to such merger, no Default or Event of Default would then exist, (ii) any Subsidiary (A) merging into the Borrower, (B) being a party to any merger which does not involve the Borrower where such Subsidiary is the surviving Person or (C) being party to any merger in connection with any disposition otherwise permitted pursuant to this Section 8.1, if, after giving effect to such merger, no Default or Event of Default would then exist, (iii) the Borrower or any Subsidiary from selling its inventory in the ordinary course of its business, (iv) any dissolution of an inactive Subsidiary that would not have a Material Adverse Effect, if, after giving effect to such dissolution, no Default or Event of Default would then exist, and (v) any Like-Kind Exchange. For the purpose of this Section 8.1, a “substantial” amount or part of the assets of the Borrower shall mean a limitation of not greater than 10% (excluding Like-Kind Exchanges) of the total Consolidated assets of the Borrower per Fiscal Year over all transactions during that year (computed based upon the total Consolidated assets of the Borrower set forth on the Consolidated balance sheet of Borrower prepared as of the last day of the previous Fiscal Year). The consideration paid for any assets or Property in any sale, transfer, lease or other disposition of assets or Property permitted by this Section 8.1: (y) must be equal to the Fair Market Value for such assets or Property and (z) must be at least 75% in the form of cash or Cash Equivalents and Short Term Investments.

SECTION 8.2 Liens. Create, incur, assume or suffer to exist any Lien, or permit any Subsidiary so to do, upon or in any of its Property or assets, whether now owned or hereafter acquired, except the following Liens (collectively, “Permitted Liens”):

(a) Liens arising by operation of law in connection with worker’s compensation, unemployment insurance, social security obligations, taxes, assessments, statutory obligations or other similar charges, good faith deposits, pledges or Liens in connection with bids, tenders, contracts or leases to which the Borrower or any Subsidiary is a party (other than contracts for borrowed money), or other deposits required to be made or surety bonds or other obligations of like nature (which for the purposes of this Agreement shall include letters of credit in the nature of a surety bond) required to be obtained in the ordinary course of business in connection with any of the foregoing; provided that in each case the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate proceedings and for which reserves in conformity with GAAP have been provided on the books of the Borrower;

(b) Mechanics’, workmen’s, materialmen’s, landlords’, carriers’ or other similar Liens arising in the ordinary course of business (or deposits to obtain the release of such Liens) securing obligations not due or, if due, being contested in good faith by appropriate proceedings and for which reserves in conformity with GAAP have been provided on the books of the Borrower;

(c) Liens for taxes or assessments or other government charges or levies on the Borrower or any Subsidiary of the Borrower or their respective Properties, not yet due or delinquent, or which can thereafter be paid without penalty, or which are being contested in good faith by appropriate proceedings and for which reserves in conformity with GAAP have been provided on the books of the Borrower;

(d) Liens arising out of judgments or awards against the Borrower or any Subsidiary of the Borrower, or in connection with surety or appeal bonds in connection with bonding such judgments or awards, the time for appeal from which or petition for rehearing of which shall not have expired or with respect to which the Borrower or such Subsidiary shall be prosecuting an appeal or proceeding for review, and with respect to which it shall have obtained a stay of execution pending such appeal or proceeding for review; provided that the aggregate amount of liabilities (including interest and penalties, if any) of the Borrower and its Subsidiaries secured by such Liens shall not exceed $2,500,000 at any time outstanding;

(e) Liens upon any Property acquired by the Borrower or any Subsidiary of the Borrower to secure any Indebtedness of the Borrower or any Subsidiary incurred at the time of the acquisition of such Property to finance the purchase price of such Property (excluding Liens otherwise permitted pursuant to Sections 8.2(g), 8.2(h) or 8.2(i) below), provided that any such Lien shall apply only to the Property that was so acquired and the aggregate principal amount of Indebtedness secured by such Liens shall not exceed $20,000,000 at any time outstanding;

(f) Survey exceptions or encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties which are necessary for the conduct of the activities of the Borrower and any Subsidiary of the Borrower or which customarily exist on properties of corporations engaged in similar activities and similarly situated and which do not in any event materially impair their use in the operation of the business of the Borrower or any Subsidiary of the Borrower;

(g) Liens (including any mortgages or other Liens on Real Property) listed in Schedule 8.2 hereto;

(h) Liens securing Indebtedness of a Subsidiary of the Borrower incurred in connection with the acquisition or construction of Property of such Subsidiary; provided that such Lien is limited to the Property being financed by such Indebtedness and any revenues of such Subsidiary directly attributable to such Property; and provided, further, that the Indebtedness secured by such Lien is non-recourse to the Borrower and its Subsidiaries;

(i) Liens upon personal property resulting from the sale by the Borrower or any Subsidiary of Property and the leasing of the same or similar property from the purchaser thereof (or a subsequent purchaser or lessee), provided that any sale/leaseback transaction complies with the other negative covenants contained in Article VIII;

(j) Liens existing upon any Property or assets acquired by the Borrower or a Subsidiary of the Borrower, or upon Property or assets of a Person acquired by the Borrower or a Subsidiary, that as a result of such acquisition becomes a Subsidiary, provided that such Liens (A) are only on the assets or Property acquired in, or owned by an entity acquired in, an acquisition permitted under Section 8.4(i) and (B) do not exceed $20,000,000 in the aggregate;

(k) Liens securing Indebtedness existing or incurred in connection with industrial revenue bonds or industrial development bonds, as permitted by Section 8.3, provided such Liens are limited to Liens on the capital assets that have been acquired or construction of which has been financed by the proceeds of such industrial revenue bonds or industrial development bonds;

(l) Any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Lien referred to in the foregoing paragraphs (e), (g), (h), (i) and (j), inclusive, provided, however, that the principal amount of Indebtedness secured thereby shall not exceed the principal amount of the Indebtedness so secured at the time of any extension, renewal or refinancing, and that such extension, renewal or refinancing shall be limited to the Property which was subject to the Lien so extended, renewed or refinanced;

(m) Liens, if any, securing obligations under the Loan Documents;

(n) Liens securing up to $25,000,000 of Indebtedness by the Borrower incurred pursuant to Section 8.3(b) which is secured equally and ratably, on a pari passu basis, with the Secured Obligations; provided, that (x) such Indebtedness is incurred on such terms and conditions as shall be reasonably acceptable to the Administrative Agent and Required Lenders and (y) the holders of such Indebtedness enter into an intercreditor agreement with the Administrative Agent on terms and conditions acceptable to the Administrative Agent and Required Lenders upon the issuance of such Indebtedness;

(o) Liens on cash of the Borrower securing reimbursement obligations in respect of letters of credit described on Schedule 8.3 or issued pursuant to Section 8.3(g); and

(p) Other Liens, provided that the aggregate principal amount of Indebtedness secured by such other Liens does not exceed $5,000,000.

Notwithstanding the foregoing, the Borrower shall not create, incur, assume or suffer to exist any Lien, or permit any Subsidiary to do so, upon or in any interest in any Real Property held by it, whether now owned or hereafter acquired, except for Liens permitted pursuant to paragraphs (b), (c), (d), (e), (f), (g), (h), (j) and (l) (except for any Liens granted in the first instance pursuant to clause (i)) above.

SECTION 8.3 Indebtedness. Create, incur, assume, suffer to exist, Guaranty or become or remain contingently liable for any Indebtedness, or permit any Subsidiary so to do, except:

(a) Indebtedness to the Administrative Agent and one or more Lenders under the Loan Documents;

(b) Indebtedness of the Borrower which, when in place, will not cause the Borrower to be in violation of the covenants contained in Section 8.11; provided such Indebtedness shall not have (i) any scheduled principal payment or a final maturity date prior to the date which is six (6) months after the Maturity Date or (ii) covenants or events of default that are more restrictive than those set forth in this Agreement;

(c) Indebtedness of Subsidiaries secured by Liens permitted pursuant to Sections 8.2(e), 8.2(g), 8.2(h), 8.2(i) (but only to the extent such sale and leaseback transactions are Capital Lease Obligations), 8.2(j) or 8.2(k) (and Section 8.2(l) to the extent applicable to the Liens securing Indebtedness permitted by this Section 8.3(c)) which, when in place, will not cause the Borrower to be in violation of such Sections or of the covenants contained in Section 8.11;

(d) (A) Indebtedness of Subsidiaries of the Borrower in an aggregate outstanding amount for all Subsidiaries at any time not to exceed $2,500,000, (B) Indebtedness of Subsidiaries of the Borrower to the Borrower, (C) Indebtedness of Subsidiaries of the Borrower consisting of any surety bond or other obligations of like nature, provided that such Indebtedness shall be permitted pursuant to this Section 8.3(d) only (x) with respect to the portion of such surety bond or other obligation as to which no demand or unreimbursed drawing has been made, (y) if such surety bond or other obligation has been provided in the ordinary course of such Subsidiaries’ business and (z) if such Indebtedness, when in place, will not cause the Borrower to be in violation of the Financial Covenants, and (D) Indebtedness of Subsidiaries of the Borrower consisting of industrial revenue bonds or obligations of like nature, if such Indebtedness, when in place, will not cause the Borrower to be in violation of the Financial Covenants;

(e) Indebtedness described in clause (i) of the second proviso in Section 8.4(j) hereof;

(f) Existing Indebtedness listed in Schedule 8.3 hereto; and

(g) Indebtedness of the Borrower in respect of letters of credit issued by Comerica Bank with an aggregate amount available to be drawn thereunder not in excess of $12,500,000 at any time as a replacement of one or more of the letters of credit described on Schedule 8.3.

SECTION 8.4 Investments, Acquisitions, Loans, Advances and Guaranties. Directly or indirectly, make, retain or have outstanding any investments (whether through purchase of stock or obligations or otherwise) in, or loans or advances to, any other Person, or acquire all or any substantial part of the assets or business or any other Person or division thereof, or Guaranty or become liable as endorser, guarantor, surety or otherwise (such as liability as a general partner) for any debt, obligation or undertaking of any other Person, or otherwise agree to provide funds for payment of the obligations of another, or supply funds thereto or invest therein or otherwise assure a creditor of another against loss, or apply for or become liable to the issuer of a letter of credit which supports an obligation of another, or subordinate any claim or demand it may have to the claim or demand of any other Person (cumulatively, all of the foregoing, being “Investments”), or permit any Subsidiary to do any of the foregoing; provided, however, that the foregoing provisions shall not apply to, nor operate to prevent:

(a) Investments in direct obligations of the United States of America or of any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America, provided that any such obligation matures within one year from the date it is acquired by the Borrower or such Subsidiary;

(b) Investments in commercial paper rated P-1 by Moody’s Investors Services, Inc. or A-1 by Standard & Poor’s Corporation maturing within one year of its date of issuance;

(c) Investments in certificates of deposit issued by any Lender or any United States commercial bank having capital and surplus of not less than $500,000,000 maturing within one year from the date of issuance thereof or in banker’s acceptances endorsed by any Lender or other such commercial bank and maturing within six months of the date of acceptance;

(d) Investments in repurchase obligations with a term of not more than seven (7) days for underlying securities of the types described in subsection (a) above entered into with any bank meeting the qualifications specified in subsection (c) above, provided all such agreements require physical delivery of the securities securing such repurchase agreement, except those delivered through the Federal Reserve Book Entry System;

(e) Investments in money market funds that invest solely, and which are restricted by their respective charters to invest solely, in Investments of the type described in the immediately preceding subsections (a), (b), (c) and (d) above;

(f) ownership of stock, obligations or securities received in settlement of debts (created in the ordinary course of business) owing to the Borrower or any Subsidiary;

(g) endorsements of negotiable instruments for collection in the ordinary course of business;

(h) loans and advances to employees in the ordinary course of business for travel, relocation, and similar purposes;

(i) acquisitions by the Borrower or any Domestic Subsidiary of all or any substantial part of the assets or business of any other Person organized under the laws of the United States or any state thereof or any division thereof engaged in business in the United States (by merger, purchase or otherwise), or of a majority of the voting stock of such a Person; provided that (A) such Person or division thereof is engaged (or promptly after such acquisition will be engaged) in a line of business directly related to that of the Borrower; (B) such Person becomes a Subsidiary of the Borrower as a result of such acquisition or the assets are purchased by the Borrower or a Subsidiary, and any such new Subsidiary shall become a party to the Subsidiary Guaranty Agreement and the Collateral Agreement, (C) (i) no Default or Event of Default exists or would exist after giving effect to such acquisition and (ii) if the total consideration for the assets or business is $10,000,000 or more, the Borrower has furnished to the Lenders a certificate of Responsible Officer certifying (x) that no such Default or Event of Default exists or will exist, (y) calculations in reasonable detail demonstrating such compliance and (z) financial statements demonstrating such compliance, and (D) the Board of Directors or other governing body of such Person whose Property, or voting stock or other interests in which, are being so acquired has approved the terms of such acquisition;

(j) Investments in Persons who are not Credit Parties and who will not upon the making of such Investment become Credit Parties, in an amount not to exceed (A) $10,000,000 in the aggregate for all such Investments made after the Closing Date; provided, that (x) following the first Fiscal Quarter-end after the Closing Date as of which Borrower’s EBITDA for the trailing twelve month period ending on such date exceeds $20,000,000, then such limitation shall be increased to $35,000,000, (y) following the second Fiscal Quarter-end after the Closing Date as of which Borrower’s EBITDA for the trailing twelve month period ending on such date exceeds $20,000,000, then such limitation shall be increased to (1) $60,000,000 in the aggregate in any Fiscal Year (provided, any amounts not used in the immediately preceding Fiscal Year may be carried over into the immediately succeeding Fiscal Year) or (2) $110,000,000 in the aggregate for all such Investments made after the Closing Date, and (z) in no case may more than $25,000,000 in the aggregate be invested in joint ventures in which Borrower or a Wholly Owned Subsidiary does not hold majority control; provided, further, that (i) (A) Guaranties extended by any Credit Party with respect to obligations of another Credit Party, (B) Guaranties extended by any Credit Party with respect to non-financial obligations of a Subsidiary which is not a Credit Party and (C) surety bonds issued by Prism Assurance, Ltd. for non-financial obligations of Borrower or any of its Subsidiaries shall be excluded from such limitations, (ii) no Default or Event of Default exists or would exist after giving effect to any such Investment, and (iii) to the extent such Investment constitutes an acquisition, then clauses (A), (C) and (D) of paragraph (i) above shall be satisfied;

(k) Investments consisting of performance bonds and letters of credit and other similar surety devices obtained to support, or in lieu of, performance bonds, in each case entered into in the ordinary course of business;

(l) Investments in Subsidiaries party to the Subsidiary Guaranty Agreement and the Collateral Agreement;

(m) Investments constituting Indebtedness incurred pursuant to Section 8.3;

(n) Investments of up to $25,000,000 in the aggregate in Viracon do Brasil Participacoes Ltda. and Glassec Vidros de Seguranca Ltda.; provided, that following the satisfaction of the condition set forth in clause (y) of the proviso to paragraph (j) above, then such Investments shall be subject to the provisions of clause (j) and this clause (n) shall be of no further force and effect; and

(o) other Investments in stock or other securities, provided that the aggregate amount of all such Investments made after the Closing Date does not exceed $5,000,000.

In determining the amount of investments, acquisitions, loans, advances and guarantees permitted under this Section 8.4, investments and acquisitions shall always be valued at the original cost thereof (regardless of any subsequent appreciation or depreciation therein), loans and advances shall be valued at the principal amount thereof then remaining unpaid, and guarantees shall be valued at the amount of obligations guaranteed thereby.

SECTION 8.5 Dividends and Purchase of Stock. Declare any dividends (other than dividends payable in capital stock of the Borrower) on any shares of any class of its capital stock, or apply any of its Property or assets to the purchase, redemption or other retirement of, or set apart any sum for the payment of any dividends on, or for the purchase, redemption or other retirement of, or make any other distribution by reduction of capital or otherwise in respect of, any shares of any class of capital stock of the Borrower or permit any Subsidiary which is not a Wholly Owned Subsidiary so to do, or permit any Subsidiary to purchase or acquire any shares of any class of capital stock of the Borrower, unless, immediately after giving effect to such action, there shall not have occurred any Default or Event of Default that is continuing; provided, that prior to the occurrence of two consecutive Fiscal Quarter-ends after the Closing Date as of which Borrower’s EBITDA for each of the trailing twelve month periods ending on such dates exceeded $20,000,000, then all such dividends, redemptions, equity repurchases and other such actions by Borrower shall be limited to $12 million in any Fiscal Year.

SECTION 8.6 Use of Proceeds. Use the proceeds of Loans or Letters of Credit other than (i) to repay Indebtedness outstanding as of the Closing Date, (ii) for working capital requirements and (iii) for general corporate purposes, including Capital Expenditures and permitted Investments.

SECTION 8.7 Business Changes. Change the business or business purpose of the Borrower or of any Subsidiary, including making an acquisition or Investment that would have such effect, that could reasonably be expected to (i) result in a material change to the business activities or industry sector of the Borrower and its Subsidiaries or (ii) individually or in the aggregate, have a Material Adverse Effect.

SECTION 8.8 Transactions with Affiliates. Directly or indirectly enter into, or permit any Subsidiary to enter into, any transaction, including, without limitation, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with (a) any officer, director or other Affiliate of the Borrower or any of its Subsidiaries, or (b) any Affiliate of any such officer, director or other Affiliate, other than:

(i) transactions permitted by Sections 8.1, 8.3, 8.4 and 8.5;

(ii) transactions between two or more Credit Parties;

(iii) transactions existing on the Closing Date and described in Schedule 8.8 hereto;

(iv) other transactions in the ordinary course of business on terms as favorable as would be obtained by it on a comparable arm’s-length transaction with an independent, unrelated third party, as determined in good faith by the Borrower (for transactions in excess of $5,000,000, by the board of directors (or equivalent governing body) of the Borrower);

(v) employment and severance arrangements (including stock option plans and employee benefit plans and arrangements) with their respective officers and employees in the ordinary course of business;

(vi) payment of customary compensation and reasonable out of pocket costs to, and indemnities for the benefit of, directors, officers and employees of the Borrower and its Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower and its Subsidiaries; and

(vii) subject to Section 8.4, transactions between the Borrower and its Wholly-Owned Subsidiaries and transactions between any two Wholly Owned Subsidiaries.

SECTION 8.9 Certain Accounting Changes; Organizational Documents. (a) Change or permit any Subsidiary to change its Fiscal Year end, or make (without the consent of the Administrative Agent) any material change in its accounting treatment and reporting practices except as required by GAAP or (b) amend, modify or change its articles of incorporation (or corporate charter or other similar organizational documents) or amend, modify or change its bylaws (or other similar documents) in any manner which would materially and adversely affect the rights or interests of the Lenders.

SECTION 8.10 No Further Negative Pledges; Restrictive Agreements.

(a) Enter into, assume or be subject to or permit any Subsidiary to enter into, assume or be subject to any agreement prohibiting or otherwise restricting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, or requiring the grant of any security for such obligation if security is given for some other obligation, except (i) pursuant to this Agreement and the other Loan Documents, (ii) pursuant to any document or instrument governing Indebtedness incurred pursuant to Section 8.3(c) (provided, that any such restriction contained therein relates only to the asset or assets acquired in connection therewith), (iii) restrictions contained in the organizational documents of any Credit Party as of the Closing Date and (iv) restrictions in connection with any Permitted Lien or any document or instrument governing any Permitted Lien (provided, that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien).

(b) Create or otherwise cause or suffer to exist or become effective or permit any Subsidiary to cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any the Borrower or any Subsidiary thereof to (i) pay dividends or make any other distributions to the Borrower or any Subsidiary on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, (ii) pay any Indebtedness or other obligation owed to the Borrower or any Subsidiary Guarantor, (iii) make loans or advances to the Borrower or any Subsidiary Guarantor, (iv) sell, lease or transfer any of its properties or assets to the Borrower or any Subsidiary Guarantor or (v) act as a Guarantor pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extensions thereof, except (in respect of any of the matters referred to in clauses (i) through (v) above) for such encumbrances or restrictions existing under or by reason of (A) this Agreement and the other Loan Documents, (B) Applicable Law, (C) any document or instrument governing Indebtedness incurred pursuant to Section 8.3(c) (provided, that any such restriction contained therein relates only to the asset or assets acquired in connection therewith), (D) any Permitted Lien or any document or instrument governing any Permitted Lien (provided, that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien), (E) obligations that are binding on a Subsidiary at the time such Subsidiary first becomes a Subsidiary of the Borrower, so long as such obligations are not entered into in contemplation of such Person becoming a Subsidiary, (F) customary restrictions contained in an agreement related to the sale of Property (to the extent such sale is permitted pursuant to Section 8.1) that limit the transfer of such Property pending the consummation of such sale, (G) customary restrictions in leases, subleases, licenses and sublicenses or asset sale agreements otherwise permitted by this Agreement so long as such restrictions relate only to the assets subject thereto and (H) customary provisions restricting assignment of any agreement entered into in the ordinary course of business.

SECTION 8.11 Financial Covenants.

(a) Net Worth. Permit its Net Worth at any time to be less than the sum of (i) $266,338,400, (ii) 50% of the Borrower’s net income for each fiscal quarter completed (without deduction for any net losses) after the Closing Date and on or prior to the date of determination and (iii) 75% of all contributions to the equity of the Borrower made after the Closing Date.

(b) Maximum Adjusted Leverage Ratio. Permit its Adjusted Leverage Ratio to exceed 2.75 to 1.00 as of the last day of any fiscal quarter for the period of four fiscal quarters ending on such date; provided, that such requirement shall be deemed to be satisfied as of any date of determination when the numerator equals zero notwithstanding whether or not the denominator is a positive number.

ARTICLE IX

DEFAULT AND REMEDIES

SECTION 9.1 Events of Default. Each of the following specified events shall constitute an “Event of Default”:

(a) Payments. (i) The Borrower shall fail duly to pay any principal of any Loan or any L/C Obligations when due, whether at maturity, by notice of intention to prepay or otherwise, or (ii) the Borrower shall fail duly to pay any interest, fee or any other amount payable under the Loan Documents when due and the continuance thereof for three days.

(b) Covenants. (i) The Borrower shall fail duly to observe or perform any term, covenant, or agreement contained in Article VIII, or (ii) the Borrower shall fail duly to observe or perform any other term, covenant or agreement contained in this Agreement, and such failure shall have continued unremedied for a period of 30 days after any Responsible Officer becomes aware of such failure.

(c) Representations, etc. Any representation or warranty made or deemed made by the Borrower or any Subsidiary in a Loan Document, or any statement or representation made in any certificate, report or opinion delivered by or on behalf of the Borrower or any Subsidiary in connection with a Loan Document, shall prove to have been false or misleading in any material respect when so made or deemed made.

(d) Default Under Other Agreements. The Borrower or any Subsidiary shall fail to pay any Indebtedness (other than obligations hereunder) in an amount of $5,000,000 or more when due or default shall occur under one or more indentures, agreements or other instruments under which any Indebtedness of the Borrower or any Subsidiary in an aggregate principal amount of $5,000,000 or more may be issued or created and such default shall continue for a period of time sufficient to permit the holder or beneficiary of such Indebtedness or a trustee therefor to cause the acceleration of the maturity of any such Indebtedness or any mandatory unscheduled prepayment, purchase or funding thereof.

(e) Bankruptcy, etc. (i) An involuntary case or other proceeding shall be commenced against the Borrower or any Subsidiary (other than Harmon CFEM Facades (UK) Ltd.) seeking liquidation, reorganization or other relief with respect to it or its debts under any applicable bankruptcy, insolvency, reorganization or similar law or seeking the appointment of a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of more than 60 days; or an order or decree approving or ordering any of the foregoing shall be entered and continued unstayed and in effect, or (ii) the Borrower or any Subsidiary (other than Harmon CFEM Facades (UK) Ltd.) shall commence a voluntary case or proceeding under any applicable bankruptcy, insolvency, reorganization or similar law or any other case or proceeding to be adjudicated a bankrupt or insolvent, or any of them shall consent to the entry of a decree or order for relief in respect of the Borrower or any such Subsidiary in an involuntary case or proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against any of them, or any of them shall file a petition or answer or consent seeking reorganization or relief under any applicable law, or any of them shall consent to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Borrower or any such Subsidiary or any substantial part of their respective property, or any of them shall make an assignment for the benefit of creditors, or any of them shall admit in writing its inability to pay its debts generally as they become due, or the Borrower or any such Subsidiary shall take corporate action in furtherance of any such action.

(f) Judgments. One or more final judgments or orders for the payment of money against the Borrower or any Subsidiary or attachments against its property, (i) which in the aggregate exceed $5,000,000 (excluding amounts covered by reputable, independent third-party insurance as to which the insurer does not dispute coverage but agrees to make payment) or (ii) the operation or result of which, individually or in the aggregate, could be to interfere materially and adversely with the conduct of the business of the Borrower and its Subsidiaries, taken as a whole, remain unpaid, unstayed on appeal, undischarged, unbonded, or undismissed for a period of more than 30 days.

(g) ERISA. The Borrower or any other member of the ERISA Group shall fail to pay when due an amount or amounts which it shall have become liable to pay to the PBGC or to a Plan or a Multiemployer Plan in excess of $1,000,000; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of $1,000,000 (collectively, a “Material Plan”) shall be filed by the Borrower or any Subsidiary or any other member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding shall be instituted by a fiduciary of any Material Plan against the Borrower or any other member of the ERISA Group to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within thirty (30) days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated

(h) Validity of Loan Documents. (i) The Borrower or any Subsidiary, or any Person acting on behalf of the Borrower or a Subsidiary, or any Governmental Authority challenges the validity of any Loan Document or the Borrower’s or a Subsidiary’s obligations thereunder or any Loan Document ceases to be in full force and effect or is modified other than in accordance with the terms thereof and hereof, or (ii) any court or governmental or regulatory authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which prohibits, enjoins or otherwise restricts, in a manner that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on any of the transactions contemplated under the Loan Documents.

(i) Change of Control. Any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under said Act), or shall have acquired control, directly or indirectly, of 20% or more of the outstanding shares of common stock of the Borrower; or, during any period of 24 consecutive calendar months, individuals who were directors of the Borrower on the first day of such period shall cease to constitute a majority of the board of directors of the Borrower.

SECTION 9.2 Remedies. Upon the occurrence of an Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower:

(a) Acceleration; Termination of Revolving Credit Facility.

(i) Terminate the Revolving Credit Commitment and declare the principal of and interest on the Loans and the Reimbursement Obligations at the time outstanding, and all other amounts owed to the Lenders and to the Administrative Agent under this Agreement or any of the other Loan Documents (including, without limitation, all L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented or shall be entitled to present the documents required thereunder) and all other Obligations, to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrower, anything in this Agreement or the other Loan Documents to the contrary notwithstanding, and terminate the Credit Facility and any right of the Borrower to request borrowings or Letters of Credit thereunder; provided, that upon the occurrence of an Event of Default specified in Section 9.1(e), the Credit Facility shall be automatically terminated and all Obligations shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or in any other Loan Document to the contrary notwithstanding; and

(ii) exercise on behalf of the Secured Parties all of its other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Obligations.

(b) Letters of Credit. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay the other Obligations on a pro rata basis. After all such Letters of Credit shall have expired or been fully drawn upon, the Reimbursement Obligation shall have been satisfied and all other Obligations shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower.

(c) Rights of Collection. Exercise on behalf of the Lenders all of its other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Borrower’s Obligations.

SECTION 9.3 Rights and Remedies Cumulative; Non-Waiver; etc. The enumeration of the rights and remedies of the Administrative Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between the Borrower, the Administrative Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.

SECTION 9.4 Crediting of Payments and Proceeds. In the event that the Obligations have been accelerated pursuant to Section 9.2 or the Administrative Agent or any Lender has exercised any remedy set forth in this Agreement or any other Loan Document, all payments received by the Lenders upon the Obligations and all net proceeds from the enforcement of the Obligations shall be applied:

First, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such, each Issuing Lender in its capacity as such and the Swingline Lender in its capacity as such (ratably among the Administrative Agent, each Issuing Lender and Swingline Lender in proportion to the respective amounts described in this clause First payable to them);

Second, to payment of that portion of the Secured Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders under the Loan Documents, including attorney fees (ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them);

Third, to payment of that portion of the Secured Obligations constituting accrued and unpaid interest on the Loans and Reimbursement Obligations (ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them);

Fourth, to payment of that portion of the Secured Obligations constituting unpaid principal of the Loans, Reimbursement Obligations and Secured Hedge Obligations (including any termination payments and any accrued and unpaid interest thereon) (ratably among the Lenders and the counterparties to the Secured Hedge Obligations in proportion to the respective amounts described in this clause Fourth held by them);

Fifth, to the Administrative Agent for the account of each Issuing Lender, to cash collateralize any L/C Obligations then outstanding;

Sixth, to payment of that portion of the Secured Obligations constituting unpaid principal Secured Cash Management Obligations (ratably among the Lenders and the counterparties to the Secured Cash Management Agreements in proportion to the respective amounts described in this clause Sixth held by them); and

Last, the balance, if any, after all of the Secured Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Applicable Law.

Notwithstanding the foregoing, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable counterparty to such Secured Cash Management Agreement or Secured Hedge Agreements. Each such counterparty not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article X hereof for itself and its Affiliates as if a “Lender” party hereto.

SECTION 9.5 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations arising under the

Loan Document that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 3.3, 4.3 and 11.3) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 3.3, 4.3 and 11.3.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

ARTICLE X

THE ADMINISTRATIVE AGENT

SECTION 10.1 Appointment and Authority. Each of the Lenders and each Issuing Lender hereby irrevocably designates and appoints Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lenders, and neither the Borrower nor any Subsidiary thereof shall have rights as a third party beneficiary of any of such provisions.

The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacity as counterparty to a Secured Hedge Agreement or Secured Cash Management Agreement, as applicable) and each of the Issuing Lenders hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and such Issuing Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any Credit Party to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent”, and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to this Article X for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Articles X and XI (including Section 11.3, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

SECTION 10.2 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 10.3 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 11.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or an Issuing Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 10.4 Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 10.5 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the Facilities as well as activities as Administrative Agent.

SECTION 10.6 Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States, subject to the consent of the Borrower (such consent not to unreasonably be withheld) unless an Event of Default has occurred and is continuing. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuing Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.3 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

(b) Any resignation by Wells Fargo as Administrative Agent pursuant to this Section shall also constitute its resignation as Issuing Lender and Swingline Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender and Swingline Lender, (b) the retiring Issuing Lender and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuing Lender shall, as expeditiously as possible, issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit.

SECTION 10.7 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and each Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 10.8 No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the syndication agents, documentation agents, co-agents, book manager, lead manager, arranger, lead arranger or co-arranger listed on the cover page or signature pages hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Lender hereunder.

SECTION 10.9 Collateral and Guaranty Matters. Each Lender (including any counterparty to any Secured Hedge Agreement or Secured Cash Management Agreement that was a Lender or an Affiliate of any Lender at the time such agreement was executed) irrevocably authorizes the Administrative Agent, at its option and in its discretion, without notice to, or vote or consent of, any counterparty to any Secured Hedge Agreement or Secured Cash Management Agreement that was a Lender or an Affiliate of any Lender at the time such agreement was executed:

(a) to release any Lien on any Collateral granted to or held by the Administrative Agent, for the ratable benefit of the Secured Parties, under any Loan Document (i) upon the termination of the Revolving Credit Commitment and payment in full of all Obligations (other than contingent indemnification obligations not then due) and the expiration or termination of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing in accordance with Section 11.2;

(b) to release any Subsidiary Guarantor (whether or not on the date of such release there may be outstanding Specified Obligations or contingent indemnification obligations not then due) from its obligations under the Subsidiary Guaranty Agreement and any other Loan Documents if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder; and

(c) to subordinate or release any Lien on any Collateral granted to or held by the Administrative Agent under any Loan Document to the holder of any Permitted Lien.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty Agreement pursuant to this Section 10.9. In each case as specified in this Section 10.9, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the Borrower such documents as the Borrower may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 10.9. In the case of any such sale, transfer or disposal of any property constituting Collateral in a transaction constituting an disposition of assets permitted pursuant to Section 8.1, the Liens created by any of the Security Documents on such property shall be automatically released without need for further action by any person.

SECTION 10.10 Secured Hedge Agreements and Secured Cash Management Agreements. No counterparty to any Secured Hedge Agreement or Secured Cash Management Agreement that was a Lender or an Affiliate of any Lender at the time such agreement was executed that obtains the benefits of Section 9.4 or any other Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article X to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Secured Cash Management Agreements and Secured Hedge Agreements, together with such supporting documentation as the Administrative Agent may request, from the applicable counterparty to each such agreement, as the case may be.

ARTICLE XI

MISCELLANEOUS

SECTION 11.1 Notices.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

If to the Borrower:	Apogee Enterprises, Inc.
7900 Xerxes Avenue South, Suite 1800
Minneapolis, Minnesota 55431-1159
Attention: Mr. Gary Johnson
Telephone No.: (952) 487-7542
Telecopy No.: (612) 896-2400
E-mail: gjohnson@apog.com

If to Wells Fargo as
Administrative Agent:	Wells Fargo Bank, National Association
NC0680
1525 West W.T. Harris Blvd.
Charlotte, NC 28262
Attention of: Syndication Agency Services
Telephone No.: (704) 590-2703
Telecopy No.: (704) 590-3481

With copies to:	Wells Fargo Bank, National Association
90 South Seventh Street
MAC N9305-077
Minneapolis, MN 55402
Attention of: Brian Buck
Telephone No.: (612) 667-3857
Telecopy No.: (612) 716-9912
E-mail: Brian.R.Buck@wellsfargo.com

If to Wells Fargo as
Issuing Lender:	Wells Fargo Bank, National Association
401 Linden Street, 1st Floor
Winston-Salem, North Carolina 27101
Attention: Standby L/C Department
Telephone No.: (336) 735-3372

If to Comerica Bank as
Issuing Lender:	Comerica Bank
3551 Hamlin Road
Auburn Hills, MI 48326
Attention: Stephanie Williams
Telephone No.: (248) 371-6573
Telecopy No.: (248) 371-6617
E-mail: SWilliams@comerica.com

If to any Lender:	To the address set forth on the Register

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any Issuing Lender pursuant to Article II if such Lender or such Issuing Lender, as applicable, has notified the Administrative Agent that is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Administrative Agent’s Office. The Administrative Agent hereby designates its office located at the address set forth above, or any subsequent office which shall have been specified for such purpose by written notice to the Borrower and Lenders, as the Administrative Agent’s Office referred to herein, to which payments due are to be made and at which Loans will be disbursed and Letters of Credit requested.

(d) Change of Address, Etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

SECTION 11.2 Amendments, Waivers and Consents. Except as set forth below or as specifically provided in any Loan Document, any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived by the Lenders, and any consent given by the Lenders, if, but only if, such amendment, waiver or consent is in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and delivered to the Administrative Agent and, in the case of an amendment, signed by the Borrower; provided, that no amendment, waiver or consent shall:

(a) increase the Revolving Credit Commitment of any Lender (or reinstate any Revolving Credit Commitment terminated pursuant to Section 9.2) or the amount of Loans of any Lender, in any case, without the written consent of such Lender;

(b) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby;

(c) reduce the principal of, or the rate of interest specified herein on, any Loan or Reimbursement Obligation, or (subject to clause (iv) of the second proviso to this Section) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby; provided that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the rate set forth in Section 4.1(c) during the continuance of an Event of Default;

(d) change Section 4.6 or Section 9.4 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly and adversely affected thereby;

(e) except as otherwise permitted by this Section 11.2 change any provision of this Section or reduce the percentages specified in the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly affected thereby;

(f) consent to the assignment or transfer by any Credit Party of such Credit Party’s rights and obligations under any Loan Document to which it is a party (except as permitted pursuant to Section 8.1), in each case, without the written consent of each Lender;

(g) release all of the Subsidiary Guarantors or the Subsidiary Guarantors comprising substantially all of the credit support for the Obligations, in any case, from the Subsidiary Guaranty Agreement (other than as authorized in Section 10.9), without the written consent of each Lender; or

(h) release all or substantially all of the Collateral or terminate the Collateral Agreement (other than as authorized in Section 10.9 or as otherwise specifically permitted or contemplated in this Agreement or the Collateral Agreement) without the written consent of each Lender;

provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by each Issuing Lender in addition to the Lenders required above, affect the rights or duties of such Issuing Lender under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by such Issuing Lender; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above, affect the rights or duties of the Swingline Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iv) each Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that without the consent of such Defaulting Lender, (a) the Revolving Credit Commitment of such Defaulting Lender may not be increased or extended, (b) the principal of any Loans owing to such Defaulting Lender may not be reduced (unless all Lenders affected thereby are treated similarly), and (c) the maturity date of any Loans owing to such Defaulting Lender may not be extended.

Notwithstanding anything in this Agreement to the contrary, each Lender hereby irrevocably authorizes the Administrative Agent on its behalf, and without further consent, to enter into amendments or modifications to this Agreement (including, without limitation, amendments to this Section 11.2) or any of the other Loan Documents or to enter into additional Loan Documents as the Administrative Agent reasonably deems appropriate in order to effectuate the terms of Section 4.14 (including, without limitation, as applicable, (1) to permit the Incremental Loans to share ratably in the benefits of this Agreement and the other Loan Documents and (2) to include the Incremental Loan Commitments, or outstanding Incremental Loans, in any determination of (i) Required Lenders, as applicable or (ii) similar required lender terms applicable thereto); provided that no amendment or modification shall result in any increase in the amount of any Lender’s Revolving Credit Commitment or any increase in any Lender’s Revolving Credit Commitment Percentage, in each case, without the written consent of such affected Lender.

SECTION 11.3 Expenses; Indemnity.

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent, the Lead Arranger and their respective Affiliates (including the reasonable fees, charges and disbursements of counsel to the Administrative Agent and the Lead Arranger, in connection with the syndication of the credit facilities provided for herein and the preparation, negotiation, execution, and delivery of this Agreement and the other Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out of pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel to the Administrative Agent (and of such special and local counsel as the Administrative Agent may reasonably require), in connection with the administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof, (iii) all reasonable out of pocket expenses incurred by the any Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iv) all out of pocket expenses incurred by the Administrative Agent, any Lender or any Issuing Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or any Issuing Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Lead Arranger, each Lender and each Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, and shall pay or reimburse any such Indemnitee for, any and all losses, claims (including, without limitation, any Environmental Claims or civil penalties or fines assessed by OFAC), damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Credit Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Substances on or from any property owned or operated by any Credit Party or any Subsidiary thereof, or any Environmental Claim related in any way to any Credit Party or any Subsidiary, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Credit Party or any Subsidiary thereof, and regardless of whether any Indemnitee is a party thereto, or (v) any claim (including, without limitation, any Environmental Claims or civil penalties or fines assessed by OFAC), investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans, this Agreement, any other Loan Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including without limitation, reasonable attorneys and consultant’s fees, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee; provided further, that the Indemnitees will make reasonable efforts to coordinate and to utilize the minimum number of law firms or counsel reasonably necessary to conduct properly any litigation with respect to which indemnity is sought under this Section 11.3(b).

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under clause (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), any Issuing Lender, the Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Issuing Lender, the Swingline Lender or such Related Party, as the case may be, such Lender’s Revolving Credit Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Issuing Lender or the Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), any Issuing Lender or the Swingline Lender in connection with such capacity. The obligations of the Lenders under this clause (c) are subject to the provisions of Section 4.7.

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, the Borrower and each other Credit Party shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section shall be payable promptly after demand therefor.

SECTION 11.4 Right of Set Off. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Lender, the Swingline Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such Issuing Lender, the Swingline Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Credit Party against any and all of the obligations of the Borrower or such Credit Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, such Issuing Lender or the Swingline Lender, irrespective of whether or not such Lender, such Issuing Lender or the Swingline Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Credit Party may be contingent or unmatured or are owed to a branch or office of such Lender, such Issuing Lender or the Swingline Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, each Issuing Lender, the Swingline Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Lender, the Swingline Lender or their respective Affiliates may have. Each Lender, each Issuing Lender and the Swingline Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 11.5 Governing Law; Jurisdiction, Etc.

(a) Governing Law. This Agreement and the other Loan Documents, unless expressly set forth therein, shall be governed by, construed and enforced in accordance with, the law of the State of New York (including Section 5-1401 and Section 5-1402 of the General Obligations Law of the State of New York), without reference to the conflicts or choice of law principles thereof.

(b) Submission to Jurisdiction. The Borrower irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the Supreme Court of the State of New York sitting in the Borough of Manhattan and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York state court or, to the fullest extent permitted by

Applicable Law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Lender or any Issuing Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any other Credit Party or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. The Borrower and each other Credit Party irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 11.1. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.

SECTION 11.6 Waiver of Jury Trial.

(a) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 11.7 Reversal of Payments. To the extent any Credit Party makes a payment or payments to the Administrative Agent for the ratable benefit of the Lenders or the Administrative Agent receives any payment or proceeds of the Collateral which payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Administrative Agent.

SECTION 11.8 Punitive Damages. The Administrative Agent, the Lenders and the Borrower (on behalf of itself and the other Credit Parties) hereby agree that no such Person shall have a remedy of punitive or exemplary damages against any other party to a Loan Document and each such Person hereby waives any right or claim to punitive or exemplary damages that they may now have or may arise in the future in connection with any Dispute, whether such Dispute is resolved through arbitration or judicially.

SECTION 11.9 Successors and Assigns; Participations.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (except as otherwise permitted hereunder) and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Credit Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Revolving Credit Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Revolving Credit Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Revolving Credit Commitment assigned;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of the Facility if such assignment is to a Person that is not a Lender with a Revolving Credit Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C) the consents of each Issuing Lender and the Swingline Lender (such consents not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding) or for any assignment in respect of the Facility.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment (provided, that only one such fee will be payable in connection with simultaneous assignments to two or more Approved Funds by a Lender), and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the Closing Date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.8, 4.9, 4.10, 4.11 and 11.3 with respect to facts and circumstances occurring prior to the Closing Date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Charlotte, North Carolina, a copy of each Assignment and Assumption and each Joinder Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Credit Commitment of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender (but only to the extent of entries in the Register that are applicable to such Lender), at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, Issuing Lenders, Swingline Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver or modification described in Section 11.2 that directly affects such Participant and could not be affected by a vote of the Required Lenders. Subject to paragraph (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.8, 4.9, 4.10 and 4.11 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.4 as though it were a Lender, provided such Participant agrees to be subject to Section 4.6 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 4.8, 4.9, 4.10 and 4.11 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. No Participant shall be entitled to the benefits of Section 4.11 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 4.11(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 11.10 Confidentiality. Each of the Administrative Agent, the Lenders and the Issuing Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by, or required to be disclosed to, any rating agency, or regulatory or similar authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies under this Agreement or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, Participant or proposed Participant, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower, (h) to Gold Sheets and other similar bank trade publications, such information to consist of deal terms and other information customarily found in such publications, or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, any Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or (j) to governmental regulatory authorities in connection with any regulatory examination of the Administrative Agent or any Lender or in accordance with the Administrative Agent’s or any Lender’s regulatory compliance policy if the Administrative Agent or such Lender deems necessary for the mitigation of claims by those authorities against the Administrative Agent or such Lender or any of its subsidiaries or affiliates. For purposes of this Section, “Information” means all information received from any Credit Party or any Subsidiary thereof relating to any Credit Party or any Subsidiary thereof or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Lender on a nonconfidential basis prior to disclosure by any Credit Party or any Subsidiary thereof. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 11.11 Performance of Duties. Each of the Credit Party’s obligations under this Agreement and each of the other Loan Documents shall be performed by such Credit Party at its sole cost and expense.

SECTION 11.12 All Powers Coupled with Interest. All powers of attorney and other authorizations granted to the Lenders, the Administrative Agent and any Persons designated by the Administrative Agent or any Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied, any of the Revolving Credit Commitments remain in effect or the Credit Facility has not been terminated.

SECTION 11.13 Survival.

(a) All representations and warranties set forth in Article VI and all representations and warranties contained in any certificate, or any of the Loan Documents (including, but not limited to, any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement. All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Closing Date (except those that are expressly made as of a specific date), shall survive the Closing Date and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lenders or any borrowing hereunder.

(b) Notwithstanding any termination of this Agreement, the indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of this Article XI and any other provision of this Agreement and the other Loan Documents shall continue in full force and effect and shall protect the Administrative Agent and the Lenders against events arising after such termination as well as before.

SECTION 11.14 Titles and Captions. Titles and captions of Articles, Sections and subsections in, and the table of contents of, this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

SECTION 11.15 Severability of Provisions. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 11.16 Counterparts; Integration; Effectiveness; Electronic Execution.

(a) Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterparty hereof. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof. Except as provided in Section 5.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.

(b) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 11.17 Term of Agreement. This Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations (other than contingent indemnification obligations not then due) arising hereunder or under any other Loan Document shall have been indefeasibly and irrevocably paid and satisfied in full in cash and the Revolving Credit Commitment has been terminated. No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Agreement which survives such termination.

SECTION 11.18 USA Patriot Act. The Administrative Agent and each Lender hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower and Guarantors, which information includes the name and address of the Borrower and each Guarantor and other information that will allow such Lender to identify the Borrower or Guarantor in accordance with the Act.

SECTION 11.19 Inconsistencies with Other Documents; Independent Effect.

(a) In the event there is a conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall control.

(b) The Borrower acknowledges and agrees that each covenant contained in Articles VII and VIII hereof shall be given independent effect. Accordingly, the Borrower shall not engage in any transaction or other act otherwise permitted under any covenant contained in Articles VII and VIII, before or after giving effect to such transaction or act, the Borrower shall or would be in breach of any other covenant contained in Article VII or VIII.

[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers, all as of the day and year first written above.

APOGEE ENTERPRISES, INC., as Borrower

By:	/s/ Gary Johnson
Name:	Gary Johnson
Title:	Treasurer

Signature Page to Credit Agreement

AGENTS AND LENDERS:
WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, Swingline Lender, Issuing Lender and Lender

By:	/s/ Brian Buck
Name:	Brian Buck
Title:	Director

Signature Page to Credit Agreement

COMERICA BANK, as Documentation Agent, Issuing Lender and Lender

By:	/s/ Timothy O’Rourke
Name:	Timothy O’Rourke
Title:	Vice President

Signature Page to Credit Agreement

HARRIS BANK, N.A., as Lender

By:	/s/ Andrew K. Peterson
Name:	Andrew K. Peterson
Title:	SVP

Signature Page to Credit Agreement

US BANK, NATIONAL ASSOCIATION, as Lender

By:	/s/ Karen S. Paris
Name:	Karen S. Paris
Title:	Senior Vice President

Signature Page to Credit Agreement

EXHIBIT A-1

to

Credit Agreement

dated as of January 27, 2011

by and among

Apogee Enterprises, Inc.,

as Borrower,

the Lenders party thereto,

as Lenders,

and

Wells Fargo Bank, National Association,

as Administrative Agent

FORM OF REVOLVING CREDIT NOTE

REVOLVING CREDIT NOTE

$	January 27, 2011

FOR VALUE RECEIVED, the undersigned, Apogee Enterprises, Inc., a Minnesota corporation (the “Borrower”), promises to pay to the order of                      (the “Lender”), at the place and times provided in the Credit Agreement referred to below, the principal sum of                      DOLLARS ($            ) or, if less, the unpaid principal amount of all Revolving Credit Loans made by the Lender from time to time pursuant to that certain Credit Agreement, dated as of January 27, 2011 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among the Borrower, the Lenders who are or may become a party thereto, as Lenders, and Wells Fargo Bank, National Association, as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

The unpaid principal amount of this Revolving Credit Note from time to time outstanding is subject to repayment and mandatory repayment from time to time as provided in the Credit Agreement and shall bear interest as provided in Section 4.1 of the Credit Agreement. All payments of principal and interest on this Revolving Credit Note shall be payable in lawful currency of the United States in immediately available funds to the account designated in the Credit Agreement.

This Revolving Credit Note is entitled to the benefits of, and evidences Obligations incurred under, the Credit Agreement, to which reference is made for a description of the security for this Revolving Credit Note and for a statement of the terms and conditions on which the Borrower is permitted and required to make prepayments and repayments of principal of the Obligations evidenced by this Revolving Credit Note and on which such Obligations may be declared to be immediately due and payable.

THIS REVOLVING CREDIT NOTE SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING SECTION 5-1401 AND SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO THE CONFLICTS OR CHOICE OF LAW PRINCIPLES THEREOF.

The Borrower hereby waives all requirements as to diligence, presentment, demand of payment, protest and (except as required by the Credit Agreement) notice of any kind with respect to this Revolving Credit Note.

2

IN WITNESS WHEREOF, the undersigned has executed this Revolving Credit Note as of the day and year first above written.

APOGEE ENTERPRISES, INC.

By:
Name:
Title:

3

EXHIBIT A-2

to

Credit Agreement

dated as of January 27, 2011

by and among

Apogee Enterprises, Inc.,

as Borrower,

the Lenders party thereto,

as Lenders,

and

Wells Fargo Bank, National Association,

as Administrative Agent

FORM OF SWINGLINE NOTE

SWINGLINE NOTE

$	January 27, 2011

FOR VALUE RECEIVED, the undersigned, Apogee Enterprises, Inc., a Minnesota corporation (the “Borrower”), promises to pay to the order of Wells Fargo Bank, National Association (the “Lender”), at the place and times provided in the Credit Agreement referred to below, the principal sum of                      DOLLARS ($                ) or, if less, the principal amount of all Swingline Loans made by the Lender from time to time pursuant to that certain Credit Agreement, dated as of January 27, 2011 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among the Borrower, the Lenders who are or may become a party thereto, as Lenders, and Wells Fargo Bank, National Association, as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

The unpaid principal amount of this Swingline Note from time to time outstanding is subject to repayment and mandatory repayment from time to time as provided in the Credit Agreement and shall bear interest as provided in Section 4.1 of the Credit Agreement. Swingline Loans refunded as Revolving Credit Loans in accordance with Section 2.2(b) of the Credit Agreement shall be payable by the Borrower as Revolving Credit Loans pursuant to the Revolving Credit Notes, and shall not be payable under this Swingline Note as Swingline Loans. All payments of principal and interest on this Swingline Note shall be payable in lawful currency of the United States in immediately available funds to the account designated in the Credit Agreement.

This Swingline Note is entitled to the benefits of, and evidences Obligations incurred under, the Credit Agreement, to which reference is made for a description of the security for this Swingline Note and for a statement of the terms and conditions on which the Borrower is permitted and required to make prepayments and repayments of principal of the Obligations evidenced by this Swingline Note and on which such Obligations may be declared to be immediately due and payable.

THIS SWINGLINE NOTE SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING SECTION 5-1401 AND SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO THE CONFLICTS OR CHOICE OF LAW PRINCIPLES THEREOF.

The Borrower hereby waives all requirements as to diligence, presentment, demand of payment, protest and (except as required by the Credit Agreement) notice of any kind with respect to this Swingline Note.

2

IN WITNESS WHEREOF, the undersigned has executed this Swingline Note under seal as of the day and year first above written.

APOGEE ENTERPRISES, INC.

By:
Name:
Title:

3

EXHIBIT B

to

Credit Agreement

dated as of January 27, 2011

by and among

Apogee Enterprises, Inc.,

as Borrower,

the Lenders party thereto,

as Lenders,

and

Wells Fargo Bank, National Association,

as Administrative Agent

FORM OF NOTICE OF BORROWING

NOTICE OF BORROWING

Dated as of:

Wells Fargo Bank, National Association,

as Administrative Agent

NC0680

1525 West W.T. Harris Blvd.

Charlotte, NC 28262

Attention of: Syndication Agency Services

Ladies and Gentlemen:

This irrevocable Notice of Borrowing is delivered to you pursuant to Section 2.3 of the Credit Agreement dated as of January 27, 2011 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Apogee Enterprises, Inc., a Minnesota corporation (the “Borrower”), the lenders who are or may become party thereto, as Lenders, and Wells Fargo Bank, National Association, as Administrative Agent.

1. The Borrower hereby requests that the Lenders make a [Revolving Credit Loan] [Swingline Loan] to the Borrower in the aggregate principal amount of $                    . (Complete with an amount in accordance with Section 2.3 of the Credit Agreement.)

2. The Borrower hereby requests that such Loan be made on the following Business Day:                         . (Complete with a Business Day in accordance with Section 2.3 of the Credit Agreement).

3. The Borrower hereby requests that such Loan bear interest at the following interest rate, plus the Applicable Margin, as set forth below:

Component of Loan	Interest Rate	Interest Period (LIBOR Rate only)	Termination Date for Interest Period (if applicable)
[Base Rate or LIBOR Rate][1]

[1]	Complete with (i) the Base Rate or the LIBOR Rate for Revolving Credit Loans or (ii) the Base Rate for Swingline Loans.

2

4. The aggregate principal amount of all Loans and L/C Obligations outstanding as of the date hereof (including the Loan requested herein) does not exceed the maximum amount permitted to be outstanding pursuant to the terms of the Credit Agreement.

5. All of the conditions applicable to the Loan requested herein as set forth in the Credit Agreement have been satisfied as of the date hereof and will remain satisfied to the date of such Loan.

6. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

[Signature Page Follows]

3

IN WITNESS WHEREOF, the undersigned has executed this Notice of Borrowing as of the day and year first written above.

Apogee Enterprises, Inc.

By:
Name:
Title:

4

EXHIBIT C

to

Credit Agreement

dated as of January 27, 2011

by and among

Apogee Enterprises, Inc.,

as Borrower,

the Lenders party thereto,

as Lenders,

and

Wells Fargo Bank, National Association,

as Administrative Agent

FORM OF NOTICE OF ACCOUNT DESIGNATION

NOTICE OF ACCOUNT DESIGNATION

Dated as of:

Wells Fargo Bank, National Association,

as Administrative Agent

NC0680

1525 West W.T. Harris Blvd.

Charlotte, NC 28262

Attention of: Syndication Agency Services

Ladies and Gentlemen:

This Notice of Account Designation is delivered to you pursuant to Section 2.3(b) of the Credit Agreement dated as of January 27, 2011 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Apogee Enterprises, Inc., a Minnesota corporation (the “Borrower”), the lenders who are or may become party thereto, as Lenders, and Wells Fargo Bank, National Association, as Administrative Agent.

1. The Administrative Agent is hereby authorized to disburse all Loan proceeds into the following account(s):

ABA Routing Number:
Account Number:

2. This authorization shall remain in effect until revoked or until a subsequent Notice of Account Designation is provided to the Administrative Agent.

3. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Notice of Account Designation as of the day and year first written above.

Apogee Enterprises, Inc.

By:
Name:
Title:

EXHIBIT D

to

Credit Agreement

dated as of January 27, 2011

by and among

Apogee Enterprises, Inc.,

as Borrower,

the Lenders party thereto,

as Lenders,

and

Wells Fargo Bank, National Association,

as Administrative Agent

FORM OF NOTICE OF PREPAYMENT

NOTICE OF PREPAYMENT

Dated as of:

Wells Fargo Bank, National Association,

as Administrative Agent

NC0680

1525 West W.T. Harris Blvd.

Charlotte, NC 28262

Attention of: Syndication Agency Services

Ladies and Gentlemen:

This irrevocable Notice of Prepayment is delivered to you pursuant to Section 2.4(c) of the Credit Agreement dated as of January 27, 2011 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Apogee Enterprises, Inc., a Minnesota corporation (the “Borrower”), the lenders who are or may become party thereto, as Lenders, and Wells Fargo Bank, National Association, as Administrative Agent.

1. The Borrower hereby provides notice to the Administrative Agent that it shall prepay the following [Base Rate Loans] and/or [LIBOR Rate Loans] in the following amount:                     . (Complete with an amount in accordance with Section 2.4 of the Credit Agreement.)

2. The Loan to be prepaid is a [check each applicable box]

☐	Swingline Loan

☐	Revolving Credit Loan

3. The Borrower shall prepay the above-referenced Loans on the following Business Day:                     . (Complete with a date no earlier than (i) the same Business Day as of the date of this Notice of Prepayment with respect to any Swingline Loan or Base Rate Loan and (ii) three (3) Business Days subsequent to date of this Notice of Prepayment with respect to any LIBOR Rate Loan.)

4. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Notice of Prepayment as of the day and year first written above.

Apogee Enterprises, Inc.

By:
Name:
Title:

EXHIBIT E

to

Credit Agreement

dated as of January 27, 2011

by and among

Apogee Enterprises, Inc.,

as Borrower,

the Lenders party thereto,

as Lenders,

and

Wells Fargo Bank, National Association,

as Administrative Agent

FORM OF NOTICE OF CONVERSION/CONTINUATION

NOTICE OF CONVERSION/CONTINUATION

Dated as of:

Wells Fargo Bank, National Association,

as Administrative Agent

NC0680

1525 West W.T. Harris Blvd.

Charlotte, NC 28262

Attention of: Syndication Agency Services

Ladies and Gentlemen:

This irrevocable Notice of Conversion/Continuation (this “Notice”) is delivered to you pursuant to Section 4.2 of the Credit Agreement dated as of January 27, 2011 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Apogee Enterprises, Inc., a Minnesota corporation (the “Borrower”), the lenders who are or may become party thereto, as Lenders, and Wells Fargo Bank, National Association, as Administrative Agent.

1. The Loan to which this Notice relates is a Revolving Credit Loan.

2. This Notice is submitted for the purpose of: (Check one and complete applicable information in accordance with the Credit Agreement.)

☐	Converting all or a portion of a Base Rate Loan into a LIBOR Rate Loan

(a)	The aggregate outstanding principal balance of such Loan is $ .

(b)	The principal amount of such Loan to be converted is $ .

(c)	The requested effective date of the conversion of such Loan is . (complete with a Business day)

(d)	The requested Interest Period applicable to the converted Loan is .

☐	Converting a portion of LIBOR Rate Loan into a Base Rate Loan

(a)	The aggregate outstanding principal balance of such Loan is $ .

(b)	The last day of the current Interest Period for such Loan is .

(c)	The principal amount of such Loan to be converted is $ .

(d)	The requested effective date of the conversion of such Loan is . (complete with a Business day)

☐	Continuing all or a portion of a LIBOR Rate Loan as a LIBOR Rate Loan

(a)	The aggregate outstanding principal balance of such Loan is $ .

(b)	The last day of the current Interest Period for such Loan is .

(c)	The principal amount of such Loan to be continued is $ .

(d)	The requested effective date of the continuation of such Loan is . (complete with a Business day)

(e)	The requested Interest Period applicable to the continued Loan is .

3. The aggregate principal amount of all Loans and L/C Obligations outstanding as of the date hereof does not exceed the maximum amount permitted to be outstanding pursuant to the terms of the Credit Agreement.

4. All of the conditions applicable to the conversion or continuation of the Loan requested herein as set forth in the Credit Agreement have been satisfied or waived as of the date hereof and will remain satisfied or waived to the date of such conversion or continuation.

5. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

[Signature Page Follows]

2

IN WITNESS WHEREOF, the undersigned has executed this Notice of Conversion/Continuation as of the day and year first written above.

Apogee Enterprises, Inc.

By:
Name:
Title:

3

EXHIBIT F

to

Credit Agreement

dated as of January 27, 2011

by and among

Apogee Enterprises, Inc.,

as Borrower,

the Lenders party thereto,

as Lenders,

and

Wells Fargo Bank, National Association,

as Administrative Agent

FORM OF OFFICER’S COMPLIANCE CERTIFICATE

OFFICER’S COMPLIANCE CERTIFICATE

The undersigned, on behalf of Apogee Enterprises, Inc., a corporation organized under the laws of Minnesota (the “Borrower”), hereby certifies to the Administrative Agent and the Lenders, each as defined in the Credit Agreement referred to below, as follows:

1. This certificate is delivered to you pursuant to Section 7.1 of the Credit Agreement dated as of January 27, 2011 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, the lenders who are or may become party thereto, as Lenders, and Wells Fargo Bank, National Association, as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

2. I have reviewed the financial statements of the Borrower and its Subsidiaries dated as of                      and for the                      period[s] then ended and such statements fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the dates indicated and the results of their operations and cash flows for the period[s] indicated.

3. I have reviewed the terms of the Credit Agreement, and the related Loan Documents and have made, or caused to be made under my supervision, a review in reasonable detail of the transactions and the condition of the Borrower and its Subsidiaries during the accounting period covered by the financial statements referred to in Paragraph 2 above. Such review has not disclosed the existence during or at the end of such accounting period of any condition or event that constitutes a Default or an Event of Default, nor do I have any knowledge of the existence of any such condition or event as at the date of this certificate [except, if such condition or event existed or exists, describe the nature and period of existence thereof and what action the Borrower has taken, is taking and proposes to take with respect thereto].

4. The Applicable Margin, the Commitment Fee Rate and calculations determining such figures are set forth on the attached Schedule 1, the Borrower and its Subsidiaries are in compliance with the financial covenants contained in Article VIII of the Credit Agreement as shown on such Schedule 1 and the Borrower and its Subsidiaries are in compliance with the other covenants and restrictions contained in the Credit Agreement.

[Signature Page Follows]

WITNESS the following signature as of the day and year first written above.

Apogee Enterprises, Inc.

By:
Name:
Title:

2

Schedule 1

to

Officer’s Compliance Certificate

1.	Mergers, Consolidations and Sales of Assets (Section 8.1)

	Sales, transfers, leases or other disposals of all or any substantial part of assets or Property, including disposition of assets or Property as part of a sale and leaseback transaction - total for the current year [1]	$

must be less than or equal to:

	10% of the total Consolidated assets of the Borrower (based upon total Consolidated assets of Borrower on Consolidated balance sheet for previous fiscal year end)	$

	COMPLIANCE STATUS		[OK][Default]

[1] Net Book Value has been used to represent disposals

2.	Investments, Acquisitions, Loans and Guaranties (Section 8.4(j))

Investments in Persons who are not Credit Parties and who will not upon the making of such Investment become Credit Parties
	Current Qtr	$

	Cumulative	$

	COMPLIANCE STATUS		[OK][Default]

3.	Net Worth (Section 8.11(a))

Total Consolidated stockholders’ equity (determined without duplication) of the Borrower and its Subsidiaries on the Period-End Date

must be greater than or equal to:

Minimum Required Net Worth Calculation - The Sum of:

	(i) $266,338,400		$266,338,400

	(ii) 50% of the Borrower’s net income for each fiscal quarter completed (without deduction for any net losses) after the Closing Date	$

	(iii) 75% of all contributions to the equity of the Borrower made after the Closing Date	$

Equals

	Minimum Required Net Worth (i + ii + iii)	$

	COMPLIANCE STATUS		[OK][Default]

4.	Maximum Adjusted Leverage Ratio (Section 8.11(b))

The ratio of:

(i) Debt

	* All consolidated Funded Debt (as defined in the Credit Agreement) of Borrower and its Subsidiaries	$

Less:

*  Unrestricted domestic cash balances and Cash Equivalents and Short Term Investments held by the Borrower and its Domestic Subsidiaries and up to $2,000,000 of unrestricted foreign cash balances and Cash Equivalents and Short Term Investments held by the Borrower and its Subsidiaries, to the extent in excess of $15,000,000 in the aggregate for all such Persons (but no more than $25,000,000 of Indebtedness of the Borrower (and no Indebtedness consisting of Revolving Credit Outstandings) may be offset; provided, that (x) the foreign cash balances and Cash Equivalents and Short Term Investments may only be applied as an offset against Indebtedness of Foreign Subsidiaries and (y) any cash held to secure Indebtedness in respect of letters of credit set forth on Schedule 8.3 or incurred pursuant to Section 8.3(g), to the extent such letter of credit supports industrial revenue bond obligations owing by the Borrower or any of its Domestic Subsidiaries, shall be treated as unrestricted.

$

	Adjusted Debt	$

to

2

(ii) EBITDA

* Consolidated net income of the Borrower before subtracting Consolidated income taxes, Interest Expense, depreciation, and amortization for the four most recent fiscal quarters.	$

Excluding:

* Income, expenses and charges relating to discontinued operations (whether resulting in a net positive or a net negative)	$

*  Extraordinary non-cash charges, to the extent such charges are less than $15,000,000 in any 12-month period and are less than $30,000,000 in the aggregate between the Closing Date and the Maturity Date

$

Subtracting or adding, as the case may be:

* The EBITDA attributable to any acquired or divested business on a pro forma basis	$

Total EBITDA	$

Equals

(iii) Adjusted Leverage Ratio on the Period-End Date

Maximum Permitted Adjusted Leverage Ratio	2.75

COMPLIANCE STATUS	[OK][Default]

3

EXHIBIT G

to

Credit Agreement

dated as of January 27, 2011

by and among

Apogee Enterprises, Inc.,

as Borrower,

the Lenders party thereto,

as Lenders,

and

Wells Fargo Bank, National Association,

as Administrative Agent

FORM OF ASSIGNMENT AND ASSUMPTION

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [INSERT NAME OF ASSIGNOR] (the “Assignor”) and the parties identified on the Schedules hereto and [the] [each]2 Assignee identified on the Schedules hereto as “Assignee” or as “Assignees” (collectively, the “Assignees” and each an “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the] [each] each Assignee. The Standard Terms and Conditions set forth in Annex 1 (the “Standard Terms and Conditions”) attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to [the Assignee] [the respective Assignees], and [the] [each] Assignees hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned to [the] [any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as, [the] [an] “Assigned Interest”). Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	[INSERT NAME OF ASSIGNOR]

[2]

For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

1

2.	Assignee(s):	See Schedules attached hereto

3.	Borrower:	Apogee Enterprises, Inc.

4.	Administrative Agent:	Wells Fargo Bank, National Association, as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The Credit Agreement dated as of January 27, 2011 among Apogee Enterprises, Inc., as Borrower, the Lenders parties thereto, as Lenders, and Wells Fargo Bank, National Association, as Administrative Agent (as amended, restated, amended and restated, supplemented or otherwise modified)

6.	Assigned Interest:	See Schedules attached hereto

[7.	Trade Date:	][5]

[Remainder of Page Intentionally Left Blank]

[5]	To be completed if the Assignor and the Assignees intend that the minimum assignment amount is to be determined as of the Trade Date.

2

Effective Date:                     , 20     [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEES

See Schedules attached hereto

3

[Consented to and][6] Accepted:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By
Title:

[Consented to:][7]

APOGEE ENTERPRISES, INC.

By
Title:

[6]	To be added only if the consent of the Administrative Agent and/or the Swingline Lender and Issuing Lender is required by the terms of the Credit Agreement. May also use a Master Consent.
[7]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement. May also use a Master Consent.

4

SCHEDULE 1

To Assignment and Assumption

By its execution of this Schedule, the Assignee agrees to the terms set forth in the attached Assignment and Assumption.

Assigned Interests:

Facility Assigned	Aggregate Amount of Commitment/ Loans for all Lenders[8]	Amount of Commitment/ Loans Assigned[9]	Percentage Assigned of Commitment/ Loans[10]	CUSIP Number
Revolving Credit Facility	$	$	%
	$	$	%
	$	$	%

[NAME OF ASSIGNEE][11] [and is an Affiliate/Approved Fund of [identify Lender]12]

By:
Title:

[8]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[9]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[10]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[11]	Add additional signature blocks, as needed.
[12]	Select as applicable.

5

ANNEX 1

to Assignment and Assumption

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee[s]. [The] [Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 11.9(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 11.9(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the] [the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 7.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the] [such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent, or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the] [such] Assigned Interest, (vii) if it is not already a Lender under the Credit Agreement, attached to the Assignment and Assumption is an Administrative Questionnaire in the form required under the Credit Agreement and (viii) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by

[Joinder Agreement -                                         ]

the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the] [any] the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the] [each] Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to [the] [the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or other electronic image scan transmission (e.g., “pdf” or “tif” via email) shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York (including Section 5-1401 and Section 5-1402 of the General Obligations Law of the State of New York), without reference to any other conflicts or choice of law principles thereof.

[Joinder Agreement]

Schedule 1.1

Investment Policy

See attached.

INVESTMENT POLICY

Apogee Enterprises, Inc.

March 29, 2010

Contents

1. Statement of Purpose

2. Goals and Objectives

3. Authorization to Establish

Specific Investment Direction

4. Investment Authorization

5. Legal Regulatory Compliance

6. Acceptable Investment Vehicles

7. Investment Strategy

Approval:

/s/ James S. Porter	/s/ Gary R. Johnson
James S. Porter, Chief Financial Officer	Gary R. Johnson, VP and Treasurer

Statement of Purpose

The purpose of this Investment Policy is to set the guidelines for the investment of the general funds for the Apogee Enterprises, Inc. (“Company”). Specifically, this Investment Policy shall:

1.	IDENTIFY INVESTMENT OBJECTIVES

2.	ESTABLISH ACCEPTABLE INVESTMENT GUIDELINES

3.	SPECIFY INVESTMENT AUTHORITY AND RESPONSIBILITY

4.	OUTLINE OVERALL FUNDS MANAGEMENT STRATEGIES

Goals and Objectives

Primary investment objectives are as follows:

1.	PROTECTION OF PRINCIPAL

2.	MAINTENANCE OF ADEQUATE LIQUIDITY

3.	MAXIMIZATION OF AFTER-TAX RETURN ON INVESTMENT

The goal of this policy is to ensure that investments selected meet the objectives for principal protection, adequate liquidity is maintained and after-tax yield is maximized — consistent with the parameters of safety and liquidity.

Authorization to Establish Specific Investment Direction

The following individuals have the authority to establish specific investment direction within the parameters established by this Investment Policy Statement

PERSONNEL	POSITION
James S. Porter	Chief Financial Officer
Gary R. Johnson	VP and Treasurer

2

Investment Authorization

Gary R. Johnson or James S. Porter (Messrs. Johnson or Porter) must approve specific Money Market Funds consistent with the Investment Policy Statement. Once approved the following individuals have authority to manage investments within such Money Market Funds consistent with the Investment Policy Statement.

PERSONNEL	POSITION
Susan E. Oechsner	Assistant Treasurer/Director of Tax
Rhonda Nelson	Cash Analyst
Kelly Pietsch	Benefits/Compensation Analyst
Melissa Hanson	Senior Tax Analyst

All other purchases and redemptions/sales related to investments (excluding Money Markets Funds) must be approved by Messrs. Johnson or Porter consistent with the Investment Policy Statement. It should be noted that Messrs. Johnson or Porter may engage Investment Advisor(s) to assist the Company in the identification of investment alternatives. As a general rule, Messrs. Johnson or Porter must approve the purchase of all investments identified by such Investment Advisor(s). However, Messrs. Johnson or Porter may authorize the Investment Advisor(s) to purchase investment securities on behalf of the Company within the parameters of a specific investment direction and within the parameters of the Investment Policy Statement. For example, this authorization may be appropriate for relatively large programs focused on securities with high demand and low supply. Since such trades typically settle several days subsequent to the trade date, Messrs. Johnson or Porter will be required to approve (or not approve) a subsequent wire request for any security purchased on the Company’s behalf under such authorization.

3

Legal Regulatory Compliance

The funds management process shall comply with all applicable laws and regulations and shall be reviewed and modified as necessary to comply with changes in laws and regulations.

Acceptable Investment Vehicles

Under this Investment Policy funds are to be invested only in the following instruments with limitations as noted:

Instrument	Term	Per Issue	Aggregate	Single Issuer Limit
Treasury	5 Year	None	None	Unlimited
Agency	5 Year	5%	75%	Unlimited
CD	180 Days	(4)	50%		(4)
Commercial Paper - (1)	270 Days	5%	75%	$7.5 million
Corporate Debt - (2)	3 Year	5%	75%	$5.0 million
Tax-Advantage Securities - (2)	3 Year	5%	75%	$5.0 million
Floating Rate Securities - (3)	35 Day	5%	25%		(7)
Repurchase Agreements - (5)	7 Days	None	None	Unlimited
Money Market Funds - (6)	N.A.	5%	None	Unlimited

•

Term defines the maximum maturity of the investment. Maximum allowable maturity of any security is 60 months. The average maturity of the portfolio should not exceed 48 months. For securities where the interest rate is floating and adjusted periodically, the reset date will be used to determine the maturity. For securities that have put dates, reset dates or trade based on their average maturity, the put date, reset date or average maturity will be used instead of the final legal maturity date. For these types of securities, the final legal maturity date cannot exceed 5 years from the date of purchase.

•	Per Issue investment defines the total amount of funds that the Company may invest into a specific issue of a security as a percentage of the issue or in the case of CD’s, any particular issuer.

•

Aggregate investment defines the total amount of funds that the Company may invest into any general instrument. These figures represent the percentage of investment of a general type of security within each individual fund. Aggregate mix applies to the portfolio only at the time of investment. Changes in the aggregate mix of the portfolio as a result of individual securities maturing shall not require the selling or exchange of existing securities.

•	Single Issuer Limit defines the total amount of funds that the Company may invest into any specific issuer of a security.

4

(1) - Only Commercial Paper rated by at least two rating agencies and of the highest quality of all the ratings issued shall be acceptable.

(2) - Only debt with a long term rating of at least S&P A+ (or equivalent) by at least one rating agency shall be acceptable. If the debt has a split rating with at least one rating agency rating the debt less than S&P A+ (or equivalent), the security may not be held.

(3) - Only floating rate debt with a long term rating of at least S&P A+ (or equivalent) by at least one rating agency and having a put option of 35 days or less shall be acceptable. If the floating rate debt has a split rating with at least one rating agency rating the debt less than S&P A+ (or equivalent), the security may not be held.

(4)- Not to exceed FDIC insurance limit (currently $250,000).

(5) - Must be backed by delivered collateral.

(6) - Must be NAIC approved and have a rating of at least S&P AAA (or equivalent) by at least one rating agency. If the fund has a split rating with at least one rating agency rating the fund less than S&P AAA (or equivalent), the fund cannot be held.

(7) - For floating rate securities backed by a letter of credit (LC), investments in such securities are limited to $15 million for any single LC issuing bank. For floating rate securities not backed by an LC, investments in such securities are limited to $2.5 million for any single issuer.

•	EXPRESSLY PROHIBITED TRANSACTIONS:

•	Future, forwards, options and other similar contracts

•	Foreign currency

•	Instruments not denominated in U.S. currency

•	Commodities

•	Securities convertible into common or preferred stock

•	Exotic derivative securities

•	Reverse purchases or any similar transactions that serve as leverage

•	Margin account or use of leverage

•	Inverse floaters and/or super floaters

•	EXISTING INVESTMENTS BECOME NON-COMPLIANT WITH THIS POLICY:

•

If an existing investment becomes non-compliant with this Policy as a result of a rating downgrade or policy change, Mr. Porter shall analyze the facts and circumstances associated with the downgrade or policy change and shall require the sale of such investment if the facts and circumstances warrant such sale.

5

Investment Strategy

Liquidity - A portion of the funds sufficient to meet short term cash requirements must be maintained in instruments that provide liquidity on a daily basis.

Maturities - This portfolio shall be structured to have the maturities match as closely as possible to the Company’s cash requirements.

Diversification - Assets held within the portfolio shall be diversified to eliminate the risk of over-concentration of assets in a specific maturity, a specific issuer or a specific class of securities.

After-tax return - The objective of the portfolio is to maximize after-tax return. The Company’s effective tax rate is approximately 35%.

6

Schedule 1.2

Revolving Credit Commitments

Lender	Revolving Credit Commitment
Wells Fargo Bank, National Association	$27,000,000
Comerica Bank	$24,000,000
US Bank, National Association	$16,000,000
Harris Bank, N.A.	$13,000,000

$80,000,000

Schedule 6.2

Subsidiaries

Active Subsidiaries

Name:	Apogee Services, Inc.
Jurisdiction of Organization:	Minnesota
Owner:	Harmon, Inc. (100%)

Name:	Apogee Wausau Group, Inc.
Jurisdiction of Organization:	Wisconsin
Owner:	Borrower (100%)

Name:	Harmon Contract Asia Ltd.
Jurisdiction of Organization:	Minnesota
Owner:	Harmon Contract, Inc. (100%)

Name:	Harmon Contract, Inc.
Jurisdiction of Organization:	Minnesota
Owner:	Borrower (100%)

Name:	Harmon, Inc.
Jurisdiction of Organization:	Minnesota
Owner:	Borrower (100%)

Name:	Tru Vue, Inc.
Jurisdiction of Organization:	Illinois
Owner:	Borrower (100%)

Name:	Viracon Asia, Inc.
Jurisdiction of Organization:	Minnesota
Owner:	Borrower (100%)

Name:	Viracon Georgia, Inc.
Jurisdiction of Organization:	Minnesota
Owner:	Viracon, Inc. (100%)

Name:	Viracon, Inc.
Jurisdiction of Organization:	Minnesota
Owner:	Borrower (100%)

Name:	Tubelite Inc.
Jurisdiction of Organization:	Michigan
Owner:	Borrower (100%)

Name:	Viracon Transport, Inc.
Jurisdiction of Organization:	Minnesota
Owner:	Viracon, Inc. (100%)

Name:	Prism Assurance, Ltd.
Jurisdiction of Organization:	Vermont
Owner:	Borrower (100%)

Name:	Viracon do Brasil Participacoes Ltda.
Jurisdiction of Organization:	Brazil
Owner:	Borrower (100%)

Name:	Glassec Vidros de Seguranca Ltda.
Jurisdiction of Organization:	Brazil
Owner:	Viracon do Brasil Participacoes Ltda. (100%)

Inactive Subsidiaries

Name:	Harmon Europe S.A.
Jurisdiction of Organization:	France
Owner:	Harmon Contract, Inc. (100%)

Name:	Viracon/Curvlite, Inc.
Jurisdiction of Organization:	Minnesota
Owner:	Borrower (100%)

Name:	Harmon CFEM Facades (UK) Ltd.
Jurisdiction of Organization:	United Kingdom
Owner:	Harmon Europe S.A. (99.99%)
Borrower (0.01%)

Name:	Harmon CFEM Facades S.A.
Jurisdiction of Organization:	France
Owner:	Harmon Europe S.A. (100%)

Name:	Harmon Sitraco S.A.
Jurisdiction of Organization:	France
Owner:	Harmon Europe S.A. (100%)

Name:	VIS’N Service Corporation
Jurisdiction of Organization:	Minnesota
Owner:	Borrower (99.6%)

Schedule 6.6

Litigation; Labor Controversies

None.

Schedule 6.15

Environmental

None.

Schedule 8.2

Liens

DEBTOR: Apogee Enterprises, Inc.

UCC Filing Details	Secured Party	Collateral
MN-SOS #20011251891 on 8-2-01	Dell Financial Services, L.P.	Leased computer equipment & peripherals

MN-SOS #200614031671 on 10-25-06	First American Commercial Bancorp, Inc.;	Leased equipment;

Partial assignment MN-SOS #20071648586	MB Financial Bank, N.A.	17 specific copiers and 1 fax machine (via partial UCC assignment from FACB to MB Financial Bank filed on 4-24-07)

MN-SOS #200716082392 on 3-27-07	First American Commercial Bancorp, Inc.;	Leased equipment;

Partial assignment MN-SOS #20071741575	MB Financial Bank, N.A.	4 specific copiers (via partial UCC assignment from FACB to MB Financial Bank filed on 7-5-07)

MN-SOS #200718013575 on 8-27-07	Wisconsin Lift Truck	Specific equipment

MN #200718082437 on 9-4-07	First American Commercial Bancorp, Inc.;	Leased equipment;

Partial assignment MN-SOS #20081336741	Bank of the West, Trinity Division	Leased property & equipment (via partial UCC assignment from FACB to Bank of the West filed on 9-30-08)

MN-SOS #200719494747 on 12-31-07	First American Commercial Bancorp, Inc.	Leased equipment

MN-SOS #200719495170 on 12-31-07	First American Commercial Bancorp, Inc.	Leased equipment

MN-SOS #200719496111 on 12-31-07	First American Commercial Bancorp, Inc.	Leased equipment

MN-SOS #200812409629 on 7-7-08	First American Commercial Bancorp, Inc.	Leased equipment

MN-SOS #200914536193 on 1-12-09	First American Commercial Bancorp, Inc.	Leased equipment

MN-SOS #200917795294 on 10-22-09	Cisco Systems Capital Corporation	Leased equipment

MN-SOS #200918502856 on 12-28-09	First American Commercial Bancorp, Inc.	Leased equipment

MN-SOS #201018781514 on 1-19-10	First American Commercial Bancorp, Inc.	Leased equipment

MN-SOS #201019773650 on 4-6-10	JPMorgan Chase Bank, N.A., as Administrative Agent	Pledged Bonds ($12MM Variable Rate Demand Industrial Development Revenue Bonds (Apogee Enterprises, Inc. Project) Series 2010)

MN-SOS #201021048270 on 7-30-10	JPMorgan Chase Bank, N.A., as Administrative Agent	Pledged Bonds ($1MM Industrial Development Revenue Bonds (Apogee Enterprises, Inc. Project) Series 2001)

MN-SOS #201021048282 on 7-30-10	JPMorgan Chase Bank, N.A., as Administrative Agent	Pledged Bonds ($1MM Industrial Development Revenue Bonds (Apogee Enterprises, Inc. Project) Series 2002)

MN-SOS #201021048371 on 7-30-10	JPMorgan Chase Bank, N.A., as Administrative Agent	Pledged Bonds ($1MM Industrial Development Revenue Bonds (Apogee Enterprises, Inc. Project) Series 2001)

MN-SOS #201021048927 on 7-30-10	JPMorgan Chase Bank, N.A., as Administrative Agent	Pledged Bonds ($5.4MM Solid Waste Disposal Revenue Bonds (Apogee Enterprises, Inc. Project) Series 1999)

MN-SOS #201022014201 on 11-2-10	First American Commercial Bancorp, Inc.	Leased equipment

N/A	JPMorgan Chase Bank, N.A.	Up to $945,000 in cash and liquid investments to support credit card program

2

DEBTOR: Apogee Wausau Group, Inc.

UCC Filing Details	Secured Party	Collateral
WI-DFI #040010269927 on 6-22-04 Continued WI-DFI #90003155115 – 3-13-09	Citibank, N.A.	Accounts Receivable purchased from The Stanley Works Co. by Secured Party

WI-DFI #080016560523 on 12-4-08	First American Commercial Bancorp, Inc.	Leased equipment

WI-DFI #100000413109 on 1-12-10	First American Commercial Bancorp, Inc.	Leased equipment

DEBTOR: Harmon, Inc.

UCC Filing Details	Secured Party	Collateral
MN-SOS #200612666329 on 7-10-06	CIT Communications Finance Corporation	Specific leased equipment

MN-SOS #200814129789 on 12-9-08	First American Commercial Bancorp, Inc.	Leased equipment

MN-SOS #200914536092 on 1-12-09	First American Commercial Bancorp, Inc.	Leased equipment

MN-SOS #201018782151 on 1-19-10	First American Commercial Bancorp, Inc.	Leased equipment

MN-SOS #201022014910 on 11-2-10	First American Commercial Bancorp, Inc.	Leased equipment

DEBTOR: Tru Vue, Inc.

UCC Filing Details	Secured Party	Collateral
IL-SOS #9790012 on 5-2-05 Secured party name change Il-SOS #08937554 on 7-11-08 Continuation IL-SOS #09038959 on 4-12-10	Evonik Cyro LLC	Consigned inventory of Framing Market acrylic sheet products

IL-SOS #10895936 on 4-26-06	NMHG Financial Services, Inc.	Leased equipment

IL-SOS #13856958 on 12-4-08	First American Commercial Bancorp, Inc.	Leased equipment

3

IL-SOS #14375686 on 6-12-09	3M	Specific 3M inventory in possession of Debtor

IL-SOS #14874054 on 12-23-09	First American Commercial Bancorp, Inc.	Leased equipment

IL-SOS #14924760 on 1-12-10	First American Commercial Bancorp, Inc.	Leased equipment

DEBTOR: Tubelite Inc.

UCC Filing Details	Secured Party	Collateral
MI-DOS #2007000475-1 on 1-2-07	CIT Communications Finance Corporation	Specific leased equipment

MI-DOS #2008185045-4 on 12-4-08	First American Commercial Bancorp, Inc.	Leased equipment

MI-DOS #2009089332-8 on 6-16-09	Crown Credit Company	Leased equipment

MI-DOS #2010004724-1 on 1-12-10	First American Commercial Bancorp, Inc.	Leased equipment

DEBTOR: Viracon Georgia, Inc.

UCC Filing Details	Secured Party	Collateral
MN-SOS #200611860508 on 5-10-06	Toyota Motor Credit Corporation	Specific leased equipment

MN-SOS #200715330233 on 1-31-07	Toyota Motor Credit Corporation	Specific leased equipment

DEBTOR: Viracon, Inc.

UCC Filing Details	Secured Party	Collateral
MN-SOS #2278654 on 11-29-00 Continuation MN-SOS #20051876647 on 11-15-05	Unisys Corporation	Computer products & equipment

MN-SOS #200613853575 on 10-11-06	Toyota Motor Credit Corporation	Specific leased equipment

MN-SOS #200718174393 on 9-11-07	IKON Financial Svcs	Specific leased equipment

MN-SOS #200812596504 on 7-22-08	Citicorp Leasing, Inc.	Specific equipment

MN-SOS #200814129765 on 12-9-08	First American Commercial Bancorp, Inc.	Leased equipment

4

UCC Filing Details	Secured Party	Collateral
MN-SOS #201018782505 on 1-19-10	First American Commercial Bancorp, Inc.	Leased equipment

MN-SOS #201021454250 on 9-13-10	Toyota Motor Credit Corporation	Specific equipment

DEBTOR: Apogee Services, Inc.

UCC Filing Details	Secured Party	Collateral
MN-SOS #200813865311 on 11-13-08	Wisconsin Lift Truck Corp.	Specific equipment

DEBTOR: Harmon Contract Asia Ltd.

None.

DEBTOR: Harmon Contract, Inc.

None.

DEBTOR: Viracon Asia, Inc.

None.

DEBTOR: Viracon/Curvlite, Inc.

None.

DEBTOR: Vis’n Service Corporation

None.

DEBTOR: Prism Assurance, Ltd.

None.

DEBTOR: Viracon Transport, Inc.

None.

DEBTOR: Glassec Vidros de Seguranca Ltda.

Liens described on Schedule 8.3.

5

Schedule 8.3

Indebtedness

Documentation	Obligor	Type of Credit	Transaction	Balance at 12/7/2010
Loan Agreement Between Development Authority of Bullock County and Apogee Enterprises, Inc., Dated 1-Jun-99	Apogee Enterprises, Inc.	N/A	Industrial Development Revenue Bonds Issued by Bulloch County, Georgia	$5,400,000.00
Loan Agreement Between City of Faribault, Minnesota and Apogee Enterprises, Inc., Dated July 1, 2001	Apogee Enterprises, Inc.	N/A	Industrial Development Revenue Bonds Issued by City of Faribault, Minnesota	$1,000,000.00
Loan Agreement between The Illinois Development Finance Authority and Apogee Enterprises, Inc., Dated August 1, 2001	Apogee Enterprises, Inc.	N/A	Industrial Development Revenue Bonds Issued by Illinois Development Finance Authority	$1,000,000.00
Loan Agreement Between City of Wausau, Wisconsin and Apogee Enterprises, Inc. Dated March 1, 2002	Apogee Enterprises, Inc.	N/A	Industrial Development Revenue Bonds Issued by City of Wausau, Wisconsin	$1,000,000.00
Loan Agreement Between City of St. George, Utah and Apogee Enterprises, Inc. Dated April 6, 2010	Apogee Enterprises, Inc.	N/A	Industrial Development Revenue Bonds Issued by the City of St George, Utah	$12,000,000.00

SUMMARY - LOANS & FINANCING

Bank/Lender	Type/ Description	Maturity	Outstanding Balance Short term	Outstanding Balance Long term	Collateral	Interest rates		Period
BANCO ITAÚ S/A	FINAME - Fixed Asset Acquisition (new autoclave - Ferlex)	1/15/2011	16,136.12		New autoclave	17.90% a.a.	17.900%	Annual
BANCO ITAÚ S/A	FINAME - Fixed Asset Acquisition (Movable bridge - Samm)	6/15/2012	22,235.60	11,097.78	New bridge	TJLP+5%	11.000%	Annual
BANCO DO BRASIL S/A	FINAME BNDES (Industrial Warehouse - Tamglass)	12/17/2012	200,000.00	199,999.90	50% of the balance by A/R	TJLP+3.20%	9.200%	Annual
BANCO DO BRASIL S/A	FINAME - Fixed asset acquisition - Truck 915C Mercedes Benz	8/15/2011	24,932.33	—	New truck	TJLP+2.5%	8.500%	Annual
BANCO MERCEDES BENZ S/A	FINAME - Fixed asset acquisition - Truck 915C Mercedes Benz	1/1/2013	10,142.40	12,410.64	New truck	TJLP+6.156	12.656%	Annual
PESSOA FÍSICA	Loan by ex-quotaholder (Raw Material Warehouse and New Office)	3/1/2020	106,229.13	965,719.35	none	0.71% a.m.	0.710%	Monthly
BANCO DO BRASIL S/A	Cash flow Loan	6/21/2012	850,000.00	425,000.02	100% of the balance in A/R	CDI+3.95% a.a.	13.840%	Annual
RECEITA FEDERAL	IRS financing taxes payment	1/31/2011	48,634.21	—	IRS financing PIS/Cofins/IPI	Selic	13.160%	Annual
BANCO BRADESCO	Cash flow line of credit	6/6/2011	1,500,000 line		Personal by ex-quotaholders	CDI+4.91%a.a.	16.796%	Annual

**	Outstanding balance represents the value of the principal or principal amount of line as of Dec. 21, 2010, in Brazilian currency.

Letters of Credit

Apogee Enterprises, Inc.

Letters of Credit	Expiration	LC #	Notice needed	Total Amounts Committed
LOC-IRB’s
City of Wausau, Wisconsin	7/29/2011	CPCS-845713	90 days	$1,030,137
Illinois Development Finance Authority	7/29/2011	CPCS-845711	90 days	$1,030,137
City of Faribault, Minnesota	7/29/2011	CPCS-845716	90 days	$1,030,137
Development Authority of Bulloch County, Georgia	7/29/2011	CPCS-845714	90 days	$5,562,740
St George Recovery Zone Facility Bond	4/6/2011	CPCS-829244	90 days	$12,328,767

Total (IDB)	*these are not an evergreen but you can amend the expiry date			$20,981,918
	10/18/2017	CPCS-879283	N/A	$2,000,000

Total (Other)				$2,000,000

Schedule 8.8

Transactions with Affiliates

The principal and interest on the loan listed on Schedule 8.3 owing from Glassec Vidros de Seguranca Ltda. (“Glassec”) to Pessoa Fiscica in the principal amount (as of December 21, 2010) of BRL 1,071,950 is payable to the heirs of the founder of Glassec, who include Glassec’s current General Manager and Administrative Manager and certain of their family members.